SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

REGIONS FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

REGIONS FINANCIAL CORPORATION

1900 Fifth Avenue North

Birmingham, Alabama 35203

To our Stockholders:

You are cordially invited to attend the annual meeting of the stockholders of Regions Financial Corporation, to be held at 9:00 A.M., local time, on May 17, 2012, at the Upper Lobby Auditorium of Regions Bank, 1901 Sixth Avenue North, Birmingham, Alabama 35203.

The formal notice of the annual meeting follows on the next page. Accompanying the proxy statement is our Annual Report on Form 10-K for the year ended December 31, 2011.

This year we are using the Securities and Exchange Commission rule that allows us to furnish our proxy materials to stockholders over the internet. This means most of our stockholders will receive only a notice containing instructions on how to access the proxy materials over the internet and vote online. We believe this offers a convenient way for stockholders to review the materials and also substantially reduces our printing and mailing expenses. If you receive this notice but would still like to receive paper copies of the proxy materials, please follow the instructions on the notice or on the website referred to on the notice. We ask you to consider signing up to receive these materials electronically in the future by following the instructions after you vote your shares over the internet. By delivering proxy materials electronically to our stockholders, we reduce the costs of printing and mailing our proxy materials. To enroll for electronic delivery, please visit http://enroll.icsdelivery.com/rf.

We hope you will plan to attend the stockholders’ meeting. Your vote is important and in order that we may be assured of a quorum, we urge you to vote as soon as possible, even if you plan to attend the meeting. The notice and the proxy statement contain instructions on how you can vote your shares over the internet, by telephone, or by mail if you have received a printed copy of the materials and proxy card.

If your shares are held for you by your broker, it is important that you instruct your broker on how you want to vote. Under New York Stock Exchange rules, your broker will not be able to use its discretion to vote your shares for the election of Directors, matters related to executive compensation or the stockholder proposal. Please instruct your broker on how you want to vote by following the instructions on the form sent by your broker.

Thank you for your continued interest in and support of Regions Financial Corporation.

Sincerely,

Earnest W. Deavenport, Jr.

Chairman

O. B. Grayson Hall, Jr.

President and Chief Executive Officer

March 27, 2012

REGIONS FINANCIAL CORPORATION

1900 Fifth Avenue North

Birmingham, Alabama 35203

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held May 17, 2012

Regions Financial Corporation will hold its annual meeting of stockholders at the Upper Lobby Auditorium of Regions Bank, 1901 Sixth Avenue North, Birmingham, Alabama 35203 at 9:00 A.M., local time, on May 17, 2012, to consider and vote upon the following matters:

1.	Election of the 16 nominees for Director named in the attached proxy statement as Directors of Regions, to serve as Directors until the next annual meeting of stockholders or in each case until their successors are duly elected and qualified;

2.	Nonbinding stockholder approval of executive compensation;

3.	Advisory vote on the frequency of “say on pay” votes;

4.	Ratification of the selection of Ernst & Young LLP as Regions’ independent registered public accounting firm for the year 2012;

5.	A stockholder proposal, which the Board of Directors opposes, regarding posting a report, updated semi-annually, of political contributions; and

6.	Such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Regions Board of Directors has fixed the close of business on March 19, 2012, as the record date for the annual meeting. This means that only Regions stockholders of record at such time are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of the annual meeting. A complete list of Regions stockholders of record entitled to vote at the annual meeting will be made available for inspection by any Regions stockholder for ten days prior to the annual meeting at the principal executive offices of Regions and at the time and place of the annual meeting.

The annual meeting will begin promptly at 9:00 A.M., local time, and check-in will begin at 8:00 A.M., local time. Please allow ample time for the check-in process.

Whether or not you plan to attend the annual meeting, please submit your proxy with voting instructions. You may vote over the internet, by phone or by mail if you received a printed proxy card or voter instruction form. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs.

BY ORDER OF THE BOARD OF DIRECTORS

March 27, 2012	Fournier J. Gale, III
Corporate Secretary

REGIONS FINANCIAL CORPORATION

1900 Fifth Avenue North

Birmingham, Alabama 35203

PROXY STATEMENT

FOR 2012 ANNUAL MEETING OF STOCKHOLDERS

Regions Financial Corporation is furnishing this proxy statement to its stockholders in connection with the 2012 annual meeting of stockholders to be held on Thursday, May 17, 2012, at 9:00 A.M., local time, at the Upper Lobby Auditorium of Regions Bank, 1901 Sixth Avenue North, Birmingham, Alabama 35203, and at any adjournment or postponement thereof. In this proxy statement, we refer to the Board of Directors as the “Board” and to Regions Financial Corporation as “we”, “us”, “Regions” or the “Company”. The matters to be considered and acted upon are (1) election of 16 nominees as Directors of Regions; (2) nonbinding stockholder approval of executive compensation; (3) advisory vote on the frequency of “say on pay” votes; (4) ratification of the selection of Ernst & Young LLP as Regions’ independent registered public accounting firm for the year 2012; (5) consideration of a stockholder proposal, which the Board opposes, regarding posting a report, updated semi-annually, of political contributions; and (6) such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Your proxy is solicited on behalf of the Board. You may revoke your proxy at any time before it is voted at the annual meeting. You may submit your proxy by voting by telephone or on the internet by following the instructions provided. If you received a paper proxy card or voting instruction form, you may also vote by signing, dating, and returning the proxy card or voting instruction form in the envelope provided. All properly submitted proxies delivered pursuant to this solicitation will be voted at the meeting and in accordance with instructions, if any.

As permitted by rules adopted by the Securities and Exchange Commission (“SEC”), Regions has elected to provide stockholders with access to our proxy materials over the internet rather than providing them in paper form. Accordingly, beginning on or about March 30, 2012, Regions will send a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials via the internet, rather than a printed copy of the proxy materials, to stockholders. Stockholders may also obtain a copy of these materials in printed form by following the procedures set forth in the Notice of Internet Availability of Proxy Materials.

The date on which this proxy statement and form of proxy are first provided to security holders is March 27, 2012. The date of this proxy statement is March 27, 2012.

Important Notice Regarding Availability of Proxy Materials for the

Stockholder Meeting to be Held on May 17, 2012:

The Notice and Proxy Statement and Annual Report on Form 10-K

are available at www.regions.com or www.proxyvote.com

INFORMATION ABOUT REGIONS

Regions is a financial holding company headquartered in Birmingham, Alabama which operates throughout the South, Midwest and Texas. Regions, through its subsidiaries, provides traditional commercial, retail and mortgage banking services, as well as other financial services in the fields of investment banking, asset management, trust, mutual funds, securities brokerage, insurance and specialty financing. At December 31, 2011, Regions had total consolidated assets of approximately $127.0 billion, total consolidated deposits of approximately $95.6 billion and total consolidated stockholders’ equity of approximately $16.5 billion.

Regions is a Delaware corporation. Regions’ principal executive offices are located at 1900 Fifth Avenue North, Birmingham, Alabama 35203.

VOTING, REVOCABILITY AND SOLICITATION OF PROXIES

Voting Procedures and Revocation

The Board is soliciting proxies so that you can vote before the annual meeting. Even if you currently plan to attend the meeting, we recommend that you vote by proxy before the meeting to ensure that your vote will be counted.

If you are the record holder of your shares, there are three ways you can vote by proxy:

By Internet	You may vote over the internet by going to www.proxyvote.com and entering your 12 digit control number that appears on your proxy card, e-mail notification or notice of internet availability of proxy materials.
By Telephone	You may vote by telephone by calling 1-800-690-6903 and following the recorded instructions. If you vote by telephone, you will also need your control number referred to above.
By Mail	If you request printed copies of the proxy materials be sent to you by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

If your shares are held in nominee or “street name”, you may vote your shares before the meeting by phone or over the internet by following the instructions on the notice of internet availability of proxy materials you received or, if you received a voting instruction form from your brokerage firm, by mail by completing, signing and returning the form you received. You should check your voting instruction form to see if internet or telephone voting is available to you. Although most brokers and nominees offer telephone and internet voting, availability and specific processes will depend on their voting arrangements. If you have internet access, we encourage you to record your vote through the internet.

The deadline for voting by telephone or through the internet is 11:59 P.M., Eastern Time on May 16, 2012. You can revoke your proxy at any time before the vote is taken at the annual meeting by submitting to Regions’ Corporate Secretary written notice of revocation or a properly executed proxy of a later date, or by attending the annual meeting and voting in person. Written notices of revocation and other communications about revoking Regions proxies should be addressed to:

Regions Financial Corporation

1900 Fifth Avenue North

Birmingham, Alabama 35203

Attention: Fournier J. Gale, III, Corporate Secretary

If your shares are held in street name, you should follow the instructions of your broker regarding the revocation of proxies.

For the reasons set forth in more detail later in this proxy statement, the Board recommends you vote:

•	FOR all the director nominees named in this proxy statement (Proposal 1);

•	FOR the nonbinding stockholder approval of executive compensation (Proposal 2);

•	FOR the option of EVERY 1 YEAR as the frequency with which stockholders are provided a future advisory vote regarding executive compensation (Proposal 3);

•	FOR the ratification of Ernst & Young LLP as Regions’ independent registered public accounting firm for the year 2012 (Proposal 4); and

•	AGAINST the stockholder proposal regarding posting a report, updated semi-annually, of political contributions (Proposal 5).

All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with the instructions received. If you requested printed copies of the proxy materials and sign and return your proxy card without giving specific voting instructions, your proxy will be voted following the Board’s recommendations above. The Board is currently unaware of any other matters that may be presented for action at the annual meeting. If other matters properly come before the annual meeting, or at any adjournment or postponement thereof, we intend that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card.

If you own shares of common stock in more than one account—for example, in a joint account with your spouse and in your individual brokerage account—you may have received more than one notice or more than one set of paper proxy materials. To vote all of your shares by proxy, please follow each of the separate proxy voting instructions that you received for your shares of common stock held in each of your different accounts.

Voting of Shares Held in Brokerage Accounts and Broker Non-Votes

If your shares are held in a brokerage account or by another nominee, you are considered the “beneficial owner” of shares held in “street name” and you received either a paper copy of these proxy materials along with a voting instruction form or a notice of internet availability of these proxy materials from your broker or nominee (the “record holder”). As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. The New York Stock Exchange (“NYSE”) has changed its rules to eliminate the ability of brokers that are NYSE member firms to vote on the election of directors, on matters related to executive compensation or on certain other matters without instruction from their clients. Prior to these changes, such brokers had discretionary authority to cast votes regarding these matters. Therefore, it is important for stockholders who hold their shares with brokers to instruct their broker on how to vote their shares, and we urge all stockholders to do so.

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee has not received voting instructions from the beneficial owner and does not have discretionary voting power with respect to that item. As noted above, under NYSE rules, brokers or other nominees may not exercise discretionary voting power on certain matters. Brokers and other nominees who are NYSE members are expected to have discretionary voting power only for Proposal 4 (ratification of the selection of Ernst & Young LLP as independent registered public accounting firm). Brokers and other nominees will not be able to vote your shares regarding Proposal 1 (election of Directors), Proposal 2 (nonbinding stockholder approval of executive compensation), Proposal 3 (advisory vote on the frequency of “say on pay” votes), nor Proposal 5 (stockholder proposal regarding posting a report, updated semi-annually, of political contributions), unless you return your voting instruction form or submit your voting instructions by telephone or over the internet.

Solicitation of Proxies

We will bear the entire cost of soliciting your proxy, including the cost of preparing, assembling, printing, mailing or otherwise distributing the notice and these proxy materials, as well as soliciting your vote. In addition to solicitation of proxies by mail, we will request that banks, brokers and other record holders send proxies and proxy materials or notice of internet availability of proxy materials to the beneficial owners of Regions common stock and secure their voting instructions, if necessary. We will reimburse the record holders for their reasonable expenses in taking those actions. We have also made arrangements with Innisfree M&A Incorporated to assist us in soliciting proxies and have agreed to pay that company $15,000 plus reasonable and customary expenses for these services. If necessary, we may also use several of our regular employees, without additional compensation, to solicit proxies from Regions stockholders, either personally or by telephone, facsimile, e-mail or letter on Regions’ behalf.

This is the first distribution of proxy solicitation materials to stockholders.

If you have any questions or need assistance voting your shares, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders May Call Toll-Free: 1-888-750-5834

Banks and Brokers May Call Collect: 1-212-750-5833

Quorum Requirement

The presence, in person or by properly executed or otherwise documented proxy, of the holders of a majority of the outstanding shares of Regions common stock is necessary to constitute a quorum at the annual meeting. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present. We urge you to vote promptly by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough shares will be present for us to hold the meeting. Holders of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A are not entitled to vote at the annual meeting.

Information about Votes Necessary for Action to be Taken

•

Election of Directors (Proposal 1). Under Regions’ By-laws, each of the 16 nominees for Director will be elected if a majority of the votes cast at the annual meeting at which a quorum is present are voted in favor of the Director. This means that the number of shares voted “for” a nominee must exceed the number of shares voted “against” the nominee. Regions’ Certificate of Incorporation does not authorize cumulative voting in the election of Directors. Under Regions’ Corporate Governance Principles, an incumbent Director nominee who fails to receive a majority of the votes cast with respect to the election of the incumbent Director nominee must submit his or her resignation. The Nominating and Corporate Governance Committee will consider the resignation and any factors they deem relevant in deciding whether to accept the resignation and recommend to the Board the action to be taken. The Director whose resignation is under consideration will abstain from participating in any decision regarding his or her resignation. The Board will take action within 90 days following certification of the stockholder vote unless such action would cause Regions to fail to comply with requirements of the NYSE or of the securities laws in which event Regions will take action as promptly as practicable while continuing to meet such requirements. The Board will promptly disclose its decision and the reasons therefore in a Form 8-K filed with the SEC. If the resignation is not accepted, the Director will continue to serve until the next annual meeting and until the Director’s successor is duly elected and qualified.

•

Nonbinding stockholder approval of executive compensation (Proposal 2). Under our By-Laws, the nonbinding stockholder approval of executive compensation will be approved if the affirmative vote of a majority of the votes cast are voted “FOR” this proposal.

•

Advisory vote on the frequency of “say on pay” votes (Proposal 3). Our stockholders will have four options to choose from when voting on the advisory vote on the frequency of future “say on pay” votes: “EVERY 1 YEAR”; “EVERY 2 YEARS”; “EVERY 3 YEARS”; or “ABSTAIN.” The option that receives the most votes will be recommended to the Board of Directors.

•

Ratification of the selection of Ernst & Young LLP as Regions’ independent registered public accounting firm for the year 2012 (Proposal 4). Under our By-Laws, the ratification of Ernst & Young LLP will be approved if the affirmative vote of a majority of the votes cast are voted “FOR” this proposal.

•

Stockholder proposal regarding posting a report, updated semi-annually, of political contributions (Proposal 5). Under our By-laws, the stockholder proposal will be approved if the affirmative vote of a majority of the votes cast are voted “FOR” this proposal.

Abstentions and broker non-votes will have no effect on the election of Directors or on the remaining matters to be considered at the meeting.

Voting in Person

We recommend that you submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting. You may vote in person at the annual meeting if you are a stockholder of record on the record date. If your shares are held in street name, you will have to obtain a written proxy in your name from the broker, bank or other nominee who holds your shares and bring that written proxy with you to the meeting.

Attending the Meeting

If you are a stockholder of record and will be attending the meeting, please so indicate on your returned proxy card or electronic vote. Only record or beneficial owners of Regions common stock or their proxies may attend the annual meeting in person. Admission to the annual meeting will be on a first-come, first-served basis. When you arrive at the annual meeting, you may be requested to present photo identification, such as a driver license. Beneficial owners must also provide evidence of stock holdings, such as a recent brokerage account statement. Registration will begin one hour prior to the beginning of the meeting. The use of cell phones (including camera phones), pagers, computers, PDAs, cameras, video or recording equipment, or any other electronic device is not permitted in the Auditorium. Additional rules of conduct will be provided at the meeting. Failure to follow these rules can result in your removal from the meeting.

If you are not able to attend the meeting, you will still be able to access a replay of the management presentation given after the business items have be concluded. You can find instructions on how to access the replay of the presentation materials on the Investor Relations section of our website at www.regions.com.

Participants in the Regions 401(k) Plan or Other Plans

If you are a participant in the Regions 401(k) Plan, the electronic voting instructions constitutes the voting instruction form and covers all shares you may vote under the plan. Under the terms of the plan, the trustee votes all shares held by the plan, but each participant may direct the trustee how to vote the shares of Regions common stock allocated to his or her plan account. If you own shares through the Regions 401(k) Plan and do not submit voting instructions, the plan trustee will vote the shares in favor of Proposals 1, 2 and 4, against Proposal 5 and in favor of “Every 1 Year” on Proposal 3. The deadline for returning your 401(k) voting instructions is 11:59 P.M. Eastern Time on May14, 2012.

If you are a participant in the Computershare Investment Plan for Regions Financial Corporation, the proxy card or electronic voting instructions covers all shares allocated to your account under that plan. If you do not return your proxy card, or vote by telephone or over the internet, your shares in that plan will not be voted. If you return your proxy card without indicating your voting instructions, the shares will be voted in favor of Proposals 1, 2 and 4, against Proposal 5 and in favor of “Every 1 Year” on Proposal 3. The deadline for returning your voting instructions for that plan is 11:59 P.M. Eastern Time on May 16, 2012.

Notice and Access

This year we are using the SEC notice and access rule that allows us to furnish our proxy materials over the internet to our stockholders instead of mailing paper copies of those materials to each stockholder. As a result, beginning on or about March 30, 2012, we will send to most stockholders by mail or e-mail a notice containing instructions on how to access our proxy materials over the internet and vote online. This notice is not a proxy card and cannot be used to vote your shares. If you received a notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the notice or on the website referred to on the notice.

Electronic Access to Proxy Materials and Annual Report

Stockholders can elect to view future Regions proxy statements and annual reports through the internet instead of receiving paper copies in the mail and thus can save Regions the cost of producing and mailing these documents. If you already have internet access, there will be no additional charge for you to have electronic access through the internet to our proxy materials and annual report.

If you are a registered stockholder, you can choose to receive future annual reports and proxy statements electronically by following the prompt if you choose to vote through the internet. Stockholders who choose to view future proxy statements and annual reports through the internet will receive an e-mail with instructions containing the internet address of those materials, as well as voting instructions, approximately four weeks before future meetings.

If you enroll to view Regions’ future annual reports and proxy statements electronically and vote your proxy through the internet, your enrollment will remain in effect for all future stockholders’ meetings unless you cancel it. To cancel, registered stockholders should access www.investordelivery.com and follow the instructions to cancel your enrollment. If you hold your Regions stock in nominee name, check the information provided by your nominee for instructions on how to cancel your enrollment.

If at any time you would like to receive a paper copy of the annual report or proxy statement, please write to Investor Relations, Regions Financial Corporation, 1900 Fifth Avenue North, Birmingham, Alabama 35203 or call us at 205-326-5807.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

The SEC has issued rules regarding the delivery of proxy statements and information statements to households. These rules spell out the conditions under which annual reports, information statements, proxy statements, prospectuses and other disclosure documents of a particular company that would otherwise be mailed in separate envelopes to more than one person at a shared address may be mailed as one copy in one envelope addressed to all holders at that address (i.e., “householding”). To conserve resources and reduce expenses, we consolidate materials under these rules when possible. Stockholders who participate in householding will receive separate proxy cards.

Because we are using the SEC’s notice and access rule, we will not household our proxy materials or notices to stockholders of record sharing an address. This means that stockholders of record who share an address will each be mailed a separate notice of the proxy materials. However, certain brokerage firms, banks, or similar entities holding our common stock for their customers may household proxy materials or notices. Stockholders sharing an address whose shares of our common stock are held in street name should contact their broker if they now receive (1) multiple copies of our proxy materials or notices and wish to receive only one copy of these materials per household in the future, or (2) a single copy of our proxy materials or notice and wish to receive separate copies of these materials in the future. If at any time you would like to receive a paper copy of the annual report or proxy statement, please write to Investor Relations, Regions Financial Corporation, 1900 Fifth Avenue North, Birmingham, Alabama 35203 or call us at 205-326-5807.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

As of March 19, 2012, Regions had issued 1,454,482,884 shares of common stock, of which 1,413,450,208 shares were outstanding and 41,032,676 shares were held as treasury stock. Treasury stock cannot be voted. Stockholders are entitled to one vote for each share on all matters to come before the meeting. Only common stockholders of record at the close of business on March 19, 2012 (the “Record Date”), will be entitled to vote at the meeting or any adjournment or postponement thereof. Holders of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A are not entitled to vote at the annual meeting.

Security Ownership of Certain Beneficial Owners

The following table sets forth the beneficial ownership of the common stock by any stockholder known to us, based on public filings made with the SEC, to own 5% or more of the outstanding shares of our common stock.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	No. of Common Shares	% of Class
BlackRock, Inc. (and subsidiaries)(1) 40 East 52nd Street New York, NY 10022	68,299,879	5.43%

FMR LLC(2) Edward C. Johnson 3d Fidelity Management & Research Company 82 Devonshire Street, Boston, MA 02109	74,461,374	5.92%

The Vanguard Group, Inc.(3) Vanguard Fiduciary Trust Company 100 Vanguard Blvd. Malvern, PA 19355	64,703,589	5.13%

(1)	This information has been derived from the Schedule 13G filed on February 9, 2012 by BlackRock, Inc. and subsidiaries, which states that BlackRock, Inc. has sole voting and dispositive power over 68,299,879 shares.

(2)	This information has been derived from the Schedule 13G filed on February 14, 2012 by FMR LLC on behalf of itself, Edward C. Johnson 3d and Fidelity Management & Research Company, which states that FMR LLC and Mr. Johnson, Chairman of FMR LLC, each have sole voting power over 11,401,441 shares and sole dispositive power over 74,461,374 shares. Fidelity Management & Research Company is a wholly-owned subsidiary of FMR LLC and beneficially owns 55,205,399 shares, or approximately 4.385% of the outstanding shares of common stock as of December 31, 2011.

(3)	This information has been derived from the Schedule 13G filed February 10, 2012 by The Vanguard Group, Inc., which states that The Vanguard Group, Inc. has sole dispositive power over 62,963,770 shares and Vanguard Fiduciary Trust Company(“VFTC”) is the beneficial owner of 1,739,819 shares as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of those shares.

Security Ownership of Directors and Management

The following table presents information about beneficial ownership of Regions common stock as of the Record Date by the Directors and certain executive officers of Regions. Unless otherwise indicated, each person has sole voting and investment power over the indicated shares. A person is deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days from the Record Date. The footnotes to the table indicate how many shares each person has the right to acquire within 60 days of the Record Date. The shares of Regions common stock which are issuable to a person listed below upon exercise of the vested portion of the outstanding options are assumed to be outstanding for the purpose of determining the percentage of shares beneficially owned by that person.

Most of the Directors of Regions have elected to defer receipt of some or all of the cash compensation they are due for services on the Board of Directors in the Directors’ Deferred Stock Investment Plan. Each Director’s deferred amounts are credited as notional shares of Regions common stock as of the time of deferral and will be settled in actual shares of common stock at the end of the deferral period. Therefore, the ultimate value of the amounts deferred will be tied to the performance of Regions stock. As of March 19, 2012, the Directors as a group were credited with 541,073 notional shares of common stock, which are not included in the table below. The footnotes to the table indicate how many shares are allocated to each Director in the Plan.

	Amount and Nature of Beneficial Ownership as of March 19, 2012
Name of Beneficial Owner	No. of Shares		% of Class
Current Directors including nominees for Director
Samuel W. Bartholomew, Jr.	99,656	(1)	*
George W. Bryan	140,075	(2)	*
Carolyn H. Byrd	18,012	(3)	*
David J. Cooper, Sr.	138,987	(4)	*
Earnest W. Deavenport, Jr.	149,609	(5)	*
Don DeFosset	55,843	(6)	*
Eric C. Fast	18,012	(7)	*
O. B. Grayson Hall, Jr.	2,032,367	(8)	*
John D. Johns	11,530	(9)	*
Charles D. McCrary	100,914	(10)	*
James R. Malone	121,330	(11)	*
Ruth Ann Marshall	12,963	(12)	*
Susan W. Matlock	55,206	(13)	*
John E. Maupin, Jr.	48,167	(14)	*
John R. Roberts	81,799	(15)	*
Lee J. Styslinger III	63,158	(16)	*

Other named executive officers (See Summary Compensation Table)
David J. Turner, Jr.	332,905	(17)	*
John C. Carson, Jr.	542,768	(18)	*
Fournier J. Gale, III	103,639	(19)	*
C. Matthew Lusco	90,370	(20)	*

Directors and executive officers as a group (33 persons)	9,995,964		*

*	Less than 1%.

(1)	Includes 717 shares held by affiliates of Mr. Bartholomew, 30,460 shares of restricted stock and 46,485 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 19, 2012. Excludes 15,213 notional shares allocated to Mr. Bartholomew under Regions’ Directors’ Deferred Stock Investment Plan. Includes 8,333 shares pledged by a family partnership as collateral for a loan.

(2)	Includes 18,580 shares held by Mr. Bryan’s spouse, 30,460 shares of restricted stock and 28,600 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 19, 2012. Excludes 4,060 notional shares allocated to Mr. Bryan under Regions’ Directors’ Deferred Stock Investment Plan.

(3)	Consists of 18,012 shares of restricted stock. Excludes 6,189 notional shares allocated to Ms. Byrd under Regions’ Directors’ Deferred Stock Investment Plan.

(4)	Includes 30,460 shares of restricted stock and 21,177 shares issuable to Mr. Cooper upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 19, 2012. Excludes 17,463 notional shares allocated to Mr. Cooper under Regions’ Directors’ Deferred Stock Investment Plan.

(5)	Includes 30,460 shares of restricted stock and 50,043 shares issuable to Mr. Deavenport upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 19, 2012. Excludes 120,343 notional shares allocated to Mr. Deavenport under Regions’ Directors’ Deferred Stock Investment Plan.

(6)	Includes 30,460 shares of restricted stock and 21,177 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 19, 2012. Excludes 2,817 shares allocated to Mr. DeFosset under the Amended and Restated Regions Financial Corporation Deferred Compensation Plan for Former Directors of AmSouth Bancorporation and also excludes 11,197 notional shares allocated to Mr. DeFosset under the Regions’ Directors’ Deferred Stock Investment Plan.

(7)	Consists of 18,012 shares of restricted stock. Excludes 30,039 notional shares allocated to Mr. Fast under Regions’ Directors’ Deferred Stock Investment Plan.

(8)	Includes 19,888 shares held for Mr. Hall in the Regions 401(k) Plan, 726,360 shares of restricted stock, 160 shares held for his children and 1,202,951 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 19, 2012. Excludes 468,838 restricted stock units and also excludes 66,845 share equivalents held for Mr. Hall in the Regions Supplemental 401(k) Plan.

(9)	Consists of 384 shares held by Mr. Johns’ spouse, 1,661 shares held in an IRA and 9,485 shares of restricted stock. Excludes 4,241 notional shares allocated to Mr. Johns under Regions’ Directors’ Deferred Stock Investment Plan.

(10)	Includes 30,460 shares of restricted stock and 50,043 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 19, 2012. Excludes 14,669 shares allocated to Mr. McCrary under the Amended and Restated Regions Financial Corporation Deferred Compensation Plan for Former Directors of AmSouth Bancorporation and also excludes 69,984 notional shares allocated to Mr. McCrary under Regions’ Directors’ Deferred Stock Investment Plan.

(11)	Includes 5,382 shares held by Mr. Malone’s spouse, 30,460 shares of restricted stock and 50,043 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 19, 2012. Excludes 63,487 notional shares allocated to Mr. Malone under Regions’ Directors’ Deferred Stock Investment Plan. Includes 27,537 shares pledged as collateral for a loan.

(12)	Consists of 12,963 shares of restricted stock. Excludes 10,867 notional shares allocated to Ms. Marshall under Regions’ Directors’ Deferred Stock Investment Plan.

(13)	Includes 30,460 shares of restricted stock and 14,000 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 19, 2012. Excludes 56,628 notional shares allocated to Ms. Matlock under Regions’ Directors’ Deferred Stock Investment Plan.

(14)	Includes 30,460 shares of restricted stock and 14,000 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 19, 2012. Excludes 33,164 notional shares allocated to Dr. Maupin under Regions’ Directors’ Deferred Stock Investment Plan.

(15)	Includes 30,460 shares of restricted stock and 28,600 shares issuable to Mr. Roberts upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 19, 2012.

(16)	Includes 2,469 shares held by Altec/Styslinger Foundation, 30,460 shares of restricted stock and 14,000 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 19, 2012. Excludes 80,711 notional shares allocated to Mr. Styslinger under Regions’ Directors’ Deferred Stock Investment Plan.

(17)	Includes 1,649 shares held by Mr. Turner’s spouse and 575 shares held for Mr. Turner’s children. Includes 13,887 shares held for Mr. Turner in the Regions 401(k) Plan, 129,875 shares of restricted stock, and 141,222 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 19, 2012. Excludes 82,390 restricted stock units and also excludes 18,725 share equivalents held for Mr. Turner in the Regions Supplemental 401(k) Plan.

(18)	Includes 257,919 shares of restricted stock, and 196,903 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 19, 2012. Excludes 85,108 restricted stock units.

(19)	Includes 38,021 shares of restricted stock, 10,196 shares held in a 401(k) Plan, 7,400 shares held in an IRA and 38,022 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 19, 2012. Excludes 17,803 restricted stock units.

(20)	Consists of 80,370 shares of restricted stock and 10,000 shares held in an IRA. Excludes 18,142 restricted stock units.

No change in control of Regions has occurred since January 1, 2011, meaning that no person or group has acquired the ability to direct or cause the direction of management and policies of Regions through the ownership of voting securities, by contract, or otherwise, and no arrangements are known to Regions which may at a later date result in such a change in control of Regions.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Regions’ executive officers, Directors and persons who own more than 10% of a registered class of Regions equity securities, if any, to file reports of ownership and changes in ownership of Regions’ stock with the SEC. Executive officers, Directors and greater than 10% stockholders are required by SEC regulations to furnish Regions with copies of all Section 16(a) forms they file.

Based solely on a review of the forms filed during or with respect to fiscal year 2011 and written representations from the reporting persons, Regions believes that its officers and Directors filed all required reports on a timely basis, except for one Form 5 each filed on behalf of Hardie B. Kimbrough, Jr., John D. Buchanan, O. B. Grayson Hall, Jr., David B. Edmonds, David J. Turner, Jr., and John B. Owen which were one day late in filing due to an administrative error.

PROPOSAL 1—ELECTION OF DIRECTORS

All Directors are elected on an annual basis. The Board has determined that following the annual meeting of stockholders, the Board will consist of 16 members, to be elected for a term of one year expiring at the next annual meeting of stockholders. The Board unanimously recommends the election of Samuel W. Bartholomew, Jr., George W. Bryan, Carolyn H. Byrd, David J. Cooper, Sr., Earnest W. Deavenport, Jr., Don DeFosset, Eric C. Fast, O. B. Grayson Hall, Jr., John D. Johns, Charles D. McCrary, James R. Malone, Ruth Ann Marshall, Susan W. Matlock, John E. Maupin, Jr., John R. Roberts and Lee J. Styslinger III as Directors, to hold office for a term of one year expiring with the annual meeting of stockholders to be held in 2013, or until their successors are duly elected and qualified. Proxies will be voted FOR the nominees, unless otherwise directed. If any nominee is not available for election, in its discretion the Board may designate a substitute nominee. In that event the proxies will be voted for such substitute nominee. All of the nominees have indicated to us that they will be available to serve as Directors and therefore we do not anticipate that any substitute nominee or nominees will be required. The proxies will not be voted for more than 16 nominees.

In December 2009 the Board elected then Independent Lead Director Earnest W. Deavenport, Jr. to serve as Non-Executive Chairman effective April 1, 2010, to coincide with the previous Chairman’s retirement. Under the terms of Regions’ Corporate Governance Principles, Mr. Deavenport would have retired on the eve of the 2010 annual meeting as he had reached the age of 72. After considering Mr. Deavenport’s dedication to Regions, the significant contributions he has made to the Board and the continuity the Board believed he would provide in his continued service as Non-Executive Chairman and his continuing ability and willingness to serve during these challenging times in the financial services industry, the Board determined that Mr. Deavenport should be allowed to stand for re-election at the 2010 and 2011 annual meetings notwithstanding provisions regarding retirement at age 72 in the Corporate Governance Principles. For these same reasons, the Board again this year has asked Mr. Deavenport to stand for re-election for an additional one-year term.

Important: Brokers holding shares beneficially owned by their clients will not have the ability to cast votes with respect to the election of Directors unless they have received instructions from the beneficial owner of the shares. Therefore, in order for your vote to be counted regarding the election of Directors if your shares are held by a broker, you must provide instructions to your broker. Please instruct your broker how you want to vote by following the instructions contained in the notice or voting instruction form provided by your broker.

Information about Regions Directors and Nominees

The following biographies show the age and principal occupations during the past five years of each of the Directors, the date the Director was first elected to the Board of Regions, or companies merged with Regions, and the directorships they now hold and have held within the last five years with corporations subject to the registration or reporting requirements of the Securities Exchange Act of 1934 or registered under the Investment Company Act of 1940. The Board believes that all the nominees named below are highly qualified and each Director’s specific experiences, qualifications, attributes or skills that led the Board to conclude that he or she should serve as a Director are also described. There are no family relationships among our Directors and executive officers.

DIRECTOR NOMINEES

Samuel W. Bartholomew, Jr.

Mr. Bartholomew, 67, has been a Director since 2001. From July 2005 through 2009, he served as Chairman Emeritus—Tennessee of Adams and Reese LLP law firm. Currently he is Of Counsel at the law firm of Adams and Reese LLP.

Mr. Bartholomew was a founder of the law firm of Stokes Bartholomew, which in 2005 merged with Adams and Reese LLP. Adams and Reese has over 280 lawyers in 13 offices throughout the southern United States and Washington, D.C. Mr. Bartholomew has practiced law since 1977. His practice has covered a variety of areas, including corporate, banking and finance. He is a graduate of the United States Military Academy and a highly decorated veteran. He continues to be active with West Point and military programs. Mr. Bartholomew is a graduate of Vanderbilt School of Law where he taught financial institutions and other business law classes for 10 years and also taught at Vanderbilt’s Owen Graduate School of Management. Mr. Bartholomew served on the board of directors of Third National Bank (now SunTrust) prior to joining the Board of Union Planters Corporation, which merged with Regions in 2004. He is a former director of the Federal National Mortgage Association (Fannie Mae) and the Tennessee Housing Development Agency and was appointed a Federal Land Commissioner by the U.S. District Court. He is active in many civic and state organizations and has been the recipient of many professional awards in the field of law. Mr. Bartholomew’s service on the boards of Fannie Mae and Third National Bank, the Tennessee Housing Development Agency and as a Federal Land Commissioner gives him valuable insight into a number of issues facing the financial services industry today. The depth of his banking knowledge and experience and his legal background make Mr. Bartholomew well qualified to be a member of Regions’ Board.

George W. Bryan

Mr. Bryan, 67, has been a Director since 1986. He is retired from Sara Lee Corporation, Food Division, a food processing and packaging company, where he served as Senior Vice President from 1983 to 2000. Mr. Bryan has been the Chief Executive Officer of Old Waverly Properties, LLC, a real estate firm formerly known as Old Waverly Investments, LLC, since 2001. He also serves as a director of Buckeye Technologies Inc.

Mr. Bryan began his business career at Bryan Foods, a family-owned meat products manufacturing business. He became President of Bryan Foods at age 28. Mr. Bryan was named Chief Executive Officer of Sara Lee Foods after Sara Lee’s acquisition of Bryan Foods. Mr. Bryan has developed residential and commercial real estate in Tennessee and Utah for the past decade. He earned a degree in business administration from Mississippi State University. At Buckeye Technologies Inc., Mr. Bryan serves on the Nominating and Corporate Governance Committee and the Compensation Committee. As President of Bryan Foods, Senior Vice President of Sara Lee Corporation and Chief Executive Officer of Sara Lee Foods, Mr. Bryan was responsible for key managerial, strategic, financial and operational decisions, providing significant experience to draw upon in his capacity as a Director of Regions, and, together with his other experience, make him well qualified to be a member of Regions’ Board.

Carolyn H. Byrd

Ms. Byrd, 63, has been a Director since 2010. She is the Chairman and Chief Executive Officer of GlobalTech Financial, in Atlanta, Georgia, which she founded in 2000. GlobalTech specializes in loan and lease servicing, as well as information technology professional services and consulting. Ms. Byrd serves as a Director of AFC Enterprises, Inc. and the Federal Home Loan Mortgage Corporation (Freddie Mac). She previously served as a Director for Circuit City Stores, Inc., RARE Hospitality International, Inc., RealiStar Financial Corp. and The St. Paul Travelers Companies.

Prior to forming GlobalTech in 2000, Ms. Byrd had a long career with The Coca-Cola Company, where she was ultimately elected Vice President of the company, Chief of Internal Audits and Director of the Corporate Auditing Department. In this position, she provided leadership for the worldwide audits of The Coca-Cola Company. Before joining The Coca-Cola Company, Ms. Byrd was employed with Citibank, N.A. in New York where she served as a Senior Account Officer. Ms. Byrd earned her Bachelor of Science degree from Fisk University and a Masters in Finance and Business Administration from the University of Chicago Graduate School of Business. At AFC Enterprises, Inc., Ms. Byrd serves on the Nominating and Governance Committee and as Chair of the Audit Committee. At Freddie Mac, she serves on the Audit Committee and the Nominating and Corporate Governance Committee. She previously served on the Audit Committee at Circuit City Stores, Inc., RARE Hospitality International, Inc. and The St. Paul Travelers Companies. She serves on Regions’ Risk Committee and Audit Committee and has been determined to be an “audit committee financial expert.” Ms. Byrd has held many positions in which she was responsible for key managerial, strategic, financial and operational decisions, and such positions provide significant experience to draw upon in her capacity as a Director of Regions. Her service on the boards of directors of a variety of large public companies, including Freddie Mac, further augments her experience. All of this makes her well qualified to be a member of Regions’ Board.

David J. Cooper, Sr.

Mr. Cooper, 66, has been a Director since 2005. Mr. Cooper is currently the Vice Chairman and was previously the President of Cooper/T. Smith Corporation, a privately held corporation that is one of the largest stevedoring and maritime-related firms in the United States. He also serves as a director of Alabama Power Company, a subsidiary of The Southern Company.

Mr. Cooper graduated from the University of Alabama School of Commerce and Business Administration and joined his family’s stevedoring company, Cooper/ T. Smith Corporation. Under the direction of Mr. Cooper and his brother, the company has grown and diversified and now operates in 37 ports on the East, West and Gulf Coasts of the United States, and has operations in South America. The company has also diversified its business interests, including warehousing, insurance, terminal operations, tugboats, push boats and barging. Mr. Cooper served on the board of directors of SouthTrust Bank prior to joining the board of AmSouth Bancorporation, which merged with Regions in 2006. Mr. Cooper is active in civic and educational organizations. Mr. Cooper’s service on the board of Alabama Power Company provides him with insight in dealing with another regulated industry. He also brings to our Board extensive knowledge of how to effectively run a large business as evidenced by the diversification and growth of Cooper/T. Smith Corporation under Mr. Cooper’s direction. His experience makes him well qualified to be a member of Regions’ Board.

Earnest W. Deavenport, Jr.

Mr. Deavenport, 73, has been a Director since 1999. He is the retired Chairman of the Board and Chief Executive Officer of Eastman Chemical Company, a manufacturer of plastic, chemical and fiber products, positions he held from 1994 through 2001. Until December 2010, Mr. Deavenport served as a director of Zep, Inc. Until February 2011, Mr. Deavenport served as a director of King Pharmaceuticals, Inc.

Mr. Deavenport has served as a director of multiple public and private companies as well as being the past chairman of three national associations, including the National Association of Manufacturers. His service at Eastman Chemical Company and Eastman Kodak spanned 1960 through 2001 when he retired as Chairman and Chief Executive Officer of Eastman Chemical. Mr. Deavenport has a Bachelor of Science degree in Chemical Engineering from Mississippi State University and earned his Master of Science degree in Management from Massachusetts Institute of Technology. Mr. Deavenport has received many awards and honors throughout his career and served with distinction on many national and educational boards. At King Pharmaceuticals, Inc., Mr. Deavenport served on the Nominating and Corporate Governance Committee, the Compensation Committee and the Risk Committee. At Zep, Inc. he was lead director and served on the Nominating and Corporate Governance Committee and Compensation Committee. He also served as lead director at the privately-owned Milliken and Company. Mr. Deavenport’s experience as Chief Executive Officer and Chairman of the Board of Eastman Chemical Company, as well as his service as director of a number of public and private companies, including service as lead director of Zep, Inc. and at Milliken and Company provides Mr. Deavenport with a wealth of knowledge and understanding of the role of the Board of Directors, positions him well to serve as our Chairman, and makes him well qualified to be a member of Regions’ Board.

Don DeFosset

Mr. DeFosset, 63, has been a Director since 2005. He is the former Chairman, President and Chief Executive Officer of Walter Industries, Inc. (now Walter Energy, Inc.) a diversified public company with businesses in water infrastructure products, metallurgical coal and natural gas, home building and mortgage financing. He served as Chairman from March 2002 to September 2005, and as President and Chief Executive Officer from November 2000 to September 2005. He also serves as a director of Terex Corporation, National Retail Properties and ITT Corporation. From January 2007 until August 2008 he served as Non-Executive Chairman and Board Member of the James Hardie NV Board of Directors. He previously served as a director of EnPro Industries, Inc. for several years and retired from that board in December 2011.

Over his career, Mr. DeFosset held significant leadership positions in major multinational corporations, including Dura Automotive Systems, Inc., Navistar International Corporation and AlliedSignal, Inc. Mr. DeFosset has an Industrial Engineering degree from Purdue University and a Master of Business Administration degree from Harvard University. Mr. DeFosset is active in civic and charitable affairs. He serves on Regions’ Audit Committee and has been determined to be an “audit committee financial expert.” At Terex Corporation, Mr. DeFosset serves on the Audit Committee and Compensation Committee. He also served on the Audit and Risk Management, Compensation and Human Resources, and Nominating and Corporate Governance Committees of EnPro Industries, Inc. At National Retail Properties, he serves on the Compensation Committee and the Governance and Nominating Committee. Having served as Chairman, Chief Executive Officer and President of Walter Industries, Inc., Mr. DeFosset brings extensive management and business experience to our Board as well as a deep understanding of complex issues concerning public companies. Mr. DeFosset is also able to draw upon his knowledge of the mortgage industry acquired during his tenure at Walter Industries, Inc. His service on the Boards of Directors of a variety of large public companies further augments his experience. All of this makes him well qualified to be a member of Regions’ Board.

Eric C. Fast

Mr. Fast, 62, has been a Director since 2010. He has served as the President and Chief Executive Officer for Crane Co., a diversified manufacturer of engineered industrial products, since 2001. Since 1999 he has served as a member of the Board of Directors of Crane Co. Mr. Fast also serves on the Board of Directors of Automatic Data Processing, Inc. and the privately-held National Integrity Life Insurance Company. He previously served as a director of Convergys.

Prior to joining Crane, Mr. Fast worked for Salomon Brothers and later Salomon Smith Barney, where he ultimately was co-head of Global Investment Banking and a member of the firm’s Management Committee. He previously served as Treasurer of MacMillan Inc. and began his career as a commercial lending officer at Bank of New York. He earned a political science degree from the University of North Carolina, Chapel Hill and received a Master of Business Administration in Finance degree from the New York University Graduate School of Business. While a member of the Board at Convergys, he served on the Audit Committee. He currently serves on the Audit Committee of Automatic Data Processing, Inc. and the privately-held National Integrity Life Insurance Company. Mr. Fast brings extensive management and business experience to our Board as well as a deep understanding of complex issues concerning public companies. His service as President and Chief Executive Officer of a large public company further augments his experience. All of this makes him well qualified to be a member of Regions’ Board.

O. B. Grayson Hall, Jr.

Mr. Hall, 54, has been a Director since 2008 and President and Chief Executive Officer of Regions and Regions Bank since April 1, 2010. From October 2009 through March 2010, he served as President and Chief Operating Officer of Regions and Regions Bank. From December 2008 to October 2009, he served as Vice Chairman and Head of the General Bank Group of Regions and Regions Bank. He was previously the Senior Executive Vice President, General Bank Group of Regions and Regions Bank. Mr. Hall also serves as a director of Zep, Inc.

Mr. Hall’s banking career started in 1980 as a participant in the management trainee program at AmSouth, which merged with Regions in 2006. He has served in roles of increasing responsibility including head of the Operations and Technology Group from 1993 to 2004 and manager of all lines of business from 2005 to 2006. Mr. Hall was named head of the General Banking Group in 2006 and in 2008 was elected Vice Chairman and a member of the Boards of Directors of Regions Financial Corporation and Regions Bank. The General Banking Group included all banking offices across Regions’ 16-state footprint. His responsibilities also included oversight of several key divisions of the Company. In October 2009 the Board named him President, and, in December 2009, the Board named him Chief Executive Officer effective April 1, 2010. In addition to a Bachelor’s degree in Economics from The University of the South and a Master’s degree in Business Administration from The University of Alabama, Mr. Hall is a graduate of the Stonier School of Banking. Mr. Hall is active in several civic and leadership organizations. At Zep, Inc., Mr. Hall serves on the Audit Committee and the Nominating and Corporate Governance Committee. Mr. Hall’s knowledge of all areas of the Company, together with his years of experience in banking, make him well qualified to be a member of Regions’ Board.

John D. Johns

Mr. Johns, 59, has been a Director since October 2011. Since 2003, Mr. Johns has served as the Chairman, President and Chief Executive Officer of Protective Life Corporation, a holding company whose subsidiaries provide insurance and other financial services. Mr. Johns also serves as a director of Genuine Parts Company and Alabama Power Company, a subsidiary of The Southern Company. Mr. Johns previously served as a director of Alabama National Bancorporation and John Harland Corporation.

Mr. Johns graduated from the University of Alabama and received his Masters of Business Administration degree and Juris Doctorate degree from Harvard University. Prior to joining Protective in 1993, he was Executive Vice President and General Counsel at Sonat, Inc. from 1988 to 1993 and a founding partner of the Birmingham-based law firm of Maynard, Cooper & Gale from 1984 to 1988. At Genuine Parts Company, Mr. Johns serves on the Compensation Committee and Governance Committee. Mr. Johns’ background and long experience as a senior executive of a large insurance corporation, his extensive exposure to complex financial issues at large public companies, his leadership in other business, economic development, civic, educational, and not-for-profit organizations, and his seasoned business judgment are valuable to the Company’s Board and makes him well qualified to be a member of Regions’ Board.

Charles D. McCrary

Mr. McCrary, 60, has been a Director since 2001. He has served as the President and Chief Executive Officer of Alabama Power Company, a public utility providing electricity to over one million customers, since 2001. He also serves as a director of Alabama Power Company and Protective Life Corporation.

Mr. McCrary holds an engineering degree from Auburn University and a law degree. Since beginning his career with Alabama Power over 30 years ago, he has held various positions of increasing responsibility within Southern Company, the parent company of Alabama Power. Mr. McCrary is active in civic, educational and charitable affairs and currently serves as Chairman of the Economic Development Partnership of Alabama. Mr. McCrary serves on Regions’ Audit Committee and has been determined to be an “audit committee financial expert.” Mr. McCrary serves on the Corporate Governance and Nominating Committee and Finance and Investments Committee at Protective Life Corporation. He also serves on the board of privately-held Mercedes-Benz U.S. International, Inc. As President and Chief Executive Officer of Alabama Power Company and a director of Protective Life Corporation, Mr. McCrary brings a valuable understanding of issues that are unique to a company in a regulated industry. Mr. McCrary’s depth of knowledge and experience running a regulated company as well as his other experience make him well qualified to be a member of Regions’ Board.

James R. Malone

Mr. Malone, 69, has been a Director since 1994. He is the founding and Managing Partner of Qorval LLC, a financial and business restructuring, consulting and advisory firm. Mr. Malone is also founder and partner in Boyne Capital Partners, LLC, a private equity investment firm. During 2008, Mr. Malone served as Chief Executive Officer of AHM Holdings Corp., an aviation maintenance, repair and overhaul company and previously served as Chairman, President and Chief Executive Officer of American Asphalt & Grading, an engineering, development and paving services company. Mr. Malone also serves as a director of Ametek, Inc. and serves as Chair of the Board of Governors of Citizens Property Insurance Corporation, created by the Florida Legislature in 2002 as the state’s property insurer of last resort.

Mr. Malone earned his Bachelor of Science degree from Indiana University and attended Northwestern University’s Kellogg School of Management and its Institute in International Management in Burgenstock, Switzerland. He has served as chief executive officer of five different Fortune 500 companies engaged in varying industries. Citizens Property Insurance Corporation, where he currently serves as Chairman, is the third largest property insurance underwriter in the United States. There he serves as Chairman of the Audit Committee and as Chairman of the Financial and Investment Committee. Mr. Malone is also active in civic organizations. He now serves as Chairman of Regions’ Compensation Committee. He serves on the Audit, Compensation and Corporate Governance Committees at Ametek, Inc. Mr. Malone is an experienced leader whose numerous management positions have provided him with an abundance of skills in handling complex financial issues, all of which makes him well qualified to be a member of Regions’ Board.

Ruth Ann Marshall

Ms. Marshall, 57, has been a director since August 2011. Ms. Marshall is retired from MasterCard where she served as President of The Americas, MasterCard International, Inc. from 2004 to 2006 and as President, MasterCard North America from 2000 to 2004. She also serves as a director of ConAgra Foods, Inc., Global Payments, Inc. and the privately-held Pella Corporation and Trustwave Holdings Inc. Ms. Marshall served as a director of American Standard Inc. from 2003 until 2007.

Ms. Marshall earned her bachelor’s and master’s degrees from Southern Methodist University in Dallas. At MasterCard, she was responsible for building all aspects of MasterCard’s issuance and acceptance business in the United States, Canada, Latin America and the Caribbean. Prior to joining MasterCard International in 1999, Ms. Marshall served as Group Executive President of two electronic payment service companies, MAC Regional Network and Buypass Corporation. Upon acquisition of these companies by Concord EFS, she became Senior Executive Vice President of the combined companies, where she oversaw marketing, account management, customer service and product development. Ms. Marshall started her career at IBM, where, over 18 years, she served in managerial and executive positions. In 2004 and 2005, Ms. Marshall was selected by Forbes.com as one of the World’s 100 Most Powerful Women. Ms. Marshall’s background and broad marketing, account management, customer service and product development experience as well as significant domestic and international experience in growing business at MasterCard and her service as a director for other publicly traded companies all make her well qualified to be a member of Regions’ Board.

Susan W. Matlock

Ms. Matlock, 65, has been a Director since 2002. She is President and Chief Executive Officer of Innovation Depot, Inc., an emerging business incubation center in Birmingham, Alabama. Innovation Depot is a business incubation program that assists in the development of emerging biotechnology/life sciences, information technology and service businesses.

Ms. Matlock served for nine years on the Board of Managers of Ascension Health Ventures, a fund that invests in healthcare innovative businesses, and currently serves on the Board of Directors of Blue Cross/Blue Shield of Alabama. Ms. Matlock serves on the Board of, and is active in, various civic, educational and leadership organizations and was past Chairman of the National Business Incubation Association and founding Chairman of the Alabama Business Incubation Network.

Ms. Matlock began her career as a banker, lending to small businesses and consumers. She has been recognized by the U.S. Small Business Administration as the Financial Services Advocate of the Year for the State of Alabama. Ms. Matlock earned a Masters in Public Administration degree from the University of Alabama at Birmingham and completed an Executive in Residence Program at Harvard Business School. She was named as one of the “Top 25 Most Influential People in the Southeast Technology community” by TechJournal South in late 2007. Ms. Matlock’s expertise in technology and healthcare entrepreneurship and innovation, combined with her other experience, makes her well qualified to be a member of Regions’ Board.

John E. Maupin, Jr.

Dr. Maupin, 65, has been a Director since 2007. He has served as the President of Morehouse School of Medicine since 2006 and previously was the President of Meharry Medical College. Dr. Maupin also serves as a director for LifePoint Hospitals, Inc., VALIC Company I and II, a group retirement mutual fund complex, and HealthSouth Corporation.

Dr. Maupin attended San Jose State College and received his Doctor of Dental Surgery degree from Meharry Medical College in the School of Dentistry, and a Master of Business Administration degree from Loyola College. Dr. Maupin retired from the U.S. Army Reserves Dental Corps in 1997 with over 28 years of service with the rank of lieutenant colonel. Dr. Maupin has more than 30 years of experience in health-care administration, public health and academic medicine. His career includes 15 years serving as a chief executive officer and five years as a chief operating officer. Dr. Maupin is a former director of Pinnacle Financial Partners, Inc., a bank holding company, and Monarch Dental Corporation, a dental care management company. He is past president of the National Dental Association and has participated as a member of numerous state and national healthcare task forces, scientific panels and advisory councils. Dr. Maupin is actively engaged in community service and has received numerous honors and awards. At HealthSouth Corporation, Dr. Maupin serves on the Nominating/Governance Committee and the Compliance and Healthcare Quality Committee. At Life Point Hospitals, Inc., he serves on the Audit and Compliance, Compensation, and Corporate Governance and Nominating Committees. Dr. Maupin’s extensive managerial responsibilities and insight gained from his broad range of experience make him well qualified to be a member of Regions’ Board.

John R. Roberts

Mr. Roberts, 70, has been a Director since 2001. He is the retired Managing Partner, Mid-South Region, of Arthur Andersen LLP, a certified public accounting firm, a position he held from 1993 through 1998. He served as Independent Consultant and Executive Director of Civic Progress, Inc., a nonprofit organization, from 2001 through 2006. Mr. Roberts is currently a director of Energizer Holdings, Inc. and serves on Energizer’s Audit Committee and Nominating and Executive Compensation Committee. He is also currently a director of Centene Corporation where he serves on the Audit Committee.

Mr. Roberts received his Bachelor of Science in Accountancy from the University of Alabama and completed the executive education program of Washington University. He was a member of the Board of Directors of Union Planters Corporation which merged with Regions in 2004. His 35-year career at Arthur Andersen included management responsibilities and service as engagement partner on a number of large public companies, including, among others, ITT Financial Corporation, General Dynamics Corporation and Federal Express Corporation. Mr. Roberts is currently active in several civic and leadership groups. He serves as Chairman of Regions’ Audit Committee and has been determined to be an “audit committee financial expert.” Mr. Roberts’ experience in management and public accounting during his 35 years at Arthur Andersen, as well as his service as a director and Chairman of the Audit Committee on the Boards of Energizer Holdings, Inc. and Centene Corporation, provide him with an abundance of experience in dealing with financial and accounting matters, and make him well qualified to be a member of Regions’ Board.

Lee J. Styslinger III

Mr. Styslinger, 51, has been a Director since 2003 and serves as the Chairman and Chief Executive Officer of Altec, Inc., a leading equipment and service provider for the electric utility, telecommunications and contractor markets. Altec provides products and services in over 100 countries.

Mr. Styslinger received his Bachelor of Arts degree from Northwestern University and earned a Master of Business Administration degree from Harvard University. He actively serves on the boards of many educational, civic and leadership organizations, including Harvard Business School, National Association of Manufacturers and Northwestern University College of Arts and Sciences. Mr. Styslinger serves on Regions’ Audit Committee and has been determined to be an “audit committee financial expert.” As Chairman and Chief Executive Officer of Altec, Inc., Mr. Styslinger brings a wealth of management and business experience running a large company in today’s global market. All of this makes him well qualified to be a member of Regions’ Board.

The Board of Directors

Board Structure and Committee Composition

The full Board met 15 times during 2011. As of the date of this proxy statement, our Board has 16 Directors and the following standing committees to assist it in carrying out its work: Audit, Compensation, Nominating and Corporate Governance, and Risk. Each of these committees has its own charter. Regions’ Corporate Governance Principles, Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers and the charters for each of Regions’ standing Board committees are available on Regions’ website at www.regions.com in the Corporate Governance section of Investor Relations.

Board Leadership Structure

In accordance with NYSE listing standards and Regions’ Categorical Standards of Director Independence, a majority of our directors are required to be independent from management. The Board is presently composed of 16 Directors, 14 of whom are independent. All Board committees are chaired by independent Directors. Additionally, all of the members of the Nominating and Corporate Governance Committee, the Compensation Committee and the Audit Committee are independent. Our President and Chief Executive Officer and our Chairman benefit from the extensive leadership experience of the Board. In addition to extensive leadership experience managing large organizations, both public and private, many of our Directors have experience in areas such as information technology, business risk assessment and quantitative modeling.

In December 2009, the Board elected then President and Chief Operating Officer O. B. Grayson Hall, Jr. as President and Chief Executive Officer and Earnest W. Deavenport, then Independent Lead Director of Regions, as Non-Executive Chairman of the Board, both to be effective April 1, 2010 to coincide with the retirement of the prior Chairman and Chief Executive Officer. The Board believed this was the appropriate leadership structure for Regions given the transition in executive management and the continuing challenges faced by financial services companies. Regions’ President and Chief Executive Officer is responsible for the day-to-day management of Regions while the Independent Chairman of the Board presides over meetings of the Board and acts as liaison between the non-employee Directors and the President and Chief Executive Officer. The Board continues to believe that this is the appropriate leadership structure for Regions.

Under the terms of Regions’ Corporate Governance Principles, Mr. Deavenport would have retired on the eve of the 2010 annual meeting as he had reached the age of 72. After considering Mr. Deavenport’s dedication to Regions, the significant contributions he has made to the Board, the continuity the Board believed he would provide in his continued service as Non-Executive Chairman and his continuing ability and willingness to serve during these challenging times in the financial services industry, the Board determined that Mr. Deavenport should be asked to stand for re-election at the 2010 and 2011 annual meetings notwithstanding provisions regarding retirement at age 72 in the Corporate Governance Principles. For these same reasons, the Board again this year has asked Mr. Deavenport to stand for re-election for an additional one-year term. The Board plans to periodically consider its leadership structure in conjunction with its Nominating and Corporate Governance Committee.

Board’s Role in the Risk Management Process

The Board oversees the management of risk through the Risk Committee, with guidance from the Audit Committee on major financial risks, while the Compensation Committee oversees risk as it relates to compensation matters. The Board formally establishes the Risk Appetite Statement.

The Risk Committee oversees Regions’ general risk management with a focus on Regions’ major risks, including emerging risks. The Risk Committee consists of a minimum of three outside members of the Board. Members of the Risk Committee are appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee and serve at the Board’s discretion. The categories of risk overseen by the

Risk Committee include legal risk, reputation risk, liquidity risk, credit risk, market risk, regulatory risk, compliance risk and operational risk. In addition, the Risk Committee has primary responsibility for overseeing enterprise risk management. The Risk Committee is required to meet at least quarterly or more frequently if it deems necessary. The Risk Committee receives information from Regions’ Risk Management Group and others and recommends the actions or steps to be taken as it deems appropriate. The Risk Committee reports to the Board with respect to any notable risk management issues and coordinates with other Board and management level committees as necessary. In addition, the Risk Committee, along with the Chief Risk Officer, oversees the Risk Management Group’s responsibilities, budget and staffing. In carrying out its duties, the Risk Committee is authorized to select, retain, terminate and approve fees and other retention terms of independent legal, accounting or other advisors as it deems appropriate, without seeking approval of management or the Board.

The Audit Committee also reviews the guidelines and policies by which risk management and risk assessment are undertaken with respect to Regions’ major financial exposures. The Audit Committee discusses these major financial exposures, as well as steps taken to monitor and control such exposures, with Regions’ management. With respect to risk related to compensation matters, the Compensation Committee considers, in establishing and reviewing the Company’s employee and executive compensation programs, whether these programs encourage unnecessary or excessive risk taking that could threaten the value of or have a material adverse effect on Regions and has concluded that they do not. Like the Risk Committee, the Compensation Committee also receives information from Regions’ Risk Management Group and, in particular, Regions’ senior risk officers. Furthermore, in accordance with the Board’s Expenditure Policy, officers, directors, and employees of the Company are precluded from spending corporate funds in a manner that is excessive, extravagant, or otherwise increases a risk of significant damage to the Company’s reputation with its customers, stockholders, and investors, or in the communities in which the Company conducts business.

Board Committees

Regions’ four standing Board committees meet regularly and additionally as needed. Information about each committee follows.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which held eight meetings during 2011, consists of Earnest W. Deavenport, Jr., Chair, David J. Cooper, Sr., Ruth Ann Marshall, John E. Maupin, Jr. and Charles D. McCrary.

The role of the Committee is to identify qualified individuals to become Directors and propose nominees for the Board including the current nominees for election at the annual meeting. The Committee also is responsible for overseeing, reviewing, revising and maintaining the corporate governance policies and procedures of Regions, making recommendations to the Board regarding the size, structure and composition of the Board and for coordinating and overseeing the annual self-evaluation process of the Board and each standing committee. The members of the Committee are independent in accordance with the applicable director independence requirements of the NYSE listing standards.

Risk Committee

The Risk Committee, which held eight meetings during 2011, consists of George W. Bryan, Chair, Samuel W. Bartholomew, Jr., Carolyn H. Byrd, John D. Johns, Eric C. Fast, Susan W. Matlock and John E. Maupin, Jr.

The role of the Committee is to assist the Board in overseeing, and receiving information regarding, Regions’ policies, procedures and practices relating to the various types of risks to which Regions is exposed. For more information, see “Board’s Role in the Risk Management Process” above.

Compensation Committee

The Compensation Committee, which held eight meetings during 2011, consists of James R. Malone, Chair, David J. Cooper, Sr., Don DeFosset, Eric C. Fast, John D. Johns, Susan W. Matlock and Lee J. Styslinger III. The members of the Committee are independent in accordance with the applicable director independence requirements of the NYSE listing standards.

For a description of the organization and operation of the Compensation Committee, see the “Compensation Discussion and Analysis” section of this proxy statement.

Audit Committee

The Audit Committee, which held nine meetings in 2011, consists of John R. Roberts, Chair, Carolyn H. Byrd, Don DeFosset, Ruth Ann Marshall, Charles D. McCrary and Lee J. Styslinger III. Committee members satisfy the applicable independence requirements of the NYSE listing standards, rules of the SEC and Regions’ Audit Committee Charter.

The principal duties of the Committee include engaging and monitoring the performance of Regions’ independent registered public accounting firm, reviewing with Regions’ independent public accounting firm the planning and results of the auditing engagement, reviewing the activities and recommendations of Regions’ internal auditors, reviewing the adequacy of internal accounting and financial reporting controls, reviewing Regions’ audited and unaudited financial reports and related public disclosures, and monitoring Regions’ compliance with legal and regulatory requirements. Members of the Audit Committee are not professionally engaged in the practice of auditing or accounting.

Audit Committee Financial Experts

The Board believes that all of the members of the Audit Committee have accounting or related financial management expertise under the rules of the NYSE and that the following members qualify as audit committee financial experts within the meaning of the rules of the SEC: Ms. Byrd and Messrs. DeFosset, McCrary, Roberts and Styslinger. In addition, all Audit Committee members are financially literate, as required by NYSE listing standards, and all members meet the additional criteria for independence of audit committee members as set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended.

Accounting or Audit-Related Complaints

The Audit Committee has established procedures for the receipt, retention and evaluation of complaints and submissions concerning accounting and audit-related matters, the features of which include insulation from management, safeguards for protecting anonymity and confidentiality of associate submissions, alternative methods for submissions, dedication of resources for investigations and the recording and preservation of findings. The procedures are administered by the Audit Committee and a limited number of individuals in Regions’ corporate security, risk, legal and internal audit areas. Regions has effectively notified its associates that the procedures are in place and how to direct a complaint or submission. Any interested party may communicate concerns regarding accounting, internal accounting controls or auditing matters directly to the attention of the Audit Committee as follows:

Regions Financial Corporation

Attention: Audit Committee Chairman

c/o Office of the Corporate Secretary

1900 Fifth Avenue North

Birmingham, Alabama 35203

Director Nomination Process, Board Membership Criteria and Board Diversity

The Nominating and Corporate Governance Committee is charged with identifying and reviewing individuals believed to be qualified to become board members for recommendation to the Board. The Committee will consider and assess candidates consistent with criteria established by the Board and set forth in Regions’ Corporate Governance Principles. The Committee will consider all pertinent issues and factors bearing on the qualifications of candidates in light of such criteria. The Nominating and Corporate Governance Committee may from time to time use its authority under its charter to retain a professional search firm to identify candidates. During 2011, the Committee engaged a professional search firm to assist in compiling information concerning potential Director nominees.

Regions’ Corporate Governance Principles affirm that the Board seeks members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated and be selected based upon contributions they can make to the Board and management, regardless of gender or race. There is no formal process for implementing this policy. However, the Board performs an annual self-evaluation and board diversity is part of the evaluation about which each Director is asked to make an assessment. In addition to the items specified in the Corporate Governance Principles, the Nominating and Corporate Governance Committee also considers the technical and professional skills that these leaders possessed while achieving their leadership roles. Such skills may include, but are not limited to, financial, information technology, risk assessment, quantitative modeling, marketing, real estate, regulatory, international, human resources and legal.

Regions’ By-laws provide that a stockholder may nominate a candidate for Director and establish the procedures and requirements for such a nomination. In general, a stockholder must submit to Regions’ Corporate Secretary a notice of the nomination not less than 120 days prior to the anniversary of the date of the previous year’s proxy statement. The notice must be accompanied by all information relating to each nominee that is required to be disclosed in solicitations of proxies for election of Directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected.

It is the current policy and practice of the Committee to evaluate any qualified candidate for Director under the applicable criteria without regard to the source of the recommendation of the candidate. A stockholder who desires to recommend a candidate for Director should follow the procedure set forth in Regions’ By-laws as described above.

All of the nominees for Directors being voted upon at the annual meeting are Directors standing for re-election except Mr. Johns and Ms. Marshall who were elected by the Board of Directors subsequent to the 2011 annual meeting of stockholders. Mr. Johns was recommended as a Board member by non-management members of the Board. Ms. Marshall was identified as a candidate by a professional search firm engaged by the Committee.

Director Election by Majority Vote

Under Regions’ By-laws, each of the 16 nominees for Director will be elected if a majority of the votes cast at the annual meeting at which a quorum is present are voted in favor of the Director. This means that the number of shares voted “for” a nominee must exceed the number of shares voted “against” the nominee. Shares voting “Abstain” and broker non-votes will have no effect on the election. Under Regions’ Corporate Governance Principles, an incumbent Director nominee who fails to receive a majority of the votes cast with respect to the election of the incumbent Director nominee must submit his or her resignation. The Nominating and Corporate Governance Committee will consider the resignation and any factors they deem relevant in deciding whether to accept the resignation, and recommend to the Board the action to be taken. The Director whose resignation is under consideration will abstain from participating in any decision regarding his or her resignation. The Board will take action within 90 days following certification of the stockholder vote unless such action would cause Regions to fail to comply with requirements of the NYSE or of the securities laws in which event Regions will take action as promptly as practicable while continuing to meet such requirements. The Board will promptly disclose its decision and the reasons therefore in a Form 8-K filed with the SEC. If the resignation is not accepted, the Director will continue to serve until the next annual meeting and until the Director’s successor is duly elected and qualified.

Director Attendance

In 2011, all incumbent Directors attended at least 75% of the aggregate of the meetings held by the Board and by Committees of which they were members. In addition, in 2011, Mr. Deavenport attended a majority of the meetings of the Board committees of which he was not a member.

Director Attendance at the Annual Meeting

It is Regions’ policy that Directors attend the annual meeting of stockholders. All Directors attended Regions’ 2011 annual meeting.

Meetings of Independent Directors

All Directors and then the independent Directors meet in executive sessions at each regular meeting of the Board, and are offered the opportunity to meet in executive sessions at regularly scheduled update conference call meetings held by the Board. These executive sessions provide the opportunity for discussion of compensation, succession planning and other sensitive topics. Typically, the Board will meet in full executive session, followed by an executive session of independent Directors. Regions’ independent Directors met seven times in 2011 in executive session without any management Directors present. The non-management Directors met in executive session 13 times in 2011. As the Non-Executive Chairman of the Board, Mr. Deavenport presided over these executive sessions.

Director Independence

The Board has established categorical standards of director independence to assist it in making the determination whether a Director is independent and in assessing the materiality of the Director’s relationship with Regions. These standards will be periodically reviewed and may be amended from time to time. The current categorical standards are set forth in Appendix A to this proxy statement.

The Board has reviewed the relationships between Directors and Regions in light of the applicable independence standards of the NYSE and the categorical standards. The purpose of the review was to determine whether any Director, either directly or indirectly, has a material relationship with Regions that would preclude the Director from being independent. As a result of the review, the Board has affirmatively determined that each Director is an independent Director, other than O. B. Grayson Hall, Jr., President and Chief Executive Officer, and Samuel W. Bartholomew, Jr., who is Of Counsel at the law firm of Adams and Reese LLP, which Regions engages for the performance of legal services and proposes to engage in the future. Although Mr. Bartholomew retired as a partner effective December 31, 2009, and since then has held no equity interest in the firm, he remains in active practice at the firm and is a “current employee” of the firm and Regions has made payments to the firm for services which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the firm’s gross revenues.

The following-named Directors have been determined by the Board to be independent:

George W. Bryan	Charles D. McCrary
Carolyn H. Byrd	James R. Malone
David J. Cooper, Sr.	Ruth Ann Marshall
Earnest W. Deavenport, Jr.	Susan W. Matlock
Don DeFosset	John E. Maupin, Jr.
Eric C. Fast	John R. Roberts
John D. Johns	Lee J. Styslinger III

In the process and at the time of evaluating the independence of Directors, the Board considered all relevant transactions, relationships and arrangements. Specifically, the Board considered transactions and relationships of the following categories or types:

•

All of the Directors except Ms. Byrd and Mr. Fast, either individually or through an affiliated entity, having a customer relationship with Regions, such as a deposit, brokerage, trust or other financial services relationships in the ordinary course of Regions’ banking and/or brokerage business, on terms and conditions not more favorable than those afforded by Regions or its subsidiaries to other similarly situated customers.

•

Directors Bryan, Cooper, Deavenport, Johns, McCrary, Malone, Matlock, Roberts and Styslinger, either individually or through an affiliated entity, having bank loans from Regions or its subsidiaries on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans by Regions or its subsidiaries to unrelated persons, and involving no more than the normal risk of collectibility and no other unfavorable features.

•

Directors Bryan, Byrd, Cooper, Deavenport, DeFosset, Johns, McCrary, Malone, Matlock, Maupin and Styslinger serving solely as a member of the Board of Directors of a charitable organization to which Regions or its subsidiaries made charitable contributions of less than the greater of $1,000,000 or 2% of such organization’s consolidated gross revenues in any of 2009, 2010 or 2011.

•

Ms. Byrd serving as an outside Director of Freddie Mac. The revenue Regions or its subsidiaries receives from servicing loans for Freddie Mac is not a material portion of Regions total revenues. Additionally, Regions or its subsidiaries are not dependent solely on Freddie Mac as a purchaser of loans.

•

Mr. Cooper’s nephew serving on Regions Bank’s local advisory board in Mobile, Alabama, and a son-in-law being a non-executive employee of Morgan Keegan & Company, Inc. On January 11, 2012, Regions announced that it had entered into a stock purchase agreement to sell Morgan Keegan & Company, Inc. and related affiliates, to Raymond James International, Inc. That transaction is expected to close in early April, 2012.

•	Mr. Deavenport’s son being a non-executive employee of Regions Bank in the capacity of community banker.

•	Mr. McCrary’s son being, during a portion of 2011, but not currently, a non-executive employee of Regions Bank in the Financial Segment Support unit.

•

Dr. Maupin serving as Chairman of the Board of Directors of Regions Community Development Corporation, a non-profit corporation sponsored by Regions dedicated to providing technical assistance for affordable housing, small business and community development initiatives.

•

Mr. Johns serving as Chairman, President and Chief Executive Officer of Protective Life Corporation, a publicly traded life insurance company located in Birmingham, Alabama. The Nominating and Corporate Governance Committee and the Board of Directors have determined that the relationships between Regions and Protective Life Corporation would not impair Mr. Johns’ independence given that the transactions are deemed not material to Protective in light of its annual income or gross revenues, being only 0.11% in 2011, and well below 2% of Protective’s consolidated gross revenues, the transactions are deemed not material to Regions in light of its annual income or gross revenues, the transactions were conducted at arms’ length in the ordinary course of business of each party to the transactions, the relationship is deemed not material to Mr. Johns as Chairman, President and Chief Executive Officer of Protective, Mr. Johns is deemed not to have a personal stake in the transactions, Mr. Johns was not involved in the negotiations or discussions leading to the transactions, and the transactions are typical of transactions that Protective conducts with other financial institutions.

In each case the Board concluded, in light of the applicable independence standards of the NYSE and the categorical standards, that the transaction or relationship does not rise to the level such that it could reasonably be deemed to impair the Director’s exercise of independent judgment and autonomy in carrying out the duties and responsibilities of a Director.

Relationship of Compensation Policies and Practices to Risk Management

Regions has long adhered to compensation policies and practices that are designed to support a strong risk management culture. Our compensation policies and practices for all associates are not reasonably likely to have a material adverse effect on the Company.

As we describe in our Compensation Discussion and Analysis, the process of limiting risk starts with the Board in setting the risk appetite for the Company and establishing policies and implementing appropriate limits. Strategic business plans are developed for each line of business and division of the Company, and these plans recognize and account for the risk tolerances supported by the Board. Compensation policies and plans are then designed and periodically reviewed and revised to ensure that they continue to support the strategic direction for the Company.

Consistent with effective risk management principles, base salaries of associates are competitive and represent a significant portion of the compensation of all associates and, therefore, do not encourage excessive risk taking in order to increase compensation levels. Variable compensation payments are made to many, if not most, associates within the Company, and provide an important tool to motivate associates to excel at executing our business plans. However, variable incentive policies and plans by design are aimed at aligning long-term associate and stockholder interests and overall represent a small percentage of total revenue.

The Compensation Committee reviews Regions’ compensation practices in compliance with the regulations applicable to companies participating in the Capital Purchase Program of the United States Treasury’s Troubled Asset Relief Program (“TARP”). The Compensation Committee meets with Regions’ senior risk officers at least once every six months to review incentive compensation arrangements for senior executive officers and each employee compensation plan in order to identify any features that might encourage unnecessary and excessive risk-taking or manipulation of earnings. The Compensation Committee has concluded that the risk management principles put in place, along with other measures, provided adequate safeguards to prevent and discourage unnecessary and excessive risk-taking that could threaten the value of Regions. This review is more fully described immediately following the Compensation Discussion and Analysis.

Nonetheless, our Compensation Committee continues to monitor the effect changes in the economic environment have on our existing risk management practices and determined that it was prudent to strengthen the link between risk management and the management of our compensation plans. In that effort, we have recently introduced modifications to our policies and programs that further support effective risk management. In addition to other controls, the Compensation Committee has recently introduced changes to all our compensation programs to strengthen clawback provisions, to provide flexibility for deferrals of incentive payments over time to more closely match compensation to the risk profile of the business generating the incentive, and to introduce additional discretionary judgment so that not only individual performance, but relevant line of business and Company-wide performance are also considered in the incentive determination process.

Compensation Consultant Disclosure

During 2011, the Compensation Committee of the Board retained both McLagan (an Aon Company) and Frederic W. Cook & Co., Inc, to provide advice and information regarding the design and implementation of our executive compensation programs. Both companies are nationally recognized compensation consulting firms. The independent consultant works exclusively for the Compensation Committee and the duties and services provided by the consultant are more fully described in the Compensation Discussion and Analysis section of this proxy statement.

It is the Committee’s view that its compensation consultant and any other advisors should be able to render candid and direct advice independent of management’s influence, and numerous steps have been taken to satisfy this objective. First, in evaluating firms to provide consulting services to the Committee, other services provided by the firm to the Company are considered. In addition, while members of management may assist the Committee in the search for consultants, the Committee members manage the interview and search process and ultimately make the sole decision to hire or engage a consultant.

The consultant meets separately with Committee members outside of the presence of management at each meeting and will also speak with the Chairman and other members of the Committee between meetings if necessary or desired. The interactions of the consultant with members of management are primarily on behalf of the Committee or in connection with the preparation of meeting materials and proposals that will be presented to the Committee for discussion and approval. With respect to preparation for Committee meetings, the consultant works with members of senior management from human resources and compensation and benefits to the extent necessary to carry out the consulting responsibilities for the Committee. Other services performed for the Company must be pre-approved by the Committee Chairman.

Finally, the consultant also prepares for the Committee Chairman an independence letter for the year and reviews the nature and amount of work performed for the Committee during the year, the nature of any non-executive compensation services performed for the Company and the amount of fees for those services in relation to the total fees received.

In 2011, Frederic W. Cook & Co, Inc. provided services exclusively to the Committee. In addition to the executive compensation advisory services McLagan provided to the Committee, the Company also purchased from McLagan financial services industry competitive compensation survey data for positions that are not part of the Committee’s direct oversight. The fees related to these non-Compensation Committee services were less than $120,000 for the year.

The Chairman of the Committee has evaluated this information and concluded that the Compensation Consultants met the criteria as independent advisors for 2011.

Review, Approval or Ratification of Transactions with Related Persons

The Board has adopted a written policy called the “Related Person Transactions Policy”. This policy provides a mechanism for the identification, evaluation, and approval or disapproval of significant transactions involving Regions and persons related to Regions as described below.

For purposes of the policy, a related person transaction is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Regions was, is or will be a participant and the amount involved exceeds $120,000 in any fiscal year, and in which any related person had, has or will have a direct or indirect material interest. The category of related persons consists generally of Regions’ Directors, Director nominees and executive officers, any person or entity who is known to be the beneficial owner of more than 5% of any class of Regions’ voting securities, and immediate family members of any of the foregoing persons, and “associated entities” of the foregoing persons. For the purpose of evaluating under the policy whether a related person has an indirect material interest in a transaction, an “associated entity” of a related person means a firm, corporation, or other organization in which the related person holds an executive officer or other executive managerial position, in which the related person owns a 10% or greater equity interest or that engages in a transaction or series of transactions with Regions and the related person receives a measurable financial benefit resulting from the transaction(s). Certain types of transactions are excluded from the category of related persons transactions and are not subject to the policy even if the amount exceeds $120,000. For example, a related person transaction does not include any transaction that involves services of a public utility at rates or charges fixed in conformity with law or governmental authority.

Each Director and executive officer is required to provide the General Counsel, and periodically update, the identification of his or her immediate family members, the affiliated entities of his or her immediate family members, and additional information elicited for administration of the policy. The General Counsel maintains a master list of related persons and affiliated entities, and distributes it to the heads of various units within Regions and to the areas of accounts payable and accounts receivable, who will use the information to identify potential related person transactions and to effectuate the policy.

Any related person transaction is subject to either advance notification procedures (if identified in advance) or ratification procedures. In either case, the related person must provide to the General Counsel notice of the facts and circumstances of the transaction, including: (1) the related person’s relationship to Regions and the person’s interest in the transaction; (2) the significant facts of the potential transaction, including the proposed aggregate value of the transaction without regard to the amount of any profit or loss; (3) the purpose of, and the benefits to Regions of the potential transaction; (4) if applicable, the availability of other sources of comparable products or services; (5) an assessment of whether the potential transaction is on terms that are no less favorable to Regions or are comparable to the terms available to an unrelated third party or to associates generally; and (6) an assessment of whether the potential related person transaction is consistent with the Code of Business Conduct and Ethics. The General Counsel will assess whether the transaction is subject to the policy. If it is determined that the transaction is a related person transaction, it will be submitted to the Nominating and Corporate Governance Committee for consideration at the next Committee meeting or, if it is not practicable to wait until the next Committee meeting, to the Committee’s Chairman for prompt consideration.

The Committee, or the Chairman, will consider the relevant facts and circumstances of the related party transaction, including but not limited to: (1) the benefits to Regions; (2) the impact on a Director’s independence in the event the related person is a Director, an immediate family member of a Director or an entity in which a Director is a partner, stockholder or executive officer; (3) the availability of other sources for comparable products or services; (4) the terms of the transaction; (5) the terms available to unrelated third parties or to associates generally; and (6) whether the potential related person transaction is consistent with the Code of Business Conduct and Ethics. Any Director or executive officer who is or whose family members or affiliated entities are the subject of the related person transaction is not permitted to participate in the review, consideration or approval of the related person transaction.

The Committee, or the Chairman, is authorized to approve or ratify those related person transactions that are in, or are not inconsistent with, the best interests of Regions and its stockholders, and that are consistent with the Code of Business Conduct and Ethics, as the Committee or the Chairman determines in good faith. Other related person transactions should be disapproved by the Committee, or the Chairman, and should not be entered into or continued by Regions. The Committee or Chairman will report the decision to the General Counsel, who will report the decision to the appropriate Regions personnel.

The policy also grants the Committee the authority to address situations in which a related person transaction subject to the policy is initiated and is disapproved.

The Committee will annually review and consider any previously approved or ratified related person transaction that remains ongoing.

Communications between Stockholders and Other Interested Parties and the Board

The Board has adopted Corporate Governance Principles that address key governance matters of importance, such as Director qualifications and responsibilities, Board committees, Board operations and Director compensation. The Corporate Governance Principles include a mechanism for stockholders and other interested parties to communicate with the Directors. In particular, any interested party who desires to communicate with nonmanagement Directors of Regions may do so by following the instructions provided on the Regions’ website (www.regions.com) in the Corporate Governance Section of Investor Relations.

Code of Ethics for Senior Financial Officers

The Board has adopted a Code of Ethics for Senior Financial Officers that applies to Regions’ chief executive officer, chief financial officer, principal accounting officer and controller. It may be found on Regions’ website (www.regions.com) in the Corporate Governance section of Investor Relations. Regions intends to disclose any amendments or waivers with respect to its Code of Ethics for Senior Financial Officers on its website.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that applies to all of the Company’s Directors, associates and others including our chief executive officer, chief financial officer, principal accounting officer and controller. It may be found on Regions’ website (www.regions.com) in the Corporate Governance section of Investor Relations.

Compensation Committee Interlocks and Insider Participation

Directors who served on Regions’ Compensation Committee at any time during 2011 were:

James R. Malone, Chairman

David J. Cooper, Sr.

Don DeFosset

Eric C. Fast

John D. Johns

Susan W. Matlock

Lee J. Styslinger III

During 2011, there were no relationships that would create a Compensation Committee interlock as defined under applicable SEC regulations.

Other Transactions

Directors and officers of Regions and beneficial owners of more than 5% of Regions common stock and their associates were customers of, and had transactions with, Regions and our subsidiaries in the ordinary course of business during 2011 and additional transactions may be expected to take place in the ordinary course of business. Included in such transactions are outstanding loans and commitments from Regions Bank, all of which were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender, and did not involve more than the normal risk of collectibility or present other unfavorable features.

Director James R. Malone is and has been a principal of financial and business restructuring and consulting firms. Through his association with these firms, Mr. Malone has occasionally served as an executive officer of companies that retain the firm to assist in their financial restructuring, and as part of the restructuring strategy some of these companies file for bankruptcy. Regions does not believe that Mr. Malone’s service as an executive officer with such companies, which arises solely because of his affiliation with the consulting firms, is material to an evaluation of the ability or integrity of Mr. Malone to serve as a Director of Regions.

C. Dowd Ritter is the father of Regions’ executive officer William D. Ritter. At the request of Regions on February 22, 2010, C. Dowd Ritter agreed to provide consulting services to Regions for up to five years following his March 31, 2010 retirement as Chief Executive Officer and as a member of Regions’ Board of Directors. In addition to providing the consulting services, Mr. Ritter agreed not to compete with Regions or to solicit any employees of Regions for the duration of the consulting term. Under the consulting agreement, Regions agreed to pay Mr. Ritter fees in the amount of $475,000 for the first year of the consulting term, with fees being reduced annually over the consulting term to $100,000 for final year of the term.

Director David J. Cooper, Sr.’s son-in-law, Thomas M. Leland, Jr., is a non-executive employee of Morgan Keegan & Company, Inc. (“Morgan Keegan”) in the capacity of registered sales representative. His total compensation for 2011 was $121,741. On January 11, 2012, Regions announced that it had entered into a stock purchase agreement to sell Morgan Keegan and related affiliates to Raymond James Financial, Inc. That transaction is anticipated to close in early April, 2012.

During a portion of 2011, Fairholme Capital Management, L.L.C., Bruce R. Berkowitz, Fairholme Funds, Inc. and affiliates (“Fairholme”) were the beneficial owner of more than 5% of our common stock. Two mutual funds sponsored by Fairholme are offered by Morgan Keegan to its customers. Each of these funds is a no-load fund and Morgan Keegan receives no commissions from the funds. Morgan Keegan does, however, receive a wrap fee from its customers based on the assets it manages, including assets held in funds sponsored by Fairholme. Of Morgan Keegan’s approximately $80 billion of customer assets as of December 31, 2011, roughly $15 million was in funds sponsored by Fairholme. The relationship with Morgan Keegan existed before Fairholme became the beneficial owner of more than 5% of Regions common stock and is expected to continue.

BlackRock, Inc. and subsidiaries (“BlackRock”) are the beneficial owner of more than 5% of our common stock. In October 2011 Regions entered into an amended and restated agreement (the “BlackRock Agreement”) with BlackRock Financial Management, Inc., a subsidiary of BlackRock, for BlackRock to provide risk management and advisory services for Regions’ mortgage servicing rights portfolio and to implement BlackRock’s proprietary trading, portfolio management and risk reporting system for Regions investment portfolios. The implementation of the proprietary system is expected to be completed in the second quarter of 2012. The BlackRock Agreement provides that Regions will pay BlackRock Financial a fee of $1,200,000 per year plus an additional fee depending on the size of the portfolio. After the commencement date of the proprietary system, the former fee will be replaced with a new fee schedule of $2,250,000 per year plus an additional fee depending on the size of the portfolio. Regions paid BlackRock Financial $1,300,816 in 2011. Morgan Keegan offers its customers a number of funds sponsored by BlackRock. Of Morgan Keegan’s approximately $80 billion of customer assets as of December 31, 2011, roughly $210 million was in funds sponsored by BlackRock. The revenues derived by Morgan Keegan in 2011 from these funds was approximately $546,000. As of December 31, 2011, Regions Retirement Fund had invested $120 million in BlackRock Funds. Additionally, in 2011, affiliates of BlackRock paid Regions fees and interest on credit facilities of approximately $403,000. Regions’ relationship with BlackRock began before BlackRock became the beneficial owner of more than 5% of Regions common stock and are expected to continue.

FMR LLC, Edward C. Johnson 3d, Fidelity Management & Research Company and affiliated entities (“Fidelity”) are the beneficial owner of more than 5% of our common stock. Morgan Keegan offers its customers a number of funds sponsored by Fidelity. Of Morgan Keegan’s approximately $80 billion of customer assets as of December 31, 2011, roughly $245 million was in funds sponsored by Fidelity. The revenues derived by Morgan Keegan in 2011 from these funds were approximately $1,426,000. Trust accounts held at Regions Trust have invested approximately $128 million in funds sponsored by Fidelity and an additional $900 million in cash management held directly at Fidelity. The revenues derived by Regions Trust in 2011 from these trust account funds were approximately $1,300,000. Fidelity also provides recordkeeping services to Regions Trust in connection with mutual fund trades for trust accounts; the fees for those services are paid by the Plan Sponsors. These relationships began before Fidelity became the beneficial owner of more than 5% of Regions common stock and are expected to continue.

The Vanguard Group, Inc. (“Vanguard”) is the beneficial owner of more than 5% of our common stock. Trust accounts held at Regions Trust have invested approximately $585 million in mutual funds offered by Vanguard Group entities. In addition, Morgan Keegan has a selling group agreement with the Vanguard funds. These are no load funds and no 12b-1 fees are paid. Neither Regions Trust nor Morgan Keegan receives any revenue share, fees or commissions for client accounts invested in these funds. These relationships began before Vanguard became the beneficial owner of more than 5% of Regions common stock and are expected to continue.

AUDIT COMMITTEE REPORT

Regions’ audited financial statements as of and for each of the three years in the period ended December 31, 2011, are included in Regions’ Annual Report on Form 10-K for the 2011 fiscal year. Regions, acting through its management and Board of Directors, has the primary responsibility for the financial statements and the reporting process, including the systems of internal accounting controls. Ernst & Young LLP, independent auditors engaged by Regions, are responsible for planning and conducting the annual audit, for expressing an opinion on the conformity of Regions’ audited financial statements with U.S. generally accepted accounting principles and for annually auditing the effectiveness of Regions’ internal controls over financial reporting.

The Audit Committee oversees Regions’ financial reporting process on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Committee has reviewed and discussed the audited financial statements with Regions’ management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effectiveness of internal controls over financial reporting.

The Audit Committee has reviewed with Ernst & Young LLP their judgments as to the quality, not just the acceptability, of Regions’ accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young their independence in relation to Regions.

The Audit Committee has discussed with Regions’ internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits. The Committee regularly meets with Regions’ internal auditors and Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of Regions’ internal accounting and financial reporting controls, and the overall quality of Regions’ financial reporting.

In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Committee approved including the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

Submitted by the Audit Committee:

John R. Roberts, Chairman

Carolyn H. Byrd

Don DeFosset

Ruth Ann Marshall

Charles D. McCrary

Lee J. Styslinger III

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Fiscal 2011 was a period of transition during which Regions faced many challenges given the slow pace of economic recovery in the United States and abroad. Amid these challenges, however, results from continuing operations reflect our emphasis on strengthening financial performance, as evidenced by our return to sustained profitability from our core franchise in each quarter of 2011. Although we experienced a loss in net income available to common shareholders of $429 million, profitability from our continuing operations (excluding goodwill impairment, regulatory charge and related income tax benefit) generated net income of $211 million or $0.17 earnings per share in 2011 compared to a loss of $617 million or $0.50 per share in 2010.1

The Compensation Committee (the “Committee”) of Regions believes strong leadership and management continuity are critical, particularly in light of challenging economic circumstances, an uncertain regulatory environment, and management transition. In this context, the Committee believes the executive management team has done an excellent job staying focused on what can be controlled. Company leadership recognizes the realities that come with industry-wide regulatory reform and is committed to continue making the necessary adjustments to position Regions as a leader in the markets we serve.

Navigating through this challenging and difficult economic climate and the changing face of the financial services industry requires our executives and, in fact, all of our associates to understand our business plan. To that end, during 2011 we clearly identified the following strategic priorities for our Company:

•	Strengthen Financial Performance

•	Focus on the Customer

•	Enhance Risk Management

The following results highlight our performance improvements in 2011:

•	Strengthen Financial Performance

o	Results from continuing operations, excluding goodwill impairment, regulatory charge and related income tax benefit improved from a loss of $617 million in 2010 to income of $211 million in 2011.[1]

o	Despite a decline of $5.3 billion in average earning assets, net interest income grew by $21 million with the net interest margin increasing by 16 basis points to 3.07%.

o	Improved Tier 1 capital ratio by 88 basis points to 13.28% from 12.40% in 2011 and improved Tier 1 common ratio by 66 basis points to 8.51% from 7.85% in 2011.[1]

•	Focus on the Customer

o	J.D. Power ranked Regions among the top 12 banks for retail banking satisfaction in all five geographic regions that correspond with our footprint and ranked Regions number one in Florida.

o	Greenwich Associates gave Regions its Excellence Award for Small Business and Middle Market Banking.

o	In 2011, Temkin Group ranked Regions as the top bank for customer experience and one of the top companies in America for customer service across all industries.

•	Enhance Risk Management

o	Through our Customer Assistance Program, which was started in 2007, we have helped more than 42,000 people stay in their homes, and our foreclosure rate is less than one-half the national average.

o	Continued our balance sheet de-risking initiatives reducing our higher risk investor real estate portfolio 50% from the end of 2007 and doubling our loan loss allowance to $2.7 billion.

[1]	Non-GAAP measure; See Regions’ Annual Report on Form 10-K for the year ended December 31, 2011 at pages 56-58 (Table 2) for GAAP to non-GAAP reconciliation.

o	Reduced non-performing assets by $922 million or 24% in 2011 and increased our allowance coverage of non-performing loans from 101% to 116%.

In summary, we believe Regions is clearly a much stronger franchise at the end of 2011 as a result of strong leadership and a clear path to building sustainable performance. Although recovery and rebuilding do take time, our strategies and business plans are working as demonstrated by progress and profitability moving forward.

Although the Committee believes that substantial performance improvements were seen in 2011, the compensation of our executive team was not changed substantially from 2010 levels as evidenced by the following actions:

•	No Named Executive Officers (“NEOs”) received a base salary increase for the second consecutive year.

•	No cash bonuses were paid for 2011 performance to executives who were NEOs for both the 2010 and 2011 year.

•

A significant portion of the compensation received by our TARP covered NEOs for 2011 performance was awarded in the form of so-called “salary stock” which is a form of compensation suggested for financial institutions participating in the U.S. Department of the Treasury’s Troubled Asset Relief Program (“TARP”) Capital Purchase Program. Salary stock remained at 2010 levels for all executive officers other than the CEO of our full-service brokerage and investment banking subsidiary who received a salary stock award for the first time in 2011.

•	To recognize their contributions to Regions, executives who were NEOs for 2010 and 2011 received TARP-compliant restricted stock grants that were 85% of the amount allowable under TARP.

The following table lists the Company’s TARP-covered executive officers who served the Company as an NEO in both 2010 and 2011and summarizes the 2011 annual compensation decisions for each in the way that the Committee views them.

NAME	POSITION	2011 RATE OF CASH BASE SALARY	2011 RATE OF SALARY STOCK	TARP- COMPLIANT LONG- TERM EQUITY GRANT	PERCENTAGE OF MAXIMUM LONG-TERM GRANT

O.B. Grayson Hall, Jr.	President and Chief Executive Officer	$850,000	$2,450,000	$1,402,500	85%

David J. Turner, Jr.	Chief Financial Officer	$575,000	$500,000	$457,300	85%

John C. Carson, Jr.	Managing Executive Director and Chief Executive Officer of Morgan Keegan and Company, Inc.	$1,500,000	$500,000	$—	—

The above table is presented to show how the Committee viewed 2011 compensation actions and does not fully match the information reflected in the Summary Compensation Table as required by the applicable regulations of the Securities and Exchange Commission (the “SEC”). The Summary Compensation Table differs from the above table in that it includes the value of the TARP-compliant restricted stock grant which the Committee awarded in early 2011 for 2010 performance and does not include the TARP-compliant restricted stock grant awarded in early 2012 for performance in 2011.

The other two executive officers included in the Summary Compensation Table were not covered by TARP in 2011, and therefore the Summary Compensation Table more accurately reflects compensation decisions applicable to the 2011 year.

Establishing Target Pay Levels While Under TARP Compensation Standards

Because of Regions’ continued participation in TARP, our NEOs as well as the next 20 most highly compensated associates of the Company, were still subject to the executive compensation limitations of the regulations established under the Emergency Economic Stabilization Act of 2008 (“EESA”), as amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”) (collectively referred to as “TARP Compensation Standards”), during all of 2011.

TARP-restricted pay levels were initially set in 2009 after the Committee reviewed and determined a target level of direct compensation for each NEO. Although the Committee has reviewed these levels each year since our participation in TARP, maximum total direct compensation remains at approximately 80% to 90% of targets we set for the year immediately prior to our TARP participation. Cash base salary, salary stock and a maximum value for TARP-compliant restricted stock were set so that when each component of pay is added together, the sum of the three allowable compensation forms will not exceed the desired level of maximum compensation. The following chart contrasts what the Committee determined our CEO’s pre-TARP compensation targets would have been and the lower maximum compensation payable as a result of their decisions:

Pre-TARP Compensation Targets

(A) Cash Base Salary	(B) Annual Cash Incentive—170% of Cash Base Salary (A)	(C) Long-Term Incentives (Options and Restricted Stock)	(D) Salary Stock (not a component of compensation prior to TARP)	(E) Total Pre-TARP Target Compensation (A)+(B)+(C)
$850,000	$1,445,000	$3,200,000	N/A	$5,495,000

2011 Post-TARP Compensation Standards Maximum Pay

(A) Cash Base Salary	(B) Annual Cash Incentive (Prohibited under TARP)	(C) Long-Term Incentive TARP Compliant Restricted Stock Maximum Value = to 1/3 of Post TARP Total Compensation ((A+D)/2)	(D) Salary Stock	(E) Maximum Post-TARP Target Compensation as Established by the Committee (A+C+D)
$850,000	$0	$1,650,000	$2,450,000	$4,950,000

2011 Compensation Elements

We believe that the best way to attract and retain the level of talent we need is by embracing a strong pay-for-performance culture. However, due to our participation in TARP, during 2011 the Committee relied on the following TARP-compliant elements of compensation to drive performance of our NEOs and our next 20 most highly compensated associates:

•

Cash Base Salaries—While TARP prohibits the payment of any performance-based short or long-term cash compensation, it does not place any limitations upon the amount of cash base salary that can be paid to an executive. Throughout the time the Company has been subject to TARP limitations, however, the Committee has continued to utilize cash base salaries much like it did prior to the implementation of the TARP Compensation Standards. Cash base salaries are paid primarily to attract the level of talent we need and should be paid at a level sufficient to meet the essential ongoing financial needs of executives. Cash base salaries continue to be set by reviewing a number of criteria including the position, responsibilities, experience and contribution of the individual executive, as well as market competitiveness. In evaluating market competitiveness, we compare our base salaries to the 50th percentile of salaries of like positions reported for executives within our peer group. Although this market analysis indicates that the base salary, particularly for our CEO and our CFO, are well below the market 50th percentile, no increases in base salary were made for 2011.

Cash base salaries have traditionally impacted other elements of our compensation program because annual cash incentives and many employee benefits were based in part on the level of cash base salary. In 2011, although we did not utilize annual cash incentives, cash base salary continues to affect other forms of compensation. The amount of restricted stock that may be issued under the TARP Compensation Standards as well as the value of certain of our employee benefits continue to be impacted in part by the amount of cash base salary we pay.

•

Annual Cash Incentive Payments—For the third consecutive year, we have not paid an annual cash incentive payment to any officer covered by the TARP Compensation Standards. Mr. Hall, Mr. Turner and Mr. Carson were included in the group of executives to whom the limitations applied and therefore received no cash incentive payment for 2011 performance. Mr. Lusco and Mr. Gale were hired during 2011 and were eligible for and received annual cash incentives for 2011.

•

Salary Stock—Salary stock is a form of compensation suggested by the Treasury Department through the TARP Compensation Standards as a type of compensation linked to stockholder interests. Salary stock is awarded on a periodic basis at a fixed amount much like salary and is fully vested when issued. Although fully vested, payment of the award is deferred, and the ultimate value of the award when paid is tied to the stock price of the Company at the time of payment.

The Committee elected to issue salary stock as a part of our compensation programs beginning in 2009 for a number of reasons. First and foremost, the TARP Compensation Standards prohibit both the payment of annual cash incentive compensation and the issuance of stock options to our NEOs. Both of these forms of compensation were important parts of our pre-TARP compensation program. In addition, because the TARP Compensation Standards limit the amount of restricted stock that we can deliver to one-third of total compensation, without the issuance of salary stock or significant increases in cash base salaries, we could not reach competitive compensation goals for our NEOs.

The amount of salary stock for each of our NEOs was determined by the Committee together with its independent consultant. The Committee made no changes to the 2011 rate of salary stock for the CEO or CFO. In making this decision, the Committee considered the levels set in 2010 and determined that many of the market factors and business expectations considered in 2010 were consistent with 2011 expectations. Mr. Carson, the CEO of our full-service brokerage and investment banking subsidiary, was granted a salary stock award for 2011. In making this determination, the Committee considered competitive market data for Mr. Carson and determined that given the constraints of TARP, an award of salary stock was merited to allow his total compensation opportunity to approach market competitive levels. As new members to the executive team in 2011, Mr. Lusco and Mr. Gale were not subject to the TARP Compensation Standards and, therefore, did not receive salary stock but instead participated in the more traditional compensation plans and programs utilized by the Company.

The Committee established minimum holding periods for the salary stock granted in 2011. One half of the salary stock was released as cash as of January 1, 2012 (one year from the effective date of the award), and the other half of the salary stock is subject to valuation and release as of January 1, 2013. When released, the salary stock units are valued based on the value of Regions’ stock as of the release date and paid in cash on the payroll date immediately following the release date. As a result, this portion of NEO pay is linked to the value of our stock price until the salary stock unit is settled which may be as long as two years from the award date. The Committee believes the deferral of salary stock creates a longer-term alignment between our NEOs’ compensation and shareholder outcomes, and demonstrates the desire to establish a link to shareholders in light of TARP pay restrictions.

•

TARP-Compliant Restricted Stock—Under the TARP Compensation Standards, the only type of performance-based incentive compensation that the Committee can award is a grant of restricted stock with a value of up to one-third of the total value of annual compensation. No other cash or long-term equity based grant is allowable under the TARP Compensation Standards.

While the TARP Compensation Standards limit the amount of restricted stock that can be granted, they do not prescribe any methodology or performance standards for determining whether or not to issue these awards. Therefore, one of the more important decisions the Committee undertook for 2011 was the basis upon which decisions with respect to TARP-compliant restricted stock would be granted.

In order to assist in its deliberations on whether to grant this allowable restricted stock for the 2011 year, the Committee continued to utilize a balanced corporate scorecard approach that was approved and communicated to executives in 2010. The balanced scorecard allows the Committee to evaluate performance on a more holistic and nuanced view of Company performance by using a broad spectrum of performance in the following categories that have been determined to be critical to Regions’ success:

Liquidity	• Average Loans/Average Deposits • % Wholesale Funding/Total Assets • % Unused Credit Commitments/Total Assets

Capital	• Tier 1 Capital Ratio • Total Risk-based Capital Ratio • Tier 1 Common Capital/Risk Weighted Assets

Credit	• Allowance for Loan Losses to Non Performing Loans Coverage • Non Performing Assets to Loans + Other Real Estate • Net Charge Offs to Average Loans

Profitability

•   Change to Diluted Adjusted Earnings Per Share Period Over Period

•   Efficiency Ratio

•   Change in Pre-Tax Pre-Provision Net Income Period Over Period

•   Tangible Return on Average Tangible Common Equity

Total Shareholder Return	• Total Shareholder Return

The Committee also decided to base its evaluation of the Company’s success in executing performance in these areas compared to three benchmarks:

1.	Against the performance of the Company for the previous year;
2.	Compared to the strategic plan and budget for the current year; and
3.	Relative comparison to the results of the Company’s peer group on the same measures for the current year.

The Committee did not establish any formulaic calculation to determine restricted stock grants under this program but rather decided to use the scorecard as part of a qualitative evaluation that would be undertaken at the end of the year. In making the decision to use the scorecard as a guideline, the Committee determined that under current market conditions, a holistic evaluation is more appropriate and yields better results than setting fixed quantitative targets in advance, since a qualitative determination would allow the Committee to consider the counterbalancing nature of some of these measures as well. The Committee also recognized a need to evaluate performance based on goals set by the Board and communicated to executive management at any point during the year, and to consider the effects of unanticipated events and circumstances on the Company’s business.

In evaluating the Company’s performance against this scorecard as of the end of 2011, the Committee noted the following:

Liquidity	Liquidity remains strong with year-end loan to deposit ratio down from 88% in 2010 to 81% in 2011. In all three scorecard liquidity measures, we ranked in the first quartile of our peer group.

Capital	At year-end, the Tier 1 Common ratio[1] was a solid 8.51%, up from 7.85% in 2010. Tier 1 Capital was 13.28%, up from 12.40%. Regions ranked in the top quartile among peers for Tier 1 and Total Risk-based Capital while the Tier 1 Common ratio ranked us in the bottom quartile among peers.

Credit	Improvement in all credit metrics was realized in 2011. Nonperforming assets declined by $922 million or 24% and the reserve to NPL ratio improved from 101% to 116%. During the fourth quarter, inflows of non-performing loans declined to $561 million. During the year, the Company continued to de-risk the investor real estate portfolio by reducing balances by $5.2 billion or 33%. The allowance to loan ratio of 3.54% ranked in the top quartile of the peer group.

Profitability	Adjusted pre-tax pre-provision income (PPI)[2] increased 11% vs. 2010 to $1.9 billion, ranking Regions in the first quartile of peers for 2011. The adjusted efficiency ratio improved from 67.7% to 64.6%, and ranked Regions in the second quartile when compared to peers. Change in diluted adjusted EPS period over period[2] (which is widely viewed as one of the better indicators of the current operating strength of a company) has been steadily increasing and for the full year was an improvement from a loss of $(0.66) per share in 2010 to income of $0.15 per share in 2011, ranking Regions in the second quartile among peers.

Total Shareholder Return	Total Shareholder return as of December 31, 2011 was disappointing at a negative rate of 38.1%, and in the third quartile of peers, however; the Committee noted that subsequent to the end of the year, the share price substantially rebounded upon the release of full year earnings in January of 2012.

In making decisions regarding the TARP-compliant restricted stock grant for 2011 performance, the Committee discussed and subjectively evaluated the Company’s performance in each of these categories. The Committee expressed that the executive team had made significant progress in returning the Company to a position of profitability, but acknowledged that significant work remained in a number of categories and therefore determined that TARP-compliant restricted stock awards to the CEO and the CFO would be made at approximately 85% of the allowable target award levels previously established by the Committee at the beginning of the year rather than 100%.

Mr. Carson did not receive a TARP-compliant restricted stock grant in view of the level of his current compensation and the impending sale of Morgan Keegan. Because the executive team is a new team, the Committee believes it is extremely important to incent the NEOs as a team to improve Company performance. Therefore, award decisions with respect to TARP-compliant restricted stock were totally based on Company performance and individual evaluations of performance did not play a role in the Committee’s decision with respect to this compensation element. As new members of the executive management team who were not impacted by the TARP Compensation Standards, Mr. Lusco and Mr. Gale did not receive TARP-compliant grants but were instead eligible for traditional annual cash bonuses for the 2011 year.

[1]	Non-GAAP measure; See Regions’ Annual Report on Form 10-K for the year ended December 31, 2011 at pages 56-58 (Table 2) for GAAP to non-GAAP reconciliation.

[2]	Non-GAAP; See attached Appendix B to this proxy statement for a GAAP to Non-GAAP reconciliation.

Although TARP-compliant restricted stock awards are considered to be prior year compensation both under the TARP Compensation Standards and by the Committee, SEC regulations require that this compensation be reported in the Summary Compensation Table for the year in which the grant actually occurred. Therefore, the Summary Compensation Table and the Grants of Plan-Based Awards tables on pages 56 through 60 of this proxy statement reflect the value of the TARP-compliant grants made in early 2011 for performance in 2010. Likewise, the grants described above do not appear in this year’s Summary Compensation Table, but will appear in the tables accompanying next year’s proxy statement.

The grants for 2010 performance which are reflected in the Summary Compensation Table on pages 56 and 57 were determined in early 2011 using the same process as the grants described above. They represented approximately 70% of the allowable grant amount.

Discussion of Specific Individual 2011 Compensation Decisions for our Named Executive Officers

At the end of 2010 and the beginning of 2011, the Committee held multiple meetings during which it discussed executive compensation for both 2010 and 2011. The executive team underwent a number of changes during 2010 with the appointment of both a new CEO and CFO. In addition, in early 2011, the Company hired two new executive officers. As a result of both the new leadership and the strict limitations under TARP, the Committee carefully considered its decisions with its independent compensation consultant concerning minimum and maximum ranges of pay for the 2011 year.

O. B. Grayson Hall, Jr.—President and Chief Executive Officer (“CEO”). After 30 years of progressively more responsible leadership service to the Company, Mr. Hall was promoted to the position of CEO in the second quarter of 2010. His base salary was increased to $850,000 at that time. At the beginning of 2011, the Committee reviewed both Mr. Hall’s performance in 2010 as he began to lead the Company back to profitability, and also considered competitive data indicating Mr. Hall’s compensation was in the bottom quartile of compensation of CEOs within our peer group. Although the Committee was in favor of a base salary increase for Mr. Hall, Mr. Hall advised the Committee that, in his opinion, his base salary should remain the same, and the Committee left his base salary at its 2010 level until such time as the Company repays its TARP obligations. In addition, the Committee also determined to leave the rate of salary stock provided to Mr. Hall at the 2010 level of $2,450,000.

In agreeing to leave Mr. Hall’s compensation at current levels, the Committee noted that this compensation level was significantly below the prior CEO’s compensation and was also in the bottom quartile of compensation of CEOs of peer group banks. In addition, the Committee noted that more than 74% of Mr. Hall’s fixed compensation would be subject to deferral in the form of a salary stock award tied to the value of Regions stock and payable over a two-year period. Therefore, the Committee determined that there would be significant incentive for Mr. Hall to effectively lead the Company through the continuing difficult economic cycle and meet our goal of returning Regions to profitability.

In February 2012, Mr. Hall received a grant of 241,810 shares of TARP-compliant restricted stock with a value of $1,402,500 at grant date as a part of his compensation for 2011 performance. As previously discussed in the preceding section concerning the Committee’s evaluation of corporate performance, this grant represents approximately 85% of the target long-term incentive opportunity for Mr. Hall for 2011. These shares of restricted stock will vest at the end of a three-year period and are also subject to significant transfer restrictions until the Company has repaid TARP in full. As required in SEC regulations covering proxy disclosure, because these awards were granted in 2012, they do not appear in the compensation tables accompanying this CD&A, but will appear in the tables related to 2012 compensation in the proxy statement for the 2013 annual meeting.

David J. Turner, Jr.—Chief Financial Officer (“CFO”). In February 2010, after the resignation of the prior CFO, the Board approved the appointment of Mr. Turner as the CFO effective as of the close of business on February 22, 2010. Mr. Turner was formerly a partner of a prominent national accounting firm and for the past five years had served as the Head of Internal Audit for Regions (and previously AmSouth prior to the merger of AmSouth with Regions in 2006). Mr. Turner received an increase in both base salary and salary stock during 2010 in connection with his appointment as CFO. In making decisions about his compensation for 2011 the Committee noted that Mr. Turner’s compensation package was well below that of the previous CFO and also below the median compensation of CFOs of peer banks. The Committee and Mr. Hall agreed that Mr. Turner’s performance as CFO during 2010 had been exceptional and an increase in base pay for Mr. Turner was appropriate. However, at Mr. Turner’s request, it was determined that his base salary and salary stock rate for 2011 would not be increased but would remain at the 2010 rate of $575,000 per year for base pay and at a salary stock rate of $500,000. The Committee also noted that Mr. Turner would again not be eligible for any short-term cash incentives as a TARP-covered associate in 2011 and that almost 50% of his fixed compensation package would be in the form of salary stock tied to the value of the Company and deferred over a two-year period.

In February 2012, Mr. Turner received a grant of 78,845 shares of TARP-compliant restricted stock with a value of $457,300 at grant date as a part of his compensation for 2011 performance. As previously discussed in the preceding section concerning the Committee’s evaluation of corporate performance, this grant represents approximately 85% of the target long-term incentive opportunity for Mr. Turner for 2011. These shares of restricted stock will vest at the end of a three-year period and are also subject to significant transfer restrictions until the Company has repaid TARP in full. As required in SEC regulations covering proxy disclosure, because these awards were granted in 2012, they do not appear in the compensation tables accompanying this CD&A, but will appear in the tables related to 2012 compensation in the proxy statement for the 2013 annual meeting.

John C. Carson, Jr.—Executive Managing Director and Chief Executive Officer of Morgan Keegan. Mr. Carson has been a part of the executive leadership team of Morgan Keegan for a number of years and has served as Managing Executive Director and Chief Executive Officer of the full-service brokerage and investment banking subsidiary of Regions since 2008. During 2011, Mr. Carson was covered by the compensation limitations of TARP due to his previous year’s compensation from Morgan Keegan, and therefore received no annual cash bonus for 2011. In addition, Mr. Carson’s cash base salary remained at the same level as it has been since 2009 as the Committee did not approve an increase for the second consecutive year. Although the Committee did not approve a base salary increase for Mr. Carson, based on positioning of Mr. Carson’s total compensation as compared to competitive market data, as well as his continued leadership of the Morgan Keegan franchise, the Committee did approve a grant of salary stock for Mr. Carson in the amount of $500,000 annually to be effective January 1, 2011.

With respect to the 2011 year, as previously noted, in late February 2012, the Committee evaluated the Company’s performance against a balanced scorecard of significant performance measures. Notwithstanding this performance, the Committee determined that Mr. Carson would not participate in this grant in anticipation of the expected sale of Morgan Keegan and the receipt of his award of salary stock as of the beginning of 2011.

In summary, in the view of the Committee, Company performance in 2011 significantly improved as the Company experienced its fifth consecutive quarter of income from ongoing operations (excluding goodwill impairment), and many other non-financial performance indicators improved as well. Compensation for Mr. Hall and Mr. Turner increased only slightly (by approximately 5%) as neither received an increase in cash base salary or in salary stock and the value of the TARP-compliant restricted stock grant increased by 15% over 2010. Mr. Carson’s compensation for 2011 decreased, as his base salary remained unchanged from 2010 and he received a salary stock award of $500,000 but no TARP-compliant restricted stock grant for the year.

In the opinion of the Committee, the emphasis on salary stock and TARP-compliant restricted stock grants represents a substantial deferral of compensation and a strong connection to the improvement of the long-term value of the Company. The Committee believes this is appropriate, as the most important priority of this new executive management group is to continue the significant progress made in 2011 in returning Regions to a position of sustained profitability. As summarized earlier in the Executive Summary, 2011 performance demonstrated substantial progress towards these goals, and the compensation awarded to executive officers appropriately recognized their efforts. More importantly, because such a significant amount of compensation is deferred and tied to the future performance of the Company, the Committee believes its compensation decisions also represent a significant incentive to this new group of executive leaders to maintain this progress and continue to improve the value of the franchise as they are expected to lead the Company back to sustained profitability following the economic crisis of the previous few years.

Discussion of Compensation Decisions for New Executive Officers in 2011

C. Matthew Lusco—Chief Risk Officer effective February 2011. Mr. Lusco was hired in February 2011 to serve as the Company’s Chief Risk Officer and Head of all of the Company’s risk management functions. Mr. Lusco’s prior employment was as a senior partner of a prominent national accounting firm where he was the partner in charge of two offices of the firm. In this role, he had significant experience assisting financial services companies and other clients with risk management practices, policies and oversight. In light of Mr. Lusco’s expertise, the Committee approved a base salary of $500,000 for Mr. Lusco and a target bonus opportunity of 90% of base pay for the 2011 year.

As a senior partner of such a large and prominent firm, Mr. Lusco forfeited a significant amount of compensation upon his hire at Regions. Therefore, as an inducement to join the Company, the Committee also approved a one-time retention payment of $750,000 to be paid to Mr. Lusco immediately following his hire date. Although paid upon his hire, in the event of Mr. Lusco’s termination of employment within the first 12 months of employment, 100% of the retention payment is subject to repayment to the Company. In the event of termination of employment after the first 12 months of employment but prior to the 24th month of employment, 50% of the retention payment is subject to repayment.

As a part of the Company’s annual long-term incentive plan grant in June of 2011, Mr. Lusco received a grant of 80,370 shares of restricted stock with a grant date value of $525,620. The restricted stock grant will not vest until June 1, 2014. In addition, in anticipation of Mr. Lusco becoming covered by the TARP compensation restrictions, the Committee further approved restrictions on the sale or transfer of shares in accordance with the TARP compensation limitations.

In December of 2011, the Committee approved a cash bonus for Mr. Lusco in connection with his performance for the year. As previously mentioned, at his hire date, the Committee set a bonus opportunity of 90% of pay, or $450,000. After a subjective evaluation of his performance with Mr. Hall, the Committee approved an actual bonus of 105% of target or $475,000. In making the recommendations approved by the Committee, Mr. Hall cited accomplishments against each of the Company’s strategic objectives particularly making note of the successful bulk sales and strategic disposition of $1.5 billion in assets in the Investor Real Estate and other high loss content sectors. It was noted that these sales both served to continue to de-risk the Company’s balance sheet and improve financial performance. Mr. Hall also cited extensive progress in strengthening the risk management framework, credit quality, loss forecasting and the enhancement of both an Enterprise Risk function and a Risk Management team which would focus on fair lending initiatives.

Fournier J. Gale, III—General Counsel effective March 2011. Following the transfer of the current General Counsel to focus on numerous new and emerging regulatory and legislative initiatives, the Company hired Mr. Fournier J. Gale, III as General Counsel in March 2011. Mr. Gale came to the Company as a seasoned and experienced attorney with an extensive private practice at a large and distinguished law firm. As a part of his hiring agreement, the Committee approved a base salary of $500,000 per year and a target bonus opportunity of 90% of pay. In addition, as a part of the hiring agreement, the Committee approved a long-term incentive grant of stock options and time-based restricted stock. As of March 1, 2011, Mr. Gale received stock options of 114,065 shares with a grant date value of $468,807 and 38,021 shares of restricted stock with a grant date value of $282,496.

In December of 2011, the Committee approved a cash bonus for Mr. Gale in connection with his performance for the year. As previously mentioned, at his hire date, the Committee set a bonus opportunity of 90% of pay, or $450,000. After a subjective evaluation of his performance with Mr. Hall, the Committee approved an actual bonus of 111% of target, or $500,000. In making the recommendations approved by the Committee, Mr. Hall cited accomplishments against each of the Company’s strategic objectives particularly making note of Mr. Gale’s success in reorganizing the legal function at Regions to reduce reliance on outside counsel and therefore lower legal expenses and improve the financial performance of the Company. In addition, Mr. Hall also cited Mr. Gale’s management of continuing litigation matters and his contributions to the successful negotiation of the sale of Morgan Keegan that was announced in early 2012.

Other Benefits and Perquisites

In addition to the compensation elements described above, we also provide our executives with retirement benefits and certain perquisites.

Regions Retirement Plans. Regions sponsors both a defined benefit and a defined contribution (401(k)) retirement program. Although briefly described in the following paragraphs. the operation of these benefit plans and the value of the benefits that executives accrue under these plans are more fully described in the descriptions of the plans that accompany the Pension Benefits and Nonqualified Deferred Compensation tables on pages 64 through 68 of this proxy statement as well as in the Summary Compensation Table on pages 56 and 57.

(1) Regions Financial Corporation Retirement Plan and Supplemental Executive Retirement Plan (SERP). These plans are traditional defined benefit plans. The Regions Financial Corporation Retirement Plan (the “Retirement Plan”) is a tax-qualified retirement plan, while the SERP is a nonqualified plan that generally mirrors the qualified plan for compensation that exceeds qualified plan limits, although it does include some incentive plan compensation not included in the qualified plan and also provides an alternative retirement formula for executive officers. The plans are now closed to new participants. Mr. Hall and Mr. Turner participate in both plans as associates who were employed by AmSouth prior to the Regions/AmSouth merger. As an associate of Morgan Keegan (a Regions subsidiary), Mr. Carson does not participate in either of Regions’ retirement plans. As new associates, Mr. Lusco and Mr. Gale do not participate in either plan.

(2) Regions Financial Corporation 401(k) Plan and Supplemental 401(k) Plan and Morgan Keegan 401(k) Plan. These plans are defined contribution plans and generally allow eligible associates to contribute on a pre-tax basis a portion of their total base and annual incentive compensation into investment accounts that are held and invested on a tax-deferred basis until termination of employment or retirement age. The Regions 401(k) Plan is a tax-qualified 401(k) savings plan in which all eligible associates can participate, while the Regions Supplemental 401(k) Plan is a nonqualified plan for associates whose participation in the 401(k) Plan is generally limited due to tax-qualified plan wage and contribution limits. The Company makes a contribution to the plans equal to the deferral rate elected by the participant up to a maximum of 6% of pay. In 2011, all of our NEOs except for Mr. Carson participated in these plans, although Mr. Lusco and Mr. Gale will not be eligible for company matching contributions until after they complete one full year of service. Mr. Carson participated in the Morgan Keegan 401(k) plan, which allows him to defer compensation on a pre-tax basis. Morgan Keegan makes matching contributions to its plan that for Mr. Carson were limited in 2011 to $3,325.

2011 Employee Benefits Decisions. In late 2011, the Committee approved a reduction in the maximum guaranteed 401(k) matching contribution from 6% of pay to 4% of pay to be effective January 1, 2012. Additional matching contributions above the guaranteed maximum may be declared by the Board in its sole discretion based on the Company’s performance. In addition, a non-elective Company contribution of 2% of eligible earnings was added for participants in the plan who are not eligible for pension accruals under the Company’s defined benefit plan. These changes will impact executive officers on the same basis as they do non-executive associates.

Perquisites. Our NEOs are eligible to participate in employee benefit programs generally available to all associates. While we do not offer a broad range of perquisites (“perks”) to our executive officers, we have provided certain personal benefits that are not generally available to the rest of our associates. The Committee periodically reviews the perks available to executive officers to determine whether these programs continue to serve the purpose of providing benefit to the Company. The Committee has historically discontinued any program that it determines no longer serves a valid purpose.

In General. In 2011, NEOs continued to be eligible for financial planning services, Company-provided security coverage for private residences, certain relocation benefits and enhanced coverage for annual physicals. Any special benefits our NEOs received are included in the Summary Compensation Table on pages 56 and 57 of this proxy statement. However, no associate of the Company, including the NEOs or any one of the next 20 most highly compensated associates, as determined under the TARP Compensation Standards, received perks during the year valued in excess of $25,000.

Use of Corporate Aircraft. The Company has adopted a luxury expenditure policy as required by the TARP Compensation Standards. In connection with this policy, the Company amended its policy relating to the personal use of corporate aircraft. Although it remains our policy to require that our CEO use Company-owned or other non-commercial aircraft for all business travel, we have changed the policy for personal use of the aircraft. Beginning in 2009, the policy of the Company was changed to require the CEO to reimburse the Company the full incremental cost of operating the aircraft for any personal use by either him or his family, except where the purpose of the travel is for business purposes and the executive’s family accompanies him on a purely incidental basis.

Mr. Hall has entered into an Aircraft Time Sharing Agreement with the Company that governs the terms and conditions of personal use of the aircraft related to this policy. The Board has also authorized the CEO to make corporate-owned aircraft available for the personal travel of other Company associates from time to time and on a limited basis where use of the aircraft for personal travel may be in the best interest of the Company due to efficiency and/or safety concerns. The new policy with respect to personal use by other associates also requires full reimbursement to the Company of the incremental cost of operating the aircraft.

Compensation Framework, Policies, Processes and Risk Considerations

Our compensation and benefit programs operate under the guidance and oversight of the Compensation Committee of the Board of Directors. The Committee is responsible to the Board for approving Regions’ executive compensation objectives and ensuring that the compensation programs and policies of the Company support the business goals and strategic plans approved by the Board. The Committee operates under a written charter adopted by the Board. A copy of the charter is available at www.regions.com under Investor Relations/ Corporate Governance/ Committee Charters.

At the start of each year, the Board members meet with members of executive management to discuss the business plans and goals for the Company for the coming year. Members of the executive management team advise the Board regarding business plans, business risks, expected financial results and stockholder return expectations. Subsequently, there are a series of Compensation Committee meetings, including an executive session, to review and approve all of the compensation plans and performance measures to be used to evaluate the CEO’s and other members of executive management’s performance for the coming year. The Committee consults with executive management on business plans and budgets in establishing performance targets and objectives. The Committee also consults with its independent consultant (described below) and then sets the base pay amount and incentive opportunities for the CEO. For executive officers, the CEO reviews the performance of each officer and makes recommendations on base pay and incentive opportunities considering the job performance of the officer, scope of the officer’s responsibilities and influence as well as internal equity considerations and the competitive market information provided by the consultant. The Committee discusses the CEO’s recommendations, usually in executive session, and approves the agreed upon results. Beginning in

December 2008, as required in conjunction with the Company’s participation in the U. S. Treasury Department’s Capital Purchase Program, which is part of TARP, the Committee also began meeting with the Senior Risk Officer (“SRO”) of the Company to review the Company’s incentive compensation programs in order to ensure that these programs do not encourage our Senior Executive Officers as defined under the TARP rules (“SEOs”) to take unnecessary and excessive risks that may threaten the value of Regions and to ensure that the employee compensation plans do not pose unnecessary risks to Regions. Since that time, the risk assessments performed by the SRO and his team have expanded to meet risk assessment guidance provided by the Federal Reserve.

Composition. The Committee is composed of independent Directors who are not eligible to participate in any of the management compensation programs or other employee benefit or compensation plans of the Company, except for grants of equity compensation under the 2010 Long Term Incentive Plan. Board members who served as members of the Committee for all of 2011 include: James R. Malone—Chairman; David J. Cooper, Sr.; Don DeFosset; Eric C. Fast; Susan W. Matlock; and Lee J. Styslinger III. In October 2011, John D. Johns was appointed to the Board and named a member of the Compensation Committee at that time. Each of these members has been determined to be independent as defined by NYSE rules, applicable SEC rules and regulations, and Regions’ categorical standards for director independence.

Committee Meetings. Committee meetings are held as often as necessary to allow the Committee to perform its duties and responsibilities. Although many compensation decisions are made in the first quarter of the year, the decision-making process is continuous and neither ends nor begins with any one meeting. During 2011, due to the exceptional regulatory environment and challenging market conditions, the Committee met eight times to review, discuss and approve compensation decisions for the Company and took action by Unanimous Written Consent on two separate occasions.

The Committee asks its independent consultant to attend all regularly scheduled meetings, as well as some of the Committee’s special meetings. Other outside advisors, including legal counsel to the Committee, may also attend meetings when the members feel additional guidance on specialized topics is needed. Meetings are typically attended by the CEO, the Chief Administrative Officer and representatives of the human resources function. From time to time, the Committee may also ask to hear presentations from other executive officers and at least every six months, and more often as advisable, representatives from the risk management function including the Company’s SRO will attend a portion of Committee meetings. Every Compensation Committee meeting, however, is concluded with an executive session without the participation of any member of the executive management team. The independent consultant typically participates in a portion of these executive sessions.

Independent Consultants. During 2011, the Committee engaged two independent compensation consultants. McLagan (an Aon Company), a nationally recognized financial services industry human resource consulting firm, began the year as the sole advisor to the Committee providing both competitive market data and independent advice on a myriad of compensation issues and decisions, as well as attending each meeting.

The Committee believes that it is a best practice to periodically conduct a formal request for proposal process in retaining advisors, and, therefore, conducted a compensation consultant RFP process in late 2010 and early 2011. In May of 2011, the Committee heard presentations and proposals from a number of prospective consultants including the incumbent consultant, McLagan. As a result of the process, the Committee selected the firm of Frederic W. Cook & Co., Inc. (“Cook & Co.”) as the independent consultant to the Committee for advice relating to Regions’ executive compensation programs and practices. Representatives from Cook & Co. began working with the Committee on an extensive basis immediately following their selection and attended their first Committee meeting in August of 2011.

As one of the largest independent compensation consulting firms in the country serving as a consultant to a large number of Fortune 500 companies, the Committee believes that the consultants at Cook & Co. can advise the Committee about best practices for compensation governance, including practices outside of the financial services industry. In addition, because Cook & Co. specializes in Board level compensation advisory services, the Committee has confidence there will be no question of the independence of the consultant under any current or future independence standards that may be adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations thereunder as Cook & Co. will provide absolutely no services to the Company other than the advisory services it provides to the Committee.

However, in making their decision to retain Cook & Co. as the independent consultant to the Committee, the Committee noted that the financial services industry is unique in many ways and as a firm that focuses exclusively on the financial services industry, McLagan has the unique ability to provide specific market and competitive data related to compensation levels and practices in the industry. Therefore, the Committee made the decision to continue to retain McLagan to provide competitive survey and market data with respect to compensation levels and practices in the financial services industry. Each firm will serve the Committee in the manner that most appropriately utilizes their unique perspectives, resources and talents.

While the independent consultants report directly to the Committee, the Committee has instructed each to work together with Regions’ management to obtain information and further the goals of the Committee. Cook & Co. will perform absolutely no work for executive management. In addition to work for the Committee, the Company may contract with McLagan to participate in various other compensation surveys, reports and analysis.

The scope of services provided by the independent consultants for the Committee during 2011 included:

•	Attending all Committee meetings (McLagan through May of 2011 and Cook & Co. from August through the end of the year).

•

Providing the Committee with competitive market data to assist in establishing appropriate levels of compensation components, such as base salary levels, salary stock awards, and performance incentive awards, as well as benefit levels for executive management (McLagan).

•	Assisting the Committee with the review and establishment of performance criteria for Regions’ incentive programs (both McLagan and Cook & Co.).

•	Advising the Committee in connection with year-end compensation decisions (Cook & Co.).

•

Advising the Committee with respect to regulatory and compliance issues and on the development of new best practices and market competitive information with respect to the Company’s participation in the Capital Purchase Program under TARP and guidance regarding compensation guidelines established by the Federal Reserve and other banking regulatory bodies (both McLagan and Cook & Co.).

•	Providing current trend information on industry and executive compensation issues (both McLagan and Cook & Co).

Compensation Philosophy

Regions’ primary strategic objective is to optimize long-term stockholder value through sustainable and profitable growth. To this end, as we previously shared, we’ve adopted the following strategic priorities:

•	Strengthen Financial Performance

•	Focus on the Customer

•	Enhance Risk Management

In looking forward to 2012, in addition to the priorities listed above, we added a few new important elements to our strategic priorities. We want to build the best team in the industry, and we have added a stated strategic priority to reflect our commitment to ensuring that we retain our best talent while also recruiting new talent. Incorporating a strategic priority to “Build the Best Team” into our plan for 2012 is a way to formalize what we have always considered a top priority and is an integrated approach to our organizational development.

Each of these priorities includes a plan to measure performance – this is an integral part of our corporate culture and key to our future growth. We believe that teams perform the best when all players understand their roles and have accountability for what they accomplish both individually and collectively. Accountability for performance begins with the executive team and it is important that we attract and retain individuals with outstanding leadership abilities, talent and business expertise to lead the rest of our 23,000 bank associates in executing our plans. We are committed to offering competitive, consistent, reasonable and equitable compensation to all of our associates to reward and motivate them as they work to help fulfill our mission.

Regions operates a number of diverse subsidiaries and business lines that need specific strategies, tactics, and measures of performance in order to compete successfully. As such, different compensation plans and programs are required to support these businesses and the management of these plans and programs must be closely tied to the business line where possible and practical. However, all plans must operate under a single set of guiding principles and must be closely aligned with the strategic priorities outlined above.

To this end, we have operated for the past few years under a compensation philosophy tempered by constraints of the TARP compensation standards while incorporating the following five core values:

1.	Compensation targets should be set at competitive levels.

In order to attract, motivate and retain highly capable individuals at Regions, we strive to design our compensation programs so that they are competitive with other financial institutions in both their design and in the total compensation opportunity they offer. As described below, we regularly review independently provided information on the level and form of our peers’ compensation to ensure that we are consistent with market practice. We have generally targeted compensation levels to approximately the 50th percentile level of regional bank peers and other nationwide financial institution comparisons, with variations to those targets being determined based on individual and institutional performance, experience and other individual factors. Although our philosophy is to target the 50th percentile, it is important to note that actual pay levels for our NEOs have been below the 50th percentile throughout our participation in TARP.

In determining market competitiveness for compensation, the Committee, with the assistance of its independent consultants, regularly reviews the compensation of Regions’ executives against that of the Company’s compensation peer group as well as the financial services industry in general. The compensation peer group is not the same as the group of companies that make up the S&P Banks Index included in the stock performance chart presented in Regions’ Annual Report on Form 10-K. The Committee believes that the S&P Banks Index represents a larger sample of financial institutions than is appropriate for benchmarking executive compensation. Our compensation peer group represents a smaller group of financial institutions tailored primarily by asset size and core business services. The Committee believes that these companies have executive positions that are most similar in breadth and scope to Regions and represent the financial institutions that will primarily compete with us for our top executive talent.

For benchmarking 2011 compensation and Company performance, the Committee used the same peer group as was used in 2010 and which included the following companies:

Bank of America Corporation	KeyCorp	SunTrust Banks, Inc.

BB&T Corporation	M&T Bank Corp	U.S. Bancorp

Comerica Inc.	Marshall & Ilsley Corp[3]	Wells Fargo & Company

Fifth Third Bancorp	PNC Financial Services Group Incorporated

[3]	Marshall & Ilsley Corp has not been considered a part of the peer group subsequent to its acquisition by the Bank of Montreal in July of 2011.

In addition to annually reviewing specific information with respect to the selected peer group, our independent consultant also periodically reviews the Company’s total compensation program against broader financial services industry survey data compiled by other sources (including compensation surveys prepared for the financial services industry by the human resource consulting firms of Towers Watson, Mercer and Hewitt). Also, due to the unique nature of the Company’s brokerage and investment banking subsidiary, the Committee uses specifically designed peer group information to benchmark compensation for certain positions, such as the chief executive officer of Morgan Keegan.

In late 2011, as the Committee evaluated the Compensation programs on a go forward basis and with the anticipation of emergence from TARP, the Committee evaluated the peer group we use for competitive benchmarking of compensation levels. The Committee approved changes to the compensation benchmarking group and removed Bank of America Corporation and Wells Fargo & Company from the peer group. Capital One and Huntington Bancshares were added to the peer group for 2012. The Committee approved the changes to better align compensation comparisons with banks that more closely match the Company with respect to size and complexity. The new peer group for compensation comparisons will be comprised of the following:

BB&T Corporation	Huntington Bancshares	SunTrust Banks, Inc.

Capital One Financial Corp.	KeyCorp	U.S. Bancorp

Comerica Inc.	M&T Bank Corp

Fifth Third Bancorp	PNC Financial Services Group Incorporated

In addition, the Committee also determined to use a different peer group for comparison on performance measures. While size and complexity should impact our analysis of compensation levels for our executive officers, it is the belief of the Committee that a broader group of companies should be considered when evaluating our performance as we compete with both much larger and much smaller organizations for customers and shareholder investments. Beginning in 2012, for performance measurement we will compare our performance against the S&P 500 Bank Index (BIX).

2.	Actual compensation levels should be related to performance with incentive or “at risk” compensation playing a greater role in the total compensation for more senior and/or more highly compensated associates.

Regions is committed to providing superior compensation in return for superior performance and will provide below market compensation for excessively risky or below market performance. Most associates will have their pay linked to a combination of Company, business unit, team and individual performance. However, the portion of an individual’s total compensation that varies based on performance increases as the individual’s business responsibilities increase. Although we are currently under significant restraints with respect to at-risk compensation as a result of the TARP Compensation Standards, as a general rule, our executive leaders will have the highest levels of at-risk compensation. The ultimate value of that compensation will vary based on the overall long-term performance of the Company.

When unfavorable business conditions threaten the financial well-being of Regions, reductions in compensation and/or changes to reward systems will occur. In this event, reductions and/or changes will be made in a way that will ensure that the Company can maximize the probability of retaining key talent so that Regions is poised for continued success and growth when business conditions improve.

During 2011, the Committee spent a significant amount of time discussing future plans to ensure our incentive plans link compensation to performance at all levels once the Company emerges from the compensation restrictions of TARP. It is the Committee’s intention that plans and programs will be changed once TARP is repaid so that each plan has more robust pay-for-performance features.

3.	Compensation should be aligned with the long-term interests of stockholders and consistent with the safety and soundness of the Company.

Recognizing that the ultimate success of Regions is measured by the long-term value created for our stockholders, compensation programs are intended to be consistent with safety and soundness and aligned with the long-term interests of stockholders. Goals and performance metrics will be set so that no compensation plan inappropriately encourages short-term results at the expense of the long-term success of the Company. It has been an important part of the Committee’s compensation objectives to align the interests of Company executives and other key employees with those of our stockholders. In the past, that objective was primarily achieved through the grant of equity-based compensation. Regions has historically used a variety of long-term stock-based awards, including stock options and both performance-based and service-vested restricted stock and restricted stock units.

Although awards of long-term equity grants are currently limited by TARP, we do believe that executive management interests are still strongly tied to stockholder interests through the delivery of salary stock and the TARP-compliant grants of restricted stock which together make up the majority of compensation for our TARP-covered NEOs.

While the Company is limited in the size and type of equity grants that can be issued to TARP-covered associates, for the rest of our key associates short-term cash incentive compensation is balanced with long-term compensation programs that are aligned with the Company’s stock price or with another approved measure of stockholder value creation.

We maintain a robust long-term incentive compensation program because we believe that long-term equity compensation is the preferred way to tie the interests of our key associates to those of our stockholders. The Committee currently plans to utilize these forms of compensation more extensively again for executive officers once the Company is no longer subject to compensation limitations under the TARP Compensation Standards. When long-term incentive pay is reintroduced for our executive officers, the Committee intends that awards will be primarily performance-based awards either through the grant of performance shares or units or through performance-based vesting for other equity awards.

Say on Pay. Regions understands that investors, regulators and other interested parties have a strong interest in executive compensation and attempts to balance the interests of these constituencies. As required by TARP (and now by the SEC), we provide an annual “say on pay” advisory vote regarding executive compensation. This year’s proposal is included as Proposal 2 on page 74 of this proxy statement. In addition, we also are including the so-called “say on pay” frequency vote recently provided for under the Dodd-Frank Wall Street Reform and Consumer Protection Act as Proposal 3.

In last year’s “say on pay” vote, we received majority approval of our executive compensation programs, with more than 84% of the votes cast being in favor of our pay programs. Due to both the favorable results of the vote and because we continue to be subject to pay restrictions under the TARP Compensation Standards, we did not make any changes to our pay programs for executive officers. As described elsewhere in this CD&A, however, we have further enhanced our compensation policies and programs to strengthen the link to stockholder interests and to strengthen our corporate governance. Although none of the changes were as a direct result of this vote or any particular issues raised by stockholder groups, we believe these enhancements promote our continued goal of raising the bar with respect to ensuring that we have a robust pay for performance culture. The Committee will monitor the results of future advisory votes and will take them into consideration when considering compensation matters in the future.

Clawbacks. As a result of our participation in TARP, we are required to recover any bonus or incentive compensation paid to an NEO or any of the next 20 most highly compensated associates based on statements of earnings, gains, or other criteria which prove to be materially inaccurate, and we entered into an agreement with the U.S. Treasury Department evidencing this requirement. It has always been the Committee’s practice to review past rewards in light of any material restatement of our financial results, and we continue to strengthen our policies with respect to the recoupment of prior awards and/or adjustment of future rewards in these events. During the past two years, we have continued to strengthen the clawback and incentive holdback provisions in all of our incentive plans; not just those covering executives, but also the broad-based incentive plans that cover our associate population as a whole as well.

Other regulatory actions. On June 21, 2010, the Federal Reserve adopted final guidelines on incentive compensation for financial institutions that include the following three main principles:

•	Incentive compensation arrangements should balance risk and financial results in a manner that does not provide employees incentives to take excessive risks on behalf of the Company.

•	A banking organization’s risk-management processes and internal controls should reinforce and support the development and maintenance of balanced incentive compensation arrangements.

•	Banking organizations should have strong and effective corporate governance to help ensure sound compensation practices.

In response to these guidelines, we have made a number of improvements to our incentive plans and incentive compensation oversight which improve our ability to evaluate and reduce risk or to risk-adjust payouts under the plans. We have also made a number of improvements to our controls and governance processes. We discuss these generally in the “Compensation Committee Report” which follows this CD&A and also elsewhere in this proxy statement under the heading “Relationship of Compensation Policies and Practices to Risk Management”.

Equity Grant Policies and Practices. A grant of equity compensation to eligible key employees is generally made on an annual basis. Stock option grants are set in accordance with the terms of our stockholder-approved plans with the exercise price for options based on the closing price of the common stock on the date of the grant.

The Committee has adopted a schedule and process of reviewing the program provisions and grant levels in the first quarter of the year to coincide with the annual performance management compensation review process established by the Company for all of its associates. As a part of that process each year, the Committee will pre-establish an actual grant date for grants to eligible associates subject to the needs and business considerations of the Company. Except for TARP-compliant grants issued in connection with 2010 performance and a hiring bonus grant to Mr. Gale, the grants to all other eligible employees for 2011 occurred on June 1 of the year.

The Committee specifically approves all grants of equity compensation to executive officers of Regions, as well as other officers covered by Section 16(a) of the Securities Exchange Act of 1934, including the determination of the grant date for those awards. The Committee has delegated authority to the CEO, however, to determine and approve annual grants to other key employees within the limits and budgets established each year as are part of the Committee’s consideration of the annual grant program guidelines.

From time to time, the Company may find it necessary to issue special grants to non-Section 16(a) new hires or key officers outside of the normal grant process. The Committee has also delegated authority to the CEO to determine the need for and value of these grants within the approved parameters. For these grants, the Committee’s policy provides that grants will be made on the first business day of the calendar quarter following the hire date or the determination for the need to grant an award for retention purposes. This timing was chosen to prevent even an appearance that either management or the recipient could manipulate the pricing date and also to reduce the administrative and accounting burden for Regions’ personnel that would be created by multiple grant dates. Any grants made by the CEO are reported to the Committee on a quarterly basis following the grant date.

Policy on Cash versus Non-cash and Current versus Future Compensation. The Committee does not maintain a stated policy which dictates cash versus non-cash compensation or current versus future compensation. However, the allocation for each of the NEOs is reviewed by the Committee annually and reflects the Committee’s best efforts to balance the short- and long-term objectives of the Company.

Stock Ownership Guidelines and Stock Retention Requirements. Regions has adopted stock ownership guidelines for its executive officers and members of the Board to ensure that they have a meaningful economic stake in Regions. These guidelines are designed to maintain stock ownership levels high enough to ensure our officers’ and Directors’ commitment to stockholder value creation.

Under the guidelines, our CEO is directed to hold shares of Regions’ common stock in an amount equal to at least five times base salary and each of the other members of the Company’s Executive Council is directed to hold Regions’ common stock in an amount equal to at least three times base salary. Each non-employee Director is required to hold shares of Regions’ common stock with a value of $200,000. For purposes of meeting the guidelines, the following types of stock ownership are counted: outstanding shares directly owned by the officer or Director, restricted stock, restricted stock units, stock equivalents allocated through any deferred stock investment plan, shares held in an executive officer’s 401(k) and deferred vested stock. Any member of the Executive Council or Director who does not meet the ownership guidelines upon becoming subject to the requirement has five years to achieve the applicable level of ownership. To the extent an executive or non-employee Director does not own sufficient shares to satisfy the stock ownership guidelines described above, the Company may require the executive to adhere to specific stock retention standards with respect to compensatory grants.

The equity stake of our executives and directors is reflected in the beneficial ownership information contained in this proxy statement on pages 8 through 10. All Directors who have been directors for five or more years are in compliance with the guidelines. Mr. Hall also currently meets the ownership guidelines we have established. While none of the other NEOs currently meet the requirements, all have equity stakes in the Company and, due to the date of their appointment as executive officers of the Company, each has significant additional time to meet the ownership requirements.

Accounting for Stock-Based Compensation. Regions accounts and reports for stock-based compensation under its long-term incentive plans in accordance with the requirements of Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) Topic 718, Compensation—Stock Compensation. For further disclosure of Regions’ accounting for stock-based compensation, refer to Note 16 “Share-Based Payments” to the consolidated financial statements included in Regions’ Annual Report on Form 10-K.

4.	Compensation programs and levels should not encourage associates to take unreasonable risks that may damage the long-term value of the Company.

Providing for the safety and soundness of the Company is a key principle of Regions’ compensation philosophy. Incentive compensation arrangements should discourage associates from taking imprudent risks that are inconsistent with the safety and soundness of the Company. Compensation plan design should appropriately balance financial results and risks, taking into account the full range of risks including credit, market, liquidity, operational, legal, compliance and reputational risks as well as the likelihood and timeliness of earnings or profits.

The Committee periodically reviews the risks associated with senior executive officer and associate compensation plans and takes corrective action when necessary in order to ensure that the plans and programs do not encourage unnecessary or excessive risks to the Company. Formal risk assessments and certain certifications are required as a part of our participation in TARP, and information relating to the risk review process for 2011 can be found in the “Compensation Committee

Report” which follows this CD&A and also elsewhere in this proxy statement under the heading “Relationship of Compensation Policies and Practices to Risk Management”.

5.	Compensation programs should align with our corporate values.

The design and administration of Regions’ compensation plans and programs will be guided by and supportive of the Company’s values and commitment to integrity and accountability. The Company will strive to ensure that our plans and programs are operated and applied so that they are perceived to be fair, both internally and externally. Finally, compensation programs will be applied consistently, and communicated openly to associates, as well as clearly disclosed to regulators and investors as may be required from time to time.

Internal Revenue Code Section 162(m)(“IRC 162(m)”). As part of its role, the Committee has historically reviewed and considered the deductibility of executive compensation under IRC 162(m), which provides that public companies generally may not deduct compensation of more than $1,000,000 of non-“performance-based” compensation paid to certain NEOs. The $1,000,000 limit is reduced to $500,000 under the TARP Compensation Standards (with no exception for “performance-based” compensation). The cash compensation paid under the annual incentive plan previously utilized to pay our NEOs was generally designed to be fully deductible for federal income tax purposes under IRC 162(m) and much of the compensation delivered through the long-term incentive plans of the Company was also deductible. However, due to the application of the reduced IRC 162(m) limit as a result of Regions’ participation in the Capital Purchase Program and the elimination of the performance-based pay exclusion, compensation paid or accrued to senior executive officers in excess of $500,000 will not be deductible. The Committee has reserved the right to pay executives compensation that is not deductible under IRC 162(m).

Internal Revenue Code Section 409A (“IRC 409A”). IRC 409A is a provision of the Internal Revenue Code that governs the form and timing of nonqualified deferred compensation payments. It imposes sanctions on participants (not the Company) where nonqualified deferred compensation plans and payments fail to comply with the rules. In the event IRC 409A is violated, a participant is subject to an additional 20% excise tax (in addition to ordinary income tax) and an interest penalty. We have amended our nonqualified deferred compensation plans as well as our incentive plans and severance plans and policies to comply with IRC 409A or to ensure they qualify for an exemption from IRC 409A.

Change-in-Control, Post-Termination and Other Employment Arrangements

Due to continuing consolidation in the financial services industry and for competitive and fairness reasons, we believe it is important to protect key associates (including the NEOs) in the event of certain terminations of employment during or immediately following a change-in-control of Regions. We believe that stockholders will be best served if the interests of our senior management are aligned with them. The occurrence or potential occurrence of a change-in-control would create uncertainty regarding the continued employment of our executive officers and providing employment protection should eliminate, or at least significantly reduce, any potential reluctance of our executives to pursue potential transactions that may be in the best interests of stockholders. As a result, we have entered into agreements with all executive officers that govern some of the terms of their employment and compensation in the event of a change-in-control or certain terminations of employment.

Change-in-Control Agreements. The change-in-control agreements entered into with executive officers generally provide that during the two-year period following a change-in-control of Regions, if an executive’s employment is terminated other than for “cause”, or if the executive resigns for “good reason”, he or she would be paid accrued compensation and benefits, plus an amount equal to a specified multiple of base salary and average annual bonus during the three years preceding the year in which the change-in-control occurs. Mr. Hall, Mr. Carson and Mr. Gale are all entitled to a three times multiple of pay, while Mr. Turner and Mr. Lusco are entitled to a two times multiple of pay upon termination following a change-in-control. If employment is terminated for cause, or by reason of death, disability or resignation other than for good reason, payments would be limited to accrued compensation and benefits. New agreements issued after February 2011 do not include any income tax gross up payments including any payments required under the excise tax provisions of section 4999 of the Code. Mr. Hall and Mr. Turner have change-in-control agreements issued in 2007 that provide in the event any payment or benefit would cause the executive to become subject to the excise tax imposed under Section 4999 of the IRC, then additional payments may become due to the extent necessary to avoid a negative tax consequence to the executive. The agreements do not provide any type of severance benefits in connection with termination of employment at any other time.

Impact of ARRA. The TARP Compensation Standards prohibit Regions from paying any type of extra severance benefit to any of the SEOs or any of the next five most highly compensated employees of the Company at any time after June 15, 2009, for as long as the Company participates in TARP. Each of our NEOs and SEOs entered into an agreement with the Company at the time of our participation in TARP whereby they agreed to any current or future changes to their compensation programs and agreements that might be required as a result of TARP participation. Therefore, as a result of the TARP Compensation Standards, no NEO is currently eligible for the severance benefits outlined in the change-in-control agreements.

COMPENSATION COMMITTEE REPORT

Compensation Discussion and Analysis

Regions has the primary responsibility for the Compensation Discussion and Analysis (“CD&A”) which is included in this proxy statement.

On behalf of the Board of Directors, the Compensation Committee oversees the development and administration of Regions’ compensation program for officers and key associates of senior management. As part of this responsibility, the Compensation Committee has reviewed and discussed with Regions’ management the contents of the CD&A. Based on its review and discussion, and subject to the limitations on the role and responsibility of the Compensation Committee, the Committee recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into Regions’ Annual Report on Form 10-K for the year ended December 31, 2011.

TARP Risk Disclosure and Certification

In June 2009, the U. S. Department of the Treasury issued TARP Compensation Standards, which required, among other things, that the Committee periodically review the risks associated with senior executive officer compensation plans, and take corrective action when necessary in order to ensure that the plans and programs do not encourage unnecessary or excessive risks to the Company. In compliance with these Standards, the Committee met with the Senior Risk Officer (“SRO”) in February and August of 2011 to review the risks associated with our senior executive officer and employee compensation plans.

The Committee also met in February 2012 together with the SRO, to finalize the comprehensive review of senior executive officer and employee compensation plans. In conducting its preliminary and comprehensive reviews of our compensation plans, the Committee and the SRO considered a number of factors to assess the relative risks of the plans, including the Company’s risk management structure. The SRO noted for the Committee that the process of limiting risk starts with the Board of Directors in setting the risk appetite of the Company, establishing policies, and implementing appropriate limits. The SRO shared with the Committee management’s role in developing the policies and practices to ensure that the Company operates within its risk appetite and to avoid unnecessary or excessive risk, and reviewed the following entity-level controls:

•	The risk function is independent of business management.

•	Compensation for risk management associates is not based on achieving business unit goals.

•	All incentive plans must be approved by the appropriate level of management and routinely reviewed.

•	There is an independent verification of valuations used in incentive plan calculations.

•	Plan administrators do not participate in their own incentive plans.

•	Management discretion is allowed in the final determination of all incentive payments for associates other than our NEOs.

•	Deferred compensation is used as a part of the compensation program for highly compensated individuals, where appropriate.

The SRO then covered the specific compensation plan risk assessment process that was used to evaluate the risk profile for compensation plans. Through the assessment process, each incentive compensation plan was evaluated on a series of risk assessment factors:

•

Covered Associate Risk—as defined by recent federal guidance, this factor evaluates the inclusion of those associates who have the ability to expose Regions to material amounts of risk based on the inherent risks arising from, or generated by, the employee’s activities even if the organization uses risk management process or controls to limit risks.

•

Industry Volatility—considers the nature of the industry or business segment for which activities are being incented and recognizes that certain industry segments with greater volatility or that are highly complex carry greater risks than industry segments that have low levels of volatility or are less complex.

•

Plan Features—considers plan design and risk mitigants, recognizing that a plan that already incorporates risk adjustment features such as thresholds, caps, clawbacks, deferral mechanisms, and discretion to reduce payouts carries less risk than plans without these features.

•	Total Payout—considers the expense amount or pool size for the plan, recognizing that plans with higher total payouts may pose a bigger risk for Regions than plans with low total payouts.

•

Payout Per Person—considers the average payout per participant in the plan, recognizing that risk can be higher for plans that provide individual payout levels that are significant when compared to total compensation.

•

Residual Risk—considers the full spectrum and total life cycle of risk, recognizing there is a higher risk profile if incentive payments are for production where the future income or revenue stream to the Company is uncertain or there is substantial residual risk from the product or activity for which we are compensating.

•

Data Collection Controls—considers the controls and processes in place to facilitate recordkeeping, calculation and maintenance of plans recognizing that simple plan design and tracking mechanisms have a lower risk than plans with complex formulas and manual or difficult to validate processes and therefore require more complex systems and controls.

•

Strategic Priority Alignment—considers the stated purpose of the plan recognizing that plans that are clearly aligned with Regions’ strategic priorities are more certain to also be in alignment with the Board of Directors’ Risk Appetite Statement and the level and nature of risk that Regions is willing to take to pursue its mission subject to the constraints imposed by shareholders, regulators, and other stakeholders.

Based on the analysis of these risk categories, each compensation plan was classified as having a potential for high, moderate or low impact to the Company, with the main focus of the Committee’s review being on those plans with a potential for a high impact. Those plans identified by the compensation review team were then further analyzed in concept and in practice in order to ensure that none of the plans pose unnecessary risks to Regions or have the potential to encourage the manipulation of reported earnings.

Senior Executive Officer Compensation Plans. As described in the CD&A, because of the prohibition on paying bonuses under ARRA, our CEO, CFO and the other NEOs from the prior year did not participate in our Management Incentive Plan for 2011. Accordingly, the Committee did not analyze the risks associated with our Management Incentive Plan for SEOs. For the 2011 year, Messrs. Lusco and Gale became NEOs and did receive cash bonuses under the Management Incentive Plan for the year. Risk management analyzes the risks associated with our Management Incentive Plan as it related to all eligible associates including these two new executive officers, as described below.

Similarly, our CEO, CFO and other NEOs identified in our 2010 proxy statement did not participate in our long-term incentive program for 2011, although two new executives who became NEOs based on 2011 compensation and other key associates of the Company did. The principal risk associated with long-term incentive compensation awards is that they may encourage risk-taking because the value of equity awards under the plan is directly linked to the value of Company stock. To mitigate these risks, in 2011, the Committee granted awards that included stock option awards, shares of restricted stock, and deferred cash in some circumstances. The following aspects of our long-term incentive plan operate to mitigate any substantial risks of this type of compensation:

•	Stock options are granted at fair market value on the date of grant, so that the award recipient benefits from the award only if the value of Company stock increases in the future.

•	All awards are granted with three-year vesting, so that increased stockholder value must be long-term for the recipient to maximize the potential value of the awards.

•

The size of the awards under the plan is limited in two ways. First, the terms of the Regions long-term incentive plan limits the amount of awards that may be granted to an individual award recipient each year; and second the Committee establishes the ultimate grant amount based on median grant levels of peer bank organizations.

•	Cash-based awards with a deferral period of three years are not impacted by the risk profile of the Company.

As a result of these features, and the other mitigating factors and entity controls described above, the Committee does not believe that the Company’s long-term incentive program (i) poses excessive and unnecessary risks that threaten the value of the Company, (ii) encourages short-term results rather than long-term value creation, or (iii) encourages the manipulation of reported earnings to enhance the compensation of any associate.

The Committee also considered the risks associated with salary stock units when determining to grant this new form of TARP-compliant compensation. Similar to grants under our long-term incentive program, the principal risk associated with salary stock units is that they may encourage risk-taking because the value of each grant is directly linked to the value of Company stock. This risk is mitigated by subjecting salary stock units to a minimum holding period of one year for half of the salary stock units and two years for the other half. The Committee also recognized that the number of shares delivered under the salary stock program is modified each pay period based on the then current share price. In light of these mitigating factors, the Committee believes the Company’s salary stock unit awards do not encourage our senior executive officers to take unnecessary and excessive risks that threaten the value of the Company and do not encourage short-term results rather than long-term value creation or the manipulation of reported earnings.

Employee Compensation Plans. Annual incentive compensation to our key employees is generally paid under either the Management Incentive Plan (“MIP”) or one of a number of Line of Business (“LOB”) plans. Senior managers with company-wide or broad strategic responsibility participate in MIP. In addition, MIP compensates other managers or key employees who are not directly associated with revenue production including key associates in corporate functions such as risk management, finance, accounting, human resources and administration.

Key associates who are directly involved in the production of income for the Company are generally compensated under an incentive plan designed to support the strategic business plan of one of our many LOBs. LOB plans are generally structured to drive specific behaviors that directly impact revenue or productivity. Therefore, LOB plans cannot be categorized as a single plan within each LOB, but rather represent a number of individual plans that share many common design features and terms but incent very separate and distinct business activities within each unique business unit. The compensation review team reviewed over 50 plans including plans within our Business Services Division, Consumer Services Division, Trust Division, and Mortgage Division, as well as our Insurance and Investment Banking/Brokerage Services subsidiaries. LOB plans generally fall into one of three categories: commission plans, scorecard plans, and bonus plans. Commission plans generally pay revenue-producing associates based on a formulaic monthly payment tied to individual production. Associates in our mortgage, insurance and brokerage business lines represent the bulk of our commissioned-based associates. Scorecard plans can generally be described as plans which provide formulaic payments based on sales of specific products or from the accumulation of scorecard points for various business activities that are established at the beginning of the performance period and set in accordance with our strategic business plan for the year. Scorecard plans are prevalent within business units such as retail sales as well as business, private and community banking. Payments from bonus plans are discretionary awards that are funded from a pool of dollars generated by business unit revenue performance or profit and can be found within all LOBs.

The principal risk under these LOB plans is that individual payouts may be disproportionate to LOB and corporate performance. In addition to the entity level controls discussed above, risk is further mitigated in one or more of the following ways: (i) through the establishment of threshold, target and maximum performance hurdles; (ii) maximum caps on total compensation that can be paid under the plan; (iii) caps on contributions to the pool of dollars available for the payment of incentive compensation; (iv) the addition of risk or quality qualifiers for payment under the plan; (v) discretion retained by the applicable plan administrator or upper level management to reduce payouts under the plans; (vi) through audit and verification of receipt of income and/or revenue; and (vii) through the implementation of clawbacks and/or deferral of compensation.

After taking into account the analysis conducted by the SRO and compensation review team, the Committee and the SRO concluded that after the modifications made as a part of the review, none of the compensation plans of the organization subject Regions to unnecessary or excessive risk or encourage the manipulation of reported earnings to enhance the compensation of any associate.

In addition, management and the Committee acknowledged that compensation practices are important components of our approach to risk management. Therefore, we have also taken steps to further strengthen our compensation risk management framework. Additional safeguards that have been established include: (i) further formalizing the approval process for any compensation plan including documenting the methodology and process used to assure identification and transparency of any risks; (ii) requiring and standardizing across LOBs a quarterly review process to assist in monitoring and controlling any identification of risks; (iii) strengthening plan documentation requirements including the addition of stronger clawback provisions; and (iv) modifying the payment approval process to add additional back end review of risk assessment and appropriate payment modification, if necessary.

Certification. As required under ARRA, the Committee certifies that:

(1) it has reviewed with the Senior Risk Officer of Regions the senior executive officer compensation arrangements and has made all reasonable efforts to ensure that these plans do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Company;

(2) it has reviewed with the Senior Risk Officer of Regions the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and

(3) it has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

THE COMPENSATION COMMITTEE

James R. Malone—Chairman

David J. Cooper, Sr.

Don DeFosset

Eric C. Fast

John D. Johns

Susan W. Matlock

Lee J. Styslinger III

2011 COMPENSATION

The following tables contain information about the President and Chief Executive Officer, Chief Financial Officer and the three other most highly paid executive officers at the end of 2011.

SUMMARY COMPENSATION TABLE

Name	Principal Position	Year	Salary	Bonus		Stock Awards Value ($)		Option Awards Value ($)		Non Equity Incentive Plan Compensation	Change in Pension Value & NQ Deferred Comp Earnings	All Other Comp (6)	Total
O. B. Grayson Hall, Jr.	President and Chief	2011	$850,000	—		$3,605,000	(1)	—		—	$1,758,611	$167,864	$6,381,475
	Executive Officer	2010	$837,500	—		$2,287,500		—		—	$1,808,868	$181,928	$5,115,796
		2009	$730,000	—		$1,815,986		$863,583		—	$744,228	$73,948	$4,227,745

David J. Turner, Jr.	Senior Executive Vice President and Chief Financial Officer	2011	$575,000	—		$876,600	(1)	—		—	$199,605	$69,336	$1,720,541
		2010	$542,667	—		$416,666		—		—	$134,925	$80,175	$1,174,433

John C. Carson, Jr.	Executive Managing Director and Chief Executive Officer of Morgan Keegan	2011	$1,500,000	—		$1,025,000	(1)	—		—	—	$4,325	$2,529,325
		2010	$1,500,000	—		$713,999		—		—	—	$3,325	$2,217,324

C. Matthew Lusco	Senior Executive Vice President and Chief Risk Officer	2011	$441,346	$1,225,000	(5)	$525,620	(2)	—		—	N/A	$28,325	$2,220,291

Fournier J. Gale, III	Senior Executive Vice President, General Counsel and Corporate Secretary	2011	$416,667	$500,000	(5)	$282,496	(3)	$468,807	(4)	—	N/A	$29,693	$1,697,663

(1)	The amount reflected for Mr. Hall, Mr. Turner and Mr. Carson includes the grant date fair value of a stock award grant made to them on February 23, 2011. This grant was for service and performance during 2010 under the TARP compensation standards, but under SEC rules, must be reported for calendar year 2011.

For Mr. Hall, Mr. Turner and Mr. Carson, this amount also reflects the annual grant of salary stock units. Salary stock units are a form of compensation allowable under TARP. Salary stock units are awarded in equal installments each pay period and are fully vested at grant, but not payable until a later date. Salary stock values included in the table are the following:

Name	Salary Stock Realized for 2011 (before tax)	Salary Stock Units (net of tax)
O. B. Grayson Hall, Jr.	$2,450,000	454,786
David J. Turner, Jr	$500,000	92,758
John C. Carson, Jr.	$500,000	92,813

The 2011 grant of salary stock is payable in two installments: the first installment of 50% was payable as of January 1, 2012 at the stock price on that date and the second installment of the balance is payable as of January 1, 2013 at the stock price on that date.

For more detail regarding the stock awards for NEOs, please see pages 33 and 38 through 40 of the Compensation Discussion and Analysis and the 2011 Grants of Plan-Based Awards Table on pages 58 through 60 of the proxy statement.

(2)	Upon the hire of Mr. Lusco in early 2011, the Compensation Committee approved a grant of TARP-compliant restricted stock to be made at the time of the annual grant. The amount reflected in this column for Mr. Lusco is the grant date fair value of that stock award grant made to him on June 1, 2011.
(3)	Upon the hire of Mr. Gale in early 2011, the Compensation Committee approved a grant of restricted stock to be made to Mr. Gale. The amount reflected in this column for Mr. Gale is the grant date fair value of that stock award grant made to him on March 1, 2011.
(4)	Upon the hire of Mr. Gale in early 2011, the Compensation Committee approved a grant of stock options to be made to Mr. Gale. The amount reflected in this column for Mr. Gale is the grant date fair value of that option grant made to him on March 1, 2011. For these stock options granted under the Regions 2010 LTIP, the exercise price is the closing market price on the date of grant. The ASC 718 assumptions for valuing options granted under the Regions 2010 LTIP on March 1, 2011 were: risk free rate of return (2.39%), dividend yield (2.22%), volatility (74.04%) and expected life (5.78 years).
(5)	This amount represents annual bonuses for 2011 performance as approved by the Compensation Committee under the Regions’ Management Incentive Plan. For Mr. Lusco, this amount also includes an employment bonus of $750,000 approved by the Compensation Committee upon the hire of Mr. Lusco.
(6)	The 2011 amount for Mr. Hall includes $124,500 in Company contributions to the Regions Financial Corporation 401(k) Plan and the Regions Financial Corporation Supplemental 401(k) Plan. This amount also includes an AmSouth prior profit sharing plan payment of $2,708.

The 2011 amount for Mr. Turner includes $49,500 in Company contributions to the Regions Financial Corporation 401(k) Plan and the Regions Financial Corporation Supplemental 401(k) Plan.

The 2011 amount for Mr. Carson includes $3,325 in Company contributions to the Morgan Keegan & Company, Inc. Revised Profit Sharing and Retirement Savings Plan.

TOTAL 2011 GRANTS

The following table details all equity-based and non-equity plan-based awards granted to each of the Named Executive Officers in the Summary Compensation Table in 2011.

Equity grants issued during 2011 were issued under the Regions Financial Corporation 2010 Long Term Incentive Plan (“Regions 2010 LTIP”). The Regions 2010 LTIP was approved by stockholders at the 2010 annual meeting and permits grants of awards in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance based awards, dividend equivalents, or other stock-based awards, or any other right or interest relating to stock or cash. Under the Regions 2010 LTIP, 100 million shares and share equivalents of our common stock were authorized for issuance. Awards under the Regions 2010 LTIP may vest over time or upon the achievement of pre-established performance goals. In addition, awards generally vest on termination of an award holder’s employment within 24 months after a change-in-control of Regions (as defined in the Regions 2010 LTIP to exclude certain merger-of-equals transactions).

2011 GRANTS OF PLAN-BASED AWARDS

Executive Name	Principal Position	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh) (2)	Grant Date Fair Value of Stock and Option Awards (3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
O. B. Grayson Hall, Jr.	President and Chief	2/23/2011	—	—	—	—	—	—	156,504.00	—	—	$1,155,000
	Executive Officer	2/23/2011	—	—	—	—	—	—	40,895.58	—	—	$306,250
		2/28/2011	—	—	—	—	—	—	13,167.95	—	—	$102,083
		3/15/2011	—	—	—	—	—	—	13,724.85	—	—	$102,083
		3/31/2011	—	—	—	—	—	—	13,857.18	—	—	$102,083
		4/15/2011	—	—	—	—	—	—	14,031.12	—	—	$102,083
		4/29/2011	—	—	—	—	—	—	13,706.15	—	—	$102,083
		5/13/2011	—	—	—	—	—	—	14,269.95	—	—	$102,083
		5/31/2011	—	—	—	—	—	—	14,249.73	—	—	$102,083
		6/15/2011	—	—	—	—	—	—	16,358.23	—	—	$102,083
		6/30/2011	—	—	—	—	—	—	16,226.31	—	—	$102,083
		7/15/2011	—	—	—	—	—	—	16,795.18	—	—	$102,083
		7/29/2011	—	—	—	—	—	—	16,519.40	—	—	$102,083
		8/15/2011	—	—	—	—	—	—	22,110.58	—	—	$102,083
		8/31/2011	—	—	—	—	—	—	22,159.28	—	—	$102,083
		9/15/2011	—	—	—	—	—	—	25,598.76	—	—	$102,083
		9/30/2011	—	—	—	—	—	—	30,211.15	—	—	$102,083
		10/14/2011	—	—	—	—	—	—	27,190.03	—	—	$102,083
		10/31/2011	—	—	—	—	—	—	25,598.76	—	—	$102,083
		11/15/2011	—	—	—	—	—	—	24,901.76	—	—	$102,083
		11/30/2011	—	—	—	—	—	—	24,477.65	—	—	$102,083
		12/15/2011	—	—	—	—	—	—	25,340.84	—	—	$102,083
		12/30/2011	—	—	—	—	—	—	23,396.07	—	—	$102,083

Executive Name	Principal Position	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh) (2)	Grant Date Fair Value of Stock and Option Awards (3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David J. Turner, Jr.	Senior Executive Vice	2/23/2011	—	—	—	—	—	—	51,030.00	—	—	$376,600
	President and Chief	2/23/2011	—	—	—	—	—	—	8,290.52	—	—	$62,500
	Financial Officer	2/28/2011	—	—	—	—	—	—	2,687.34	—	—	$20,833
		3/15/2011	—	—	—	—	—	—	2,800.99	—	—	$20,833
		3/31/2011	—	—	—	—	—	—	2,828.00	—	—	$20,833
		4/15/2011	—	—	—	—	—	—	2,863.49	—	—	$20,833
		4/29/2011	—	—	—	—	—	—	2,797.17	—	—	$20,833
		5/13/2011	—	—	—	—	—	—	2,912.23	—	—	$20,833
		5/31/2011	—	—	—	—	—	—	2,908.11	—	—	$20,833
		6/15/2011	—	—	—	—	—	—	3,338.41	—	—	$20,833
		6/30/2011	—	—	—	—	—	—	3,311.49	—	—	$20,833
		7/15/2011	—	—	—	—	—	—	3,427.59	—	—	$20,833
		7/29/2011	—	—	—	—	—	—	3,371.30	—	—	$20,833
		8/15/2011	—	—	—	—	—	—	4,512.36	—	—	$20,833
		8/31/2011	—	—	—	—	—	—	4,522.30	—	—	$20,833
		9/15/2011	—	—	—	—	—	—	5,224.24	—	—	$20,833
		9/30/2011	—	—	—	—	—	—	6,165.54	—	—	$20,833
		10/14/2011	—	—	—	—	—	—	5,548.99	—	—	$20,833
		10/31/2011	—	—	—	—	—	—	5,224.24	—	—	$20,833
		11/15/2011	—	—	—	—	—	—	5,081.99	—	—	$20,833
		11/30/2011	—	—	—	—	—	—	4,995.44	—	—	$20,833
		12/15/2011	—	—	—	—	—	—	5,171.60	—	—	$20,833
		12/30/2011	—	—	—	—	—	—	4,774.71	—	—	$20,833

John C. Carson, Jr.	Executive Managing	2/23/2011	—	—	—	—	—	—	71,138.00	—	—	$525,000
	Director and Chief	2/23/2011	—	—	—	—	—	—	8,346.04	—	—	$62,500
	Executive Officer of	2/28/2011	—	—	—	—	—	—	2,687.34	—	—	$20,833
	Morgan Keegan	3/15/2011	—	—	—	—	—	—	2,800.99	—	—	$20,833
		3/31/2011	—	—	—	—	—	—	2,828.00	—	—	$20,833
		4/15/2011	—	—	—	—	—	—	2,863.49	—	—	$20,833
		4/29/2011	—	—	—	—	—	—	2,797.17	—	—	$20,833
		5/13/2011	—	—	—	—	—	—	2,912.23	—	—	$20,833
		5/31/2011	—	—	—	—	—	—	2,908.11	—	—	$20,833
		6/15/2011	—	—	—	—	—	—	3,338.41	—	—	$20,833
		6/30/2011	—	—	—	—	—	—	3,311.49	—	—	$20,833
		7/15/2011	—	—	—	—	—	—	3,427.59	—	—	$20,833
		7/29/2011	—	—	—	—	—	—	3,371.30	—	—	$20,833
		8/15/2011	—	—	—	—	—	—	4,512.36	—	—	$20,833
		8/31/2011	—	—	—	—	—	—	4,522.30	—	—	$20,833
		9/15/2011	—	—	—	—	—	—	5,224.24	—	—	$20,833
		9/30/2011	—	—	—	—	—	—	6,165.54	—	—	$20,833
		10/14/2011	—	—	—	—	—	—	5,548.99	—	—	$20,833
		10/31/2011	—	—	—	—	—	—	5,224.24	—	—	$20,833
		11/15/2011	—	—	—	—	—	—	5,081.99	—	—	$20,833
		11/30/2011	—	—	—	—	—	—	4,995.44	—	—	$20,833
		12/15/2011	—	—	—	—	—	—	5,171.60	—	—	$20,833
		12/30/2011	—	—	—	—	—	—	4,774.71	—	—	$20,833

Executive Name	Principal Position	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh) (2)	Grant Date Fair Value of Stock and Option Awards (3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
C. Matthew Lusco	Senior Executive Vice President and Chief Risk Officer	6/1/2011	—	—	—	—	—	—	80,370.00	—	—	$525,620

Fournier J. Gale, III	Senior Executive Vice	3/1/2011	—	—	—	—	—	—	38,021.00	—	—	$282,496
	President, General Counsel and Corporate Secretary	3/1/2011	—	—	—	—	—	—	—	114,065	$7.43	$468,807

(1)	Grants of salary stock units are included in this column. Salary stock units are a form of compensation allowable under TARP. Salary stock units were awarded to be made in equal installments at each of 24 pay periods (net of Social Security and Medicare tax) throughout 2011 and are fully vested at grant, but not payable until a later date. The 2011 grants of salary stock units were approved by the Compensation Committee at their February meeting, made retroactively effective January 1, 2011. The 2011 grants of salary stock are payable in two installments: the first installment of 50% was payable as of January 1, 2012 at the stock price on that date and the second installment of the balance is payable as of January 1, 2013 at the stock price on that date.

Restricted stock granted under the Regions 2010 LTIP on February 23, 2011 represents TARP-compliant restricted stock grants for 2010 service and performance under the TARP compensation standards, but under SEC rules, reported for calendar year 2011. The June 1, 2011 grant to Mr. Lusco also represents a TARP-compliant restricted stock grant approved by the Compensation Committee upon the hire of Mr. Lusco to be made at the time of the annual grant.

(2)	For stock options granted under the Regions 2010 LTIP, the exercise price is the closing market price on the date of grant.
(3)	The ASC 718 assumptions for valuing options granted under the Regions 2010 LTIP on March 1, 2011 were: risk free rate of return (2.39%), dividend yield (2.22%), volatility (74.04%) and expected life (5.78 years).

YEAR-END HOLDINGS

The following table sets forth outstanding equity-based awards held by each of the Named Executive Officers in the Summary Compensation Table as of December 31, 2011.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2011

				Option Awards (1)					Stock Awards (2)
Executive Name	Executive Title	Grant Date		Number of Unexercised Options at FYE Exercisable (#)	Number of Unexercised Options at FYE Unexercisable (#)	Equity Incentive Plan Awards: # of Securities Underlying Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares/Stock Units Unvested (#)	Market Value of Shares/ Stock Units Unvested ($)	Equity Incentive Plan Awards: # of Unearned Shares / Units / Other Rights Unvested (#)	Equity Incentive Plan Awards: Market/ Payout Value of Unearned Shares / Units / Other Rights Unvested ($)
O. B. Grayson Hall, Jr.	President and Chief Executive Officer	1/29/2002		2,623	—	—	$25.41	1/29/2012	—	—	—	—
		1/29/2002		83,496	—	—	$25.41	1/29/2012	—	—	—	—
		2/10/2003		3,891	—	—	$25.70	2/10/2013	—	—	—	—
		2/10/2003		76,487	—	—	$25.70	2/10/2013	—	—	—	—
		2/04/2004		67,376	—	—	$30.55	2/04/2014	—	—	—	—
		2/04/2004		3,273	—	—	$30.55	2/04/2014	—	—	—	—
		2/08/2005		3,123	—	—	$32.02	2/08/2015	—	—	—	—
		2/08/2005		111,942	—	—	$32.02	2/08/2015	—	—	—	—
		4/03/2006		2,902	—	—	$34.46	4/03/2016	—	—	—	—
		4/03/2006		81,064	—	—	$34.46	4/03/2016	—	—	—	—
		4/24/2007		2,851	—	—	$35.07	4/23/2017	—	—	—	—
		4/24/2007		82,864	—	—	$35.07	4/23/2017	—	—	—	—
		10/19/2007		—	—	—	—	—	150,127	$645,546	—	—
		2/28/2008		4,557	—	—	$21.94	2/27/2018	—	—	—	—
		2/28/2008		277,462	—	—	$21.94	2/27/2018	—	—	—	—
		2/24/2009	(3)	20,263	10,132	—	$3.29	2/23/2019	288,184	$1,239,191	—	—
		2/24/2009	(3)	303,176	151,588	—	$3.29	2/23/2019	—	—	—	—
		2/23/2011		—	—	—	—	—	156,504	$672,967	—	—

David J. Turner, Jr.	Senior Executive Vice President and Chief Financial Officer	5/2/2005		3,011	—	—	$33.21	5/2/2015	—	—	—	—
		5/2/2005		24,579	—	—	$33.21	5/2/2015	—	—	—	—
		4/3/2006		2,902	—	—	$34.46	4/3/2016	—	—	—	—
		4/3/2006		30,908	—	—	$34.46	4/3/2016	—	—	—	—
		4/24/2007		2,851	—	—	$35.07	4/23/2017	—	—	—	—
		4/24/2007		17,149	—	—	$35.07	4/23/2017	—	—	—	—
		10/19/2007		—	—	—	—	—	12,199	$52,456	—	—
		2/28/2008		4,557	—	—	$21.94	2/27/2018	—	—	—	—

				Option Awards (1)					Stock Awards (2)
Executive Name	Executive Title	Grant Date		Number of Unexercised Options at FYE Exercisable (#)	Number of Unexercised Options at FYE Unexercisable (#)	Equity Incentive Plan Awards: # of Securities Underlying Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares/Stock Units Unvested (#)	Market Value of Shares/ Stock Units Unvested ($)	Equity Incentive Plan Awards: # of Unearned Shares / Units / Other Rights Unvested (#)	Equity Incentive Plan Awards: Market/ Payout Value of Unearned Shares / Units / Other Rights Unvested ($)
		2/28/2008		55,265	—	—	$21.94	2/27/2018	—	—	—	—
		2/23/2011		—	—	—	—	—	51,030	$219,429	—	—

John C. Carson, Jr.	Executive Managing Director and Chief Executive Officer of Morgan Keegan	3/8/2002		21,072	—	—	$27.62	3/8/2012	—	—	—	—
		3/8/2002		3,620	—	—	$27.62	3/8/2012	—	—	—	—
		3/1/2005		2,469	—	—	$32.60	3/1/2012	—	—	—	—
		12/20/2005		22,115	—	—	$34.66	12/20/2012	—	—	—	—
		12/20/2005		2,885	—	—	$34.66	12/20/2012	—	—	—	—
		4/3/2006		1,333	—	—	$35.38	4/3/2013	—	—	—	—
		4/3/2006		667	—	—	$35.38	4/3/2013	—	—	—	—
		4/2/2007		2,000	—	—	$34.92	4/3/2014	—	—	—	—
		4/24/2007		14,286	—	—	$35.14	4/23/2017	—	—	—	—
		2/28/2008		62,671	—	—	$21.94	2/27/2018	20,119	$86,512	—	—
		4/1/2008		2,000	—	—	$21.45	3/31/2018	—	—	—	—
		2/24/2009	(3)	44,473	44,473	—	$3.29	2/23/2019	79,251	$340,779	—	—
		2/24/2010		—	—	—	—	—	107,530	$462,379	—	—
		2/23/2011		—	—	—	—	—	71,138	$305,893	—	—

C. Matthew Lusco	Senior Executive Vice President and Chief Risk Officer	6/1/2011		—	—	—	—	—	80,370	$345,591	—	—

Fournier J. Gale, III	Senior Executive Vice President, General Counsel and Corporate Secretary	3/1/2011		—	13,458	—	$7.43	2/28/2021	38,021	$163,490	—	—
		3/1/2011		—	100,607	—	$7.43	2/28/2021	—	—	—	—

(1)	Stock options are granted to vest in equal annual installments on each of the first three anniversaries of the date of grant.

(2)	The restrictions on restricted stock are generally scheduled to lapse in one lump sum on the third anniversary of the date of grant. However, the October 2007 grant of restricted stock units to Mr. Hall and Mr. Turner and the February 2008 grant of restricted stock units to Mr. Carson lapse in one lump sum on the fifth anniversary of the date of grant.

(3)	The amounts associated with this award reflect outstanding options relative to the original grant and the December 31, 2011 value of restricted stock outstanding. Pursuant to the provisions of TARP, the executive will not receive the entire amount/value associated with this award. Only a fraction will be retained represented by the numerator of which is the amount of time the NEO has been subject to TARP and the denominator of which is the expected life of 6.75 years for options and the restriction period of 3 years for restricted stock.

OPTION EXERCISES AND STOCK VESTED DURING 2011

The following table sets forth the amounts realized by each of the Named Executive Officers named in the Summary Compensation Table in 2011 as a result of the exercise of options and vesting of stock awards in 2011.

2011 OPTION EXERCISES AND STOCK VESTED

Executive Name	Executive Title	Option Awards		Stock Awards
		Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)

O. B. Grayson Hall, Jr.	President and Chief Executive Officer	—	—	454,786	$2,450,000

David J. Turner, Jr.	Senior Executive Vice President and Chief Financial Officer	—	—	92,758	$500,000

John C. Carson, Jr.	Executive Managing Director and Chief Executive Officer of Morgan Keegan	—	—	144,659	$896,103

C. Matthew Lusco	Senior Executive Vice President and Chief Risk Officer	—	—	—	—
Fournier J. Gale, III	Senior Executive Vice President, General Counsel and Corporate Secretary	—	—	—	—

(1)	These amounts include two items: salary stock units awarded throughout 2011, and shares vested in association with the release of restricted stock and are detailed in the following schedule:

Name	Vested Salary Stock Units (net of Social Security & Medicare tax)	Salary Stock Realized for 2011 (before Social Security & Medicare tax)	Vested Shares of Restricted Stock Released	Value of Shares of Restricted Stock Released
O. B. Grayson Hall, Jr.	454,786	$2,450,000	N/A	N/A
David J. Turner, Jr.	92,758	$500,000	N/A	N/A
John C. Carson, Jr.	92,813	$500,000	51,846	$396,103
C. Matthew Lusco	N/A	N/A	N/A	N/A
Fournier J. Gale, III	N/A	N/A	N/A	N/A

Salary stock units are vested at award and are subject to Social Security and Medicare tax withholding. Salary stock units are subject to transfer restrictions until the time of payout in two installments, the first installment being 50% payable as of January 1, 2012, at the stock price on that date and the second installment of the balance payable as of January 1, 2013, at the stock price on that date.

The amounts reflected in this table are also reflected in the stock awards column of the Summary Compensation Table.

PENSION BENEFITS

Regions Qualified and Nonqualified Plans. All benefits earned under the Regions Financial Corporation Retirement Plan (the “Regions Retirement Plan”), a non-contributory qualified defined benefit plan, are based on years of credited service up to 30 and the annual average of the highest five consecutive years of base salary earned out of the last 10 years worked.

The Regions Financial Corporation Post 2006 Supplemental Executive Retirement Plan (the “Regions SERP”) provides benefits that would otherwise be denied participants under the qualified Regions Retirement Plan because of tax code limitations on qualified plan benefits, as well as additional benefits that serve to attract and retain high quality senior executive talent for the organization. There are two types of retirement benefits in the Regions SERP: a regular benefit and a targeted benefit. The annual average covered compensation for both benefits is based on the highest three consecutive years of eligible compensation out of the last 10 years worked. The amount of the regular Regions SERP benefit is determined by the length of the retiree’s credited service up to 35 years and the annual average covered compensation utilizing the Regions Retirement Plan formula. Participants vest in the Regions SERP benefit after five years of service or attainment of age 55. The regular Regions SERP benefit is available to all eligible SERP participants.

The targeted Regions SERP retirement benefit is available only to a select group of senior officers. This targeted Regions SERP benefit provides a percentage of annual average covered compensation based on years of credited service ranging from 40% at 10 years up to a maximum of 65% at 35 years. These targeted Regions SERP benefits are offset by the qualified plan benefit and the Social Security benefit. Participants vest in this benefit only after 10 years of service and the attainment of age 60, except in the case of death, disability or change-in-control (although the change-in-control feature of this plan is currently precluded due to our participation in TARP). If a participant who participates in both the regular SERP benefit and the targeted SERP benefit retires prior to meeting these vesting requirements, he or she will receive a regular SERP benefit. The following 2011 Pension Benefits table reflects the actuarial present value benefit from the Regions Retirement Plan and Regions SERP.

2011 PENSION BENEFITS

Executive Name	Executive Title	Plan Name	Number of Years Credited Service (#) (1)	Pension Benefits
				Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
O. B. Grayson Hall, Jr.	President & Chief Executive Officer	Regions Financial Corporation Retirement Plan	30	1,084,311	—
		Regions Financial Corporation Post 2006 SERP	30	9,880,496	—

David J. Turner, Jr.	Senior Executive Vice President and Chief Financial Officer	Regions Financial Corporation Retirement Plan	6	156,935	—
		Regions Financial Corporation Post 2006 SERP	6	381,392	—

John C. Carson, Jr.	Executive Managing Director and Chief Executive Officer of Morgan Keegan	NA	NA	NA	NA
		NA	NA	NA	NA

C. Matthew Lusco	Senior Executive Vice President and Chief Risk Officer	NA	NA	NA	NA
		NA	NA	NA	NA

Fournier J. Gale, III	Senior Executive Vice President, General Counsel and Corporate Secretary	NA	NA	NA	NA
		NA	NA	NA	NA

(1)	For Mr. Hall and Mr. Turner, the Regions Retirement Plan (a tax-qualified pension plan) caps the number of years of participant service for purposes of benefit accrual under the plan at 30 years. The Regions SERP (a nonqualified plan) caps participant service at 35 years.

(2)	The present value of the accumulated qualified plan benefits reflects the present value as of December 31, 2011, and was determined using a 4.60% discount rate and the separate static annuitant/nonannuitant mortality tables for males and females issued by the IRS for 2012 funding purposes. The present value of the accumulated SERP benefits reflects the present value as of December 31, 2011, and was determined using a 4.35% discount rate and the 2012 PPA lump sum mortality table. For purposes of the present value calculation, no pre-retirement mortality was assumed and the payment date was assumed to be the earliest unreduced retirement date under the plan. The payment age of 62 (life only) was assumed for the Regions Retirement Plan and the payment age was assumed to be age 60 for the Regions SERP. Mr. Carson, Mr. Gale and Mr. Lusco do not participate in the pension plans of the company.

NONQUALIFIED DEFERRED COMPENSATION

Regions maintains the following nonqualified deferred compensation plans in which our NEOs participate.

Regions Financial Corporation Supplemental 401(k) Plan. Regions sponsors an excess contribution plan for executives and other 401(k) plan participants whose compensation exceeds the annual tax code limit on compensation that can be taken into account for purposes of contributions to the 401(k) plan. Under this plan, participants may continue to make contributions on a nonqualified basis. In 2011, Regions made contributions to this plan up to 6% of base and incentive compensation provided the executive had elected a deferral rate on his or her base compensation of at least 6% for the year. Mr. Hall and Mr. Turner participated in the Regions Supplemental 401(k) Plan during 2011. Mr. Carson, Mr. Lusco and Mr. Gale did not participate in the Regions Supplemental 401(k) Plan during 2011.

Regions Financial Corporation Salary Stock Unit Award Program. Salary stock is a form of compensation allowable under TARP. Regions entered into Salary Stock Unit Award Agreements in the form of restricted stock units payable in cash with three of the five NEOs for 2011. Since the salary stock unit award is vested at grant, but not payable until a later date, this program is a form of deferred compensation. NEOs who participate in this program do not make any elections with regard to degree of participation nor time or manner of distribution. Salary stock units are fully vested at grant and are not subject to forfeiture and the payment date may not be accelerated. Salary stock units awarded throughout 2011 will be payable in two installments with the first installment of 50% payable as of January 1, 2012, at the stock price on that date and the second installment of the balance payable as of January 1, 2013, at the stock price on that date.

Regions Financial Corporation Restricted Cash Program. This restricted cash program is limited to associates eligible for Long Term Incentive Plan participation. This restricted cash vests three years from the date of the award as long as the associate is actively employed at the time of vesting. Mr. Turner qualified as a participant in 2009, prior to becoming an NEO. This outstanding award will vest in 2012 and pursuant to the provisions of TARP, Mr. Turner will not receive the entire amount associated with this award.

Morgan Keegan & Company, Inc. Restricted Cash Plan. This restricted cash plan is limited to associates whose annual compensation exceeds $245,000 and allows eligible associates to receive 5% of their cash compensation as restricted cash. This restricted cash vests five years from the date of the award as long as the associate is actively employed at the time of vesting. Mr. Carson qualifies as a participant; however he was ineligible to receive a restricted cash award for 2011 due to limitations of the TARP Compensation Standards.

The following table sets forth the executive contributions, Regions’ contributions and the aggregate earnings, withdrawals and balances during 2011 under the nonqualified deferred compensation plans maintained by Regions.

NONQUALIFIED DEFERRED COMPENSATION FOR 2011

Executive Name	Executive Title		Non-Qualified Deferred Compensation
			Executive Contributions at December 31, 2011 ($) (1 a & b)	Company Contributions at December 31, 2011 ($) (2 a & b)	Aggregate Earnings at December 31, 2011 ($) (3 a & b)	Aggregate Withdrawals / Distributions ($) (4 a & b)	Aggregate Balance at December 31, 2011 ($) (5 a & b)
O. B. Grayson Hall, Jr.	President and Chief Executive Officer	Supplemental 401(k) (a)	$102,500	$109,800	($134,616)	—	$1,341,700
		Salary Stock (b)	—	$1,955,584	($442,256)	$1,136,085	$2,669,443

						Total:	$4,011,143

David J. Turner, Jr.	Senior Executive Vice President and Chief Financial Officer	Supplemental 401(k) (a)	$33,000	$34,800	($37,735)	—	$193,109
		Regions Restricted Cash (6)	—	—	($17,472)	—	$374,504
		Salary Stock (b)	—	$398,859	($90,244)	$204,707	$527,728

						Total:	$1,095,341
John C. Carson, Jr.	Executive Managing Director and Chief Executive Officer of Morgan Keegan	Morgan Keegan Deferred Compensation (7)	—	—	—	—	—
		Morgan Keegan Restricted Cash (7)	—	—	($114,005)	$114,133	$423,770
		Salary Stock (b)	—	$399,100	($91,583)	—	$401,171

						Total:	$824,941

C. Matthew Lusco	Senior Executive Vice President and Chief Risk Officer	Supplemental 401(k) (a)	—	—	—	—	—
		Salary Stock (b)	—	—	—	—	—

						Total:	—
Fournier J. Gale, III	Senior Executive Vice President, General Counsel and Corporate Secretary	Supplemental 401(k) (a)	—	—	—	—	—
		Salary Stock (b)	—	—	—	—	—

						Total	—

(1)	(a) Amounts in this column represent amounts deferred from the applicable NEO’s base salary and annual bonus (if applicable) and that are reported in the “Salary” and “Bonus” (if applicable) columns of the Summary Compensation Table.

(b) Executives do not make salary stock or restricted cash contributions.

(2)	(a) Amounts in this column include Company contributions under the Regions Financial Corporation Supplemental 401(k) Plan. These amounts are also reflected in the “All Other Compensation” column of the Summary Compensation Table.

(b)	Also included in this column and also reflected in the “Stock Awards” column of the Summary Compensation Table (on a before Social Security & Medicare tax basis) are amounts associated with the salary stock units (after Social Security & Medicare tax) awarded throughout 2011, as follows:

Name	Value of Salary Stock Deferred (after Social Security & Medicare tax)
O. B. Grayson Hall, Jr.	$1,955,584
David J. Turner, Jr.	$398,859
John C. Carson, Jr.	$399,100

(3)	(a) Amounts in this column include earnings/losses from the Regions Financial Corporation Supplemental 401(k) Plan, and

(b) the change in value of Regions Financial Corporation Salary Stock Unit Awards from the awards granted throughout 2011 to December 31, 2011, and includes dividend earnings.

(4)	(a) There were no distributions from the Regions Financial Corporation Supplemental 401(k) Plan to any of the named executive officers during 2011.

(b) Amounts in this column represent the first installment distribution of 50% of the balance as of December 31, 2010 of the 2010 salary stock grant that became payable as of January 1, 2011.

(5)	(a) The December 31, 2011 balances do not include true-up Company contributions that were made in early 2012 based on executive deferral elections from 2011 pay. These contributions are included, however, in the column “Company Contributions at December 31, 2011”. The aggregate balance at December 31, 2011 includes the balance in the Regions Financial Corporation Supplemental 401(k) Plan, and

(b) the value of 100% of the salary stock units granted throughout 2011 and the remaining balance of the salary stock units granted in 2010 at December 31, 2011.

(6)	Mr. Turner has an unvested award from a restricted cash grant made in 2009 (prior to being named an Executive Officer) that will vest in 2012. Pursuant to the provisions of TARP, he will not receive the entire amount associated with this award. A fraction will be forfeited represented by the numerator of which is the amount of time the NEO has been subject to TARP and the denominator of which is the 3 year restriction period.

(7)	Mr. Carson is not a participant in the Morgan Keegan & Company, Inc. Deferred Compensation Plan and therefore there are no executive or company contributions to report as well as no earnings, withdrawals/distributions nor a balance to report. Mr. Carson has participated in the Morgan Keegan & Company, Inc. Restricted Cash Plan and the distribution amount of $114,133 in March 2011 was from a grant made five years prior.

POTENTIAL PAYMENTS BY REGIONS UPON TERMINATION OR CHANGE-IN-CONTROL

Regions maintains a variety of agreements, plans and programs under which our Named Executive Officers would be eligible to receive severance payments and other benefits upon termination of employment or a change-in-control of Regions. However, because of Regions’ participation in TARP, we are currently prohibited from making payments under these agreements, plans and programs to our Named Executive Officers.

Change-in-Control Agreements. All of our Named Executive Officers hold a change-in-control agreement. Under the change-in-control agreements, certain severance benefits are due if during the two-year period following a change-in-control, Regions terminates employment without “cause” or the agreement holder terminates employment with “good reason”. However, because of Regions’ participation in TARP, we are currently prohibited from making payments under these agreements to our Named Executive Officers. The following table reflects this prohibition.

Equity- Based Award Plans. Under the terms of our Long Term Incentive Compensation Plans equity-based awards generally vest at retirement, death, disability or a change-in-control. Regions’ TARP participation prohibits accelerated vesting at change-in-control except in the case of TARP-compliant restricted stock grants. The following table reflects any prohibitions and exceptions.

Pension and Deferred Compensation Plans. As described above in the “Compensation Discussion and Analysis” and under the “Pension Benefits” and “Nonqualified Deferred Compensation” sections, Regions maintains a number of tax-qualified and nonqualified retirement and deferred compensation plans under which certain employees, including certain of the NEOs, may receive benefits upon retirement or other terminations of employment. Upon termination of employment for any reason, each NEO would be entitled to receive the amounts set forth above under the “Aggregate Balance at December 31, 2011” column of the Nonqualified Deferred Compensation for 2011 table on page 67 of this proxy statement.

Welfare and Other Insurance Benefits. Regions sponsors a number of broad-based health, life, and disability benefit programs for its associates, in which NEOs also participate, such as short- and long-term disability coverage and group term life insurance coverage.

The following table quantifies certain amounts, such as restricted stock, that would be payable to NEOs upon various types of separation circumstances and that are described above. The table also quantifies certain additional payments and benefits not described above that are payable on certain terminations of employment. The amounts reflected in the table assume a December 31, 2011 termination of employment.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Executive Name	Executive Title	Voluntary	Involuntary Without Cause	Early Retirement	For Cause	Involuntary for Good Reason Following a CIC	Death	Disability
O. B. Grayson Hall, Jr.	President and Chief Executive Officer
Compensation:	LTI
	Restricted Stock (2)	—	—	NA	—	$672,967	$1,318,513	$1,318,513
	Stock Options (2)	—	—	NA	—	—	$101,754	$101,754
Perquisites:	Financial Planning	—	—	NA	—	—	$27,000	$27,000

	TOTAL:	—	—	NA	—	$672,967	$1,447,267	$1,447,267
David J. Turner, Jr.	Senior Executive Vice President and Chief Financial Officer
Compensation:	LTI
	Restricted Stock (2)	—	—	NA	—	$219,429	$271,885	$271,885
	Restricted Cash (3)	—	—	NA	—	—	$145,013	$145,013
	Stock Options (2)	—	—	NA	—	—	—	—
Perquisites:	Financial Planning	—	—	NA	—	—	$27,000	$27,000

	TOTAL:	—	—	NA	—	$219,429	$443,898	$443,898

John C. Carson, Jr. (1)	Executive Managing Director and Chief Executive Officer of Morgan Keegan
	LTI
	Restricted Stock (2)	—	—	—	—	$768,272	$854,784	$854,784
	Stock Options (2)	$28,548	$28,548	$28,548	—	$28,548	$28,548	$28,548
Perquisites:	Financial Planning	$27,000	$27,000	$27,000	—	$27,000	$27,000	$27,000

	TOTAL:	$55,548	$55,548	$55,548	—	$823,820	$910,332	$910,332

C. Matthew Lusco	Senior Executive Vice President and Chief Risk Officer
Compensation:	Cash Severance (4)	—	—	—	—	$1,900,000	—	—
	LTI
	Restricted Stock (2)	—	—	—	—	$345,591	$345,591	$345,591
Perquisites:	Financial Planning	—	—	—	—	$27,000	$27,000	$27,000
Benefits:	Value of continued welfare benefits	—	—	—	—	$8,280	—	—

	TOTAL:	—	—	—	—	$2,280,871	$372,591	$372,591

Fournier J. Gale, III (1)	Senior Executive Vice President, General Counsel and Corporate Secretary
Compensation:	Cash Severance (4)	—	—	—	—	$2,850,000	—	—
	LTI
	Restricted Stock (2)	$163,490	$163,490	$163,490	—	$163,490	$163,490	$163,490
	Stock Options (2)	$0	$0	$0	—	$0	$0	$0
Perquisites:	Financial Planning	$27,000	$27,000	$27,000	—	$27,000	$27,000	$27,000
Benefits:	Value of continued welfare benefits	—	—	—	—	$12,144	—	—

	TOTAL:	$190,490	$190,490	$190,490	—	$3,052,634	$190,490	$190,490

(1)	Mr. Carson and Mr. Gale are eligible for early retirement and normal retirement respectively. For purposes of the various termination columns above, with the exception of the “For Cause” column, because they are eligible for early retirement on December 31, 2011, they were assumed to have taken early retirement and therefore are entitled to receive the benefits shown above.

(2)	Based on a fair market value of Regions common stock of $4.30 per share on December 31, 2011.
(3)	Mr. Turner’s 2009 long term incentive grant is a grant of restricted cash and is reflective of his balance in that account as of December 31, 2011, adjusted for forfeiture of a portion of the award pursuant to the provisions of TARP.
(4)	Mr. Lusco and Mr. Gale were not 2011 TARP Top 25 associates at December 31, 2011 and as such, were covered by their change-in-control agreement had a change-in-control occurred. The following chart summarizes the meaning of “cause”, “good reason/without cause” and “change-in-control” under their agreements:

Name of Agreement	“cause”	“good reason” “without cause”	“change-in-control”
Lusco and Gale Change-in- Control Agreement	(i) willful and continued failure to substantially perform reasonably assigned duties, (ii) breach of fiduciary duty involving personal profit or commission of a felony or a crime involving fraud or moral turpitude, material breach of the agreement, (iii) engaging in illegal conduct or gross misconduct that materially injures Regions, (iv) failure to materially cooperate with an investigation authorized by the Board, a regulatory body, or a governmental department or agency, or (v) disqualification or bar by any governmental or regulatory authority from carrying out duties and responsibilities, or loss of any required licenses.	(i) an adverse change in responsibilities as in effect immediately before the change-in-control, (ii) a material diminution in the budget over which the executive has control, (iii) a material breach of the compensation provisions of the agreement or (iv) requiring the executive to move his principal place of work by more than 50 miles.	(i) an acquisition of 20% or more of the combined voting power of Regions voting securities, (ii) a change in a majority of the members of the Board (other than incumbent Board members), (iii) the consummation of a merger (unless voting securities of Regions outstanding immediately prior to the merger continued to represent at least fifty-five percent (55%) of the combined voting power of the voting securities of the surviving company outstanding immediately after such merger), or (iv) stockholder approval of a complete liquidation or dissolution of Regions.

DIRECTOR COMPENSATION

Fees. Directors who are employees of Regions or its subsidiaries do not receive a fee for their service as Directors. Directors who are not employees of Regions or its subsidiaries receive fees in accordance with the following schedule:

Component of Pay	All Directors	Additional fees for Committee Chairpersons	Additional fees for Non-Executive Chairman of the Board
Annual Cash Retainer (paid quarterly)	$50,000
Annual Stock Retainer (annual grant)	$70,000
Meeting Fee (paid for each Committee or Board meeting attended by Director)	$1,500 per meeting
Annual Retainer for Committee Chairpersons (paid quarterly)		$20,000 - Audit and Compensation Committees $10,000 - All other Committees
Annual Retainer for Nonexecutive Chairman of the Board of Directors (paid quarterly)			$200,000

Directors’ Deferred Stock Investment Plan. Non-employee Directors of Regions may participate in Regions’ Directors’ Deferred Stock Investment Plan, under which a Director may elect to defer receipt of some or all of the participant’s cash compensation. Deferred amounts are credited to a bookkeeping account for the Director, which is designated in notional shares of Regions common stock. Dividend equivalents, if any, are converted to additional notional shares of common stock in the participant’s account. At the end of the deferral period, the participant’s account is settled in actual shares of common stock, plus cash for any fractional share. Receipt and taxability of benefits are deferred until the time of payment in accordance with the payment election made by the Director at the time of the deferral. Most of the Directors of Regions elected to defer receipt of some or all of the retainer and meeting fees they were paid for service on the Board.

The following table contains information about the fees and other compensation paid to the non-employee members of the Regions Board in 2011.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($)	Total ($)
Samuel W. Bartholomew, Jr.	84,500	70,000	—	154,500
George W. Bryan	94,500	70,000	—	164,500
Carolyn Byrd	124,500	70,000	—	194,500
David J. Cooper, Sr.	108,500	70,000	—	178,500
Earnest W. Deavenport, Jr.	327,500	70,000	—	397,500
Don DeFosset	98,000	70,000	—	168,000
Eric C. Fast	107,000	70,000	—	177,000
John D. Johns	20,000	35,000	—	55,000
James R. Malone	124,000	70,000	—	194,000
Ruth Ann Marshall	46,000	52,500	—	98,500
Susan W. Matlock	96,500	70,000	—	166,500
John E. Maupin, Jr.	113,000	70,000	—	183,000
Charles D. McCrary	111,500	70,000	—	181,500
John R. Roberts	112,000	70,000	—	182,000
Lee J. Styslinger III	96,500	70,000	—	166,500

(1)	The amounts presented in this column represent the grant date fair values of the 2011 restricted stock award made to all non-employee Directors in service on May 24, 2011. The grant date fair value of the restricted stock granted May 24, 2011 was $6.77 per share, for a total grant date fair value of $70,000. Ruth Ann Marshall was appointed to Regions’ Board on August 25, 2011 and received the restricted stock award on August 25, 2011. The grant date fair value of the restricted stock granted August 25, 2011 was $4.05 per share, for a total grant date fair value of $52,500. John D. Johns was appointed to Regions’ Board on October 19, 2011 and received the restricted stock award on October 20, 2011. The grant date fair value of the restricted stock granted October 20, 2011 was $3.69 per share, for a total grant date fair value of $35,000. The shares awarded on May 24, 2011 are scheduled to vest in one lump sum on the date of the 2012 annual shareholder meeting. The shares awarded August 25, 2011 and October 20, 2011 are scheduled to vest in one lump sum one year following the date of the grant. The following table sets forth those non-employee Directors who served during 2011 and who had stock options or restricted stock outstanding as of December 31, 2011, and the number outstanding as of that date:

Name	Outstanding Stock Options (#)	Outstanding Restricted Stock (#)
Samuel W. Bartholomew, Jr.	46,485	30,460
George W. Bryan	28,600	30,460
Carolyn Byrd	—	18,012
David J. Cooper, Sr.	21,177	30,460
Earnest W. Deavenport, Jr.	50,043	30,460
Don DeFosset	21,177	30,460
Eric C. Fast	—	18,012
John D. Johns	—	9,485
James R. Malone	50,043	30,460
Ruth Ann Marshall	—	12,963
Susan W. Matlock	14,000	30,460
John E. Maupin, Jr.	14,000	30,460
Charles D. McCrary	50,043	30,460
John R. Roberts	28,600	30,460
Lee J. Styslinger III	14,000	30,460

PROPOSAL 2—NONBINDING STOCKHOLDER APPROVAL OF EXECUTIVE COMPENSATION

Congress enacted the Emergency Economic Stabilization Act of 2008 (the “EESA”) and the American Recovery and Reinvestment Act of 2009 (the “ARRA”) in response to the recent economic downturn. The EESA and ARRA, as implemented by various regulations, impose a number of requirements on financial institutions, such as Regions, that received an investment under the Capital Purchase Program of the United States Treasury’s Troubled Asset Relief Program (“TARP”). One of the requirements set forth under EESA is that at each annual meeting of stockholders during the period in which any obligation arising from TARP financial assistance remains outstanding TARP recipients shall permit a separate nonbinding “say on pay” stockholder vote to approve the compensation of executives. Also, beginning with stockholder meetings occurring on or after January 21, 2011, public companies are required to provide their stockholders with a non-binding say-on-pay vote to approve the compensation of the named executive officers at least once every three years. This requirement results from rules adopted by the SEC implementing Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

This proposal gives you as a stockholder the opportunity to vote for or against the following resolution:

“RESOLVED, that the stockholders of Regions Financial Corporation (the “Company”) approve the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion contained in this Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Board and may not be construed as overruling any decision by the Board. However, the Compensation Committee will consider the outcome of the vote when considering future executive compensation arrangements.

Stockholders are encouraged to carefully review the “Compensation Discussion and Analysis” and “2011 Compensation” sections of this proxy statement for a detailed discussion of the Company’s executive compensation program.

Our overall executive compensation policies and procedures are described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement. Our compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of our stockholders, as described in the Compensation Discussion and Analysis. The Compensation Committee, which is comprised entirely of independent Directors, in consultation with Cook & Co., oversees our executive compensation program and continually monitors our policies to ensure they continue to emphasize programs that reward executives for results that are consistent with stockholder interests.

Our Board and our Compensation Committee believe that our commitment to these responsible compensation practices justifies a vote by stockholders FOR the resolution approving the compensation of our executives as disclosed in this proxy statement.

Board of Directors Recommendation

The Board unanimously recommends you vote “FOR” this Proposal 2.

PROPOSAL 3—ADVISORY VOTE ON THE

FREQUENCY OF “SAY ON PAY” VOTES

As described in Proposal 2 above, the Company’s stockholders are being provided the opportunity to cast an advisory vote on the Company’s executive compensation program. The advisory vote on executive compensation described in Proposal 2 above is referred to as a “Say on Pay” vote.

This Proposal 3, commonly known as a “Say When on Pay” or a “Say on Frequency” vote, gives you as a stockholder the opportunity to vote on how frequently Regions stockholders are given an opportunity to cast a “Say on Pay” vote in its proxy materials for future annual stockholder meetings (or any special stockholder meeting for which the Company must include executive compensation information in the proxy statement for that meeting). Under this Proposal 3, you may vote to have a “Say on Pay” vote take place every 1 year, every 2 years or every 3 years. You may also choose to abstain.

The Compensation Committee and the Board of Directors recognize the importance of receiving regular input from Regions stockholders on important issues such as executive compensation. The Compensation Committee and the Board of Directors also believe a well structured compensation program should include features that drive the creation of stockholder value over the long term, as well as the short term. The Compensation Committee and the Board of Directors believe that it should receive advisory input annually from Regions stockholders. The Company’s stockholders were provided the opportunity to cast a “Say on Pay” vote in 2011, and the Compensation Committee, which administers the Company’s executive compensation program, values the opinions expressed by stockholders in these votes and will continue to consider the outcome of these votes in making its decisions on executive compensation.

In accordance with applicable law, this vote is “advisory”, meaning it will serve as a recommendation to the Board, but will not be binding. The Board of Directors will consider the outcome of this vote when determining how often to hold a “Say on Pay” vote.

Board of Directors Recommendation

The Board unanimously recommends a vote for “EVERY 1 YEAR” (as opposed to Every 2 Years or Every 3 Years) under this Proposal 3.

PROPOSAL 4—RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has selected Ernst & Young LLP as Regions’ independent registered public accounting firm for the 2012 fiscal year. The Board recommends that the stockholders ratify the selection of Ernst & Young LLP. Ernst & Young LLP (or its predecessors) has served as Regions’ independent auditors since 1971. In the event the selection is not ratified by the required vote, it is anticipated that no change in auditors would be made for the current year because of the difficulty and expense of making any change during the current year, but the vote would be considered in connection with the engagement of independent auditors for 2013.

Ernst & Young LLP has been engaged to provide auditing services and also to provide tax services and general accounting advice. In making this selection, the Audit Committee considered whether the engagement by Regions of Ernst & Young LLP for services other than audit services is compatible with Ernst & Young LLP’s independence.

Ernst & Young LLP served as Regions’ independent auditors for the year ended December 31, 2011, and a representative of the firm will be present at the annual meeting to make a statement if he or she so desires and to respond to appropriate questions from stockholders.

Fees

The aggregate fees paid to Ernst & Young LLP by Regions during 2011 and 2010 are set forth in the following table:

	2011	2010
Audit fees (1)	$5,521,875	$5,108,000
Audit related fees (2)	1,653,250	1,394,750
Tax fees (3)	803,500	525,150
All other fees (4)	2,555,000	350,000

Total fees	$10,533,625	$7,377,900

(1)	Audit fees include fees associated with the annual audit of Regions’ consolidated financial statements and internal control over financial reporting, reviews of Regions’ quarterly reports on Form 10-Q, SEC regulatory filings, statutory audits, and financial audits of subsidiaries.

(2)	Audit related fees include fees associated with audits of employee benefit plans and certain non-registered funds, accounting consultations regarding the application of generally accepted accounting principles, and service organizations controls reports.

(3)	Tax fees include fees associated with tax compliance services, tax advice, and tax planning.

(4)	All other fees include fees associated with advisory services for regulatory reporting purposes and advisory services related to the disposition of Morgan Keegan. No financial information systems implementation and design services were rendered by Ernst & Young during 2011 or 2010.

In accordance with the Audit Committee Charter, the Audit Committee must pre-approve any engagement of Ernst & Young LLP for audit or non-audit services. The Audit Committee has delegated to its chairperson the authority to pre-approve permissible non-audit services. Any such approval of non-audit services pursuant to this delegation of the full Audit Committee’s authority must be presented to the Audit Committee at its next regular meeting.

Board of Directors Recommendation

The Board unanimously recommends you vote “FOR” this Proposal 4.

PROPOSAL 5—STOCKHOLDER PROPOSAL

The Office of the Comptroller of New York City, 1 Centre Street, New York, New York 10007, as custodian and trustee of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Fire Department Pension Fund, and the New York City Police Pension Fund, and custodian of the New York City Board of Education Retirement System, which as of November 15, 2011, the date of its proposal, was the holder of 3,176,412 shares of Regions common stock, has informed Regions that it intends to present the following proposal and supporting statement at the 2012 annual meeting of stockholders. In accordance with applicable proxy regulations, the proposal and supporting statement, which are presented as received by Regions, are set forth below. To ensure that readers can easily distinguish between material provided by the proponent and material provided by Regions, we have put a box around material provided by the proponent.

Resolved, that the shareholders of Regions Financial Corporation hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1. Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2. Monetary and non-monetary contributions and expenditures (direct and indirect) used to participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, and used in any attempt to influence the general public, or segments thereof, with respect to elections or referenda. The report shall include:

a. An accounting through an itemized report that includes the identity of the recipient as well as the amount paid to each recipient of the Company’s funds that are used for political contributions or expenditures as described above; and

b. The title(s) of the person(s) in the Company who participated in making the decisions to make the political contribution or expenditure.

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the Company’s website.

Stockholder Supporting Statement

As long-term shareholders of Regions Financial Corporation, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect political contributions to candidates, political parties, or political organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

Regions Financial does not disclose its political contributions or the payments it makes to trade associations and other tax-exempt groups that are used for political purposes, and has not enacted board oversight over its political spending.

Relying on publicly available data does not provide a complete picture of the Company’s political expenditures. Accordingly, the proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax-exempt organizations for political purposes. Several of the Company’s competitors, including American Express, Capital One, Prudential Financial and US Bancorp disclose their direct political spending as well as payments to trade associations and other tax exempt organizations used for political purposes.

The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

Board of Directors Recommendation and Statement

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS PROPOSAL.

Why the Board of Directors Unanimously Recommends that Stockholders Vote Against the Proposal

The Board of Directors believes that the adoption and implementation of this proposal would cause Regions to expend unnecessary resources and would not provide any additional benefit to stockholders. The Regions Code of Business Conduct and Ethics (the “Policy”) explicitly prohibits the contribution of corporate funds to support candidates, political parties, or ballot initiatives. This Policy is available for public review at www.regions.com. In addition, Regions does not make corporate contributions to groups organized under section 527 of the Internal Revenue Code.

Regions provides an opportunity for its employees to participate in the political process by joining Regions’ voluntary employee political action committee (“PAC”), which allows employees to pool their financial resources to support federal and state candidates who support effective legislation important to Regions and its stockholders. The political contributions made by the PAC are funded entirely by the voluntary contributions of our employees. Any Regions employee who contributes to the PAC may request a PAC contribution for a candidate or a committee. Information about employees’ contributions through the PAC to political candidates, political parties or committees and other political organizations is publicly available, with certain information disclosed online with the Federal Election Commission. In addition, Regions is required to comply with numerous federal, state and local laws and regulations governing the permissibility and reporting of political contributions, including laws regarding the disclosure of certain lobbying activities which disclosures are also available for public review.

The Board of Directors believes this proposal is duplicative and unnecessary given Regions’ prohibition on the contribution of corporate funds and that a comprehensive system of reporting and accountability for political contributions already exists, providing ample public information to alleviate concerns cited in proponent’s proposal. Accordingly, we believe that the adoption of this proposal would only result in increased costs and divert resources from our day-to-day operations without providing any discernible benefit to Regions stockholders. Finally, a nearly identical proposal was submitted by the same proponent at the last three annual meetings and was defeated by the stockholders.

The Board unanimously recommends that you vote “AGAINST” this Proposal 5.

PROPOSALS OF STOCKHOLDERS

Proposals by stockholders intended to be presented at Regions’ 2013 annual meeting of stockholders must be received by Regions not later than November 28, 2012, for consideration for possible inclusion in the proxy statement relating to that meeting.

The By-laws of Regions include provisions requiring advance notice of a stockholder’s nomination of members of the Board. To be timely such notice must be received by the Corporate Secretary of Regions not less than 120 days before the date of the previous year’s proxy statement, or November 28, 2012, in the case of the 2013 annual meeting of stockholders. If no annual meeting was held the previous year and in any year in which the date of the annual meeting is moved by more than 30 days from the date of the previous year’s annual meeting, the notice will be considered timely if received not less than 120 days before the date of the annual meeting or by the 10th day following the day on which public disclosure of the annual meeting date was made. The Board of Directors of Regions is not required to nominate in the annual proxy statement any person so proposed.

The procedure for submitting a stockholder proposal is generally the same as for submitting stockholder nominations.

OTHER BUSINESS

Regions does not know of any business to be presented for action at the meeting other than those items listed in the notice of the meeting and referred to herein. If any other matters properly come before the meeting or any adjournment thereof, it is intended that the proxies will be voted in respect thereof by and at the discretion of the persons named as proxies on the proxy card.

By Order of the Board of Directors

Fournier J. Gale, III
Corporate Secretary

Dated March 27, 2012

APPENDIX A

REGIONS FINANCIAL CORPORATION

CATEGORICAL STANDARDS OF DIRECTOR INDEPENDENCE

Revised January 2009

In accordance with New York Stock Exchange (“NYSE”) listing standards, Regions will assure that a majority of its Directors are independent. In assessing and disclosing Director independence, Regions uses the concepts of independence embodied in the NYSE listing standards. The Board of Directors bears the ultimate responsibility for determining whether each member of Regions’ Board is independent. For a Director to be deemed independent, the Board must determine that the Director has no direct or indirect material relationship with Regions apart from service as a Director.

The Board has established categorical standards to assist it in making the determination whether a Director is independent and in assessing the materiality of the Director’s relationships with Regions. These standards will be periodically reviewed and may be amended from time to time. The current categorical standards are set forth as follows. For purposes of the categorical standards and with respect to the look-back aspects of the standards, “Regions” refers to Regions Financial Corporation and former AmSouth Bancorporation, and their respective subsidiaries.

Group I—Relationships that preclude a director’s independence

Section 303A.02 (b) of the NYSE Listed Company Manual specifies circumstances that, if existing with respect to a Director, preclude that Director’s independence. These independence standards are as follows:

•	The Director is, or has been within the last three years, an employee of Regions, or an immediate family member is, or has been within the last three years, an executive officer, of Regions.

•

The Director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from Regions, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•

The Director is a current partner or employee of a firm that is the Company’s internal or external auditor; or the Director has an immediate family member who is a current partner of such a firm; or the Director has an immediate family member who is a current employee of such a firm and personally works on Regions’ audit; or the Director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on Regions’ audit within that time.

•

The Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of Regions’ present executive officers at the same time serves or served on that company’s compensation committee.

•

The Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Regions for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

If any of the foregoing circumstances exists with respect to a Director, the Director is not independent. The foregoing criteria will be interpreted and applied in accordance with existing and any future commentary and guidance provided by NYSE in connection with section 303A of the Listed Company Manual.

A-1

Group II—Relationships deemed not material for purposes of director independence

The relationships described as follows are considered not to be material so as to impair a Director’s independence:

•

The relationship is that of a customer of Regions in the ordinary course of business, on terms and conditions not more favorable than those afforded to other similarly situated customers. If such customer relationship is that of borrower from Regions Bank, the loan must comply with Regulation O promulgated by the Federal Reserve Board, that is, the loan must be made by the Bank on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and must not involve more than the normal risk of collectibility or present other unfavorable features.

•

The relationship is that of doing business with Regions and the annual payments to or from Regions in any year do not exceed the greater of $500,000 or 1% of the annual revenue of the other company for its most recently completed fiscal year. Payments of principal and interest on any loan that is subject to and complies with Regulation O, and payments made to a public utility at rates or charges fixed in conformity with law or governmental authority are not considered to create a material relationship and will not be included in calculating such materiality threshold.

•

The relationship is that of partner, member, officer such as a managing director occupying a comparable position, or executive officer of a services firm that provides accounting, consulting, legal, investment banking or financial advisory services to Regions and the annual payments to such firm from Regions do not exceed the greater of $500,000 or 1% of the annual revenue of the firm for its most recently completed fiscal year.

•

The relationship is that of executive officer, director, or trustee of a tax-exempt organization and Regions’ charitable contributions to the organization, if any, did not exceed the greater of $1 million or 2% of the organization’s consolidated gross revenues in any of the preceding three fiscal years. Contributions made to any such organization pursuant to a matching gift program maintained by Regions are not considered to be a material relationship and will not be included in calculating such materiality threshold.

A Director whose independence is not precluded by the Group I standards is deemed to be independent if any and every relationship of the Director with Regions satisfies the above criteria in Group II. In addition, any relationship that involves Regions and a member of the Director’s immediate family, or any entity with which the director is affiliated, and that satisfies the above Group II criteria is deemed not to be material so as to impair the Director’s independence.

Other relationships

The Board will separately consider the materiality of any direct or indirect relationship of a Director with Regions that is not within the categories described in Group I and Group II. A Director that has such a relationship will be considered independent only if the Board affirmatively determines, on the basis of the particular facts and circumstances, that the relationship will not impair the Director’s exercise of independent judgment or compromise the oversight role that an independent Director of Regions is expected to perform.

Audit committee member independence

Members of the Audit Committee of the Board are subject to heightened standards of independence, as provided for in the Securities Exchange Act of 1934, the rules promulgated by the SEC thereunder, the Sarbanes-Oxley Act of 2002, and the Audit Committee Charter.

A-2

APPENDIX B

NON-GAAP RECONCILIATIONS

The Adjusted Pre-Tax Pre-Provision Income from Continuing Operations table below presents computations of pre-tax pre-provision income from continuing operations excluding certain adjustments (non-GAAP). Regions believes that the exclusion of these adjustments provides a meaningful base for period-to-period comparisons, which management believes will assist investors and the Compensation Committee in analyzing the operating results of the Company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions' business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors and the Compensation Committee to assess the performance of the Company on the same basis as that applied by management. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of income that excludes certain adjustments does not represent the amount that effectively accrues directly to stockholders.

	Year Ended
($ amounts in millions)	12/31/11	12/31/10	2011 vs. 2010
Income (loss) from continuing operations available to common shareholders (GAAP)	$(25)	$(692)	$667	-96.4%
Preferred dividends (GAAP)	214	224	(10)	-4.5%
Income tax expense (benefit) (GAAP)	(28)	(376)	348	-92.6%
Income (loss) from continuing operations before income taxes (GAAP)	161	(844)	1,005	NM
Provision for loan losses (GAAP)	1,530	2,863	(1,333)	-46.6%
Pre-tax pre-provision income from continuing operations (non-GAAP)	1,691	2,019	(328)	-16.2%

Adjustments:
Regulatory charge, net of tax	—	75	(75)
Securities (gains) losses, net	(112)	(394)	282
Loss (gain) on sale of mortgage loans	3	(26)	29
Leveraged lease termination (gains) losses, net	(8)	(78)	70
Goodwill impairment	253	—	253
Loss on early extinguishment of debt	—	108	(108)
Securities impairment, net	2	2	—
Branch consolidation and equipment costs	75	8	67
Total adjustments	213	(305)	518
Adjusted pre-tax pre-provision income from continuing
operations (non-GAAP)	$1,904	$1,714	$190	11.1%

B-1

The Adjusted Earnings Per Share (EPS) from Continuing Operations table below presents computations of adjusted net income (loss) from continuing operations excluding certain adjustments (non-GAAP) to arrive at adjusted EPS (non-GAAP). Regions believes that the exclusion of these adjustments provides a meaningful base for period-to-period comparisons, which is used by the Compensation Committee in analyzing the operating results of the Company. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of income that excludes certain adjustments does not represent the amount that effectively accrues directly to stockholders.

	Year Ended
($ amounts in millions)	12/31/11	12/31/10	2011 vs. 2010
Adjusted pre-tax pre-provision income from continuing operations (non-GAAP)	$1,904	$1,714	$190	11.09%
Provision for loan losses (GAAP)	1,530	2,863	(1,333)	-46.56%
Adjusted tax (benefit) expense (non-GAAP):
Tax (benefit) expense from continuing operations (GAAP)	(28)	(376)	348
Tax effect of regulatory charge	17	—	17
Tax effect of securities (gains) losses, net	(43)	(150)	107
Tax effect of loss (gain) on sale of mortgage loans	1	(10)	11
Tax effect of leveraged lease termination (gains) losses, net	—	(74)	74
Tax effect of loss on early extinguishment of debt	—	41	(41)
Tax effect of securities impairment, net	1	1	—
Tax effect of branch consolidation and equipment costs	29	3	25
Adjusted tax (benefit) expense (non-GAAP)	(23)	(565)	542
Adjusted net income (loss) (non-GAAP)	397	(584)	981	NM
Preferred dividends	214	224	(10)	-4.46%
Adjusted net income (loss) available to common shareholders (non-GAAP)	$183	$(808)	$991	NM

Diluted shares	1,258	1,227

Adjusted EPS (non-GAAP)	$0.15	$(0.66)	$0.81	NM

Note: Tax effects of adjustments were calculated using a 38% effective tax rate, except for leveraged lease terminations.

B-2

REGIONS FINANCIAL CORPORATION 1900 FIFTH AVENUE NORTH ATTN: INVESTOR RELATIONS BIRMINGHAM, AL 35203

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M40929-TBD	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

REGIONS FINANCIAL CORPORATION	THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposals:
Election of Directors	For	Against	Abstain
Proposal 1. Nominees:
1a. 1b. 1c. 1d. 1e. 1f. 1g. 1h. 1i. 1j. 1k. 1l. 1m. 1n.

Samuel W. Bartholomew, Jr.

George W. Bryan

Carolyn H. Byrd

David J. Cooper, Sr.

Earnest W. Deavenport, Jr.

Don DeFosset

Eric C. Fast

O.B. Grayson Hall, Jr.

John D. Johns

Charles D. McCrary

James R. Malone

Ruth Ann Marshall

Susan W. Matlock

John E. Maupin, Jr.

	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐
						For	Against	Abstain
				1o. John R. Roberts		☐	☐	☐
				1p. Lee J. Styslinger III		☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal:
				Proposal 2. Nonbinding Stockholder Approval of Executive Compensation.		☐	☐	☐
				The Board of Directors recommends you vote “Every 1 Year” on the following proposal:	1 Year	2 Years	3 Years	Abstain
				Proposal 3. To recommend, by non-binding vote, the frequency of executive compensation votes.	☐	☐	☐	☐
				The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain
				Proposal 4. Ratification of Selection of Independent Registered Public Accounting Firm.		☐	☐	☐
The Board of Directors recommends you vote AGAINST the following proposal:
				Proposal 5. Stockholder proposal regarding posting a report, updated semi-annually, of political contributions.		☐	☐	☐
				For address changes and/or comments, please check this box and write them on the back where indicated.				☐
				Please indicate if you plan to attend this meeting.		☐	☐
						Yes	No
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

REGIONS FINANCIAL CORPORATION

Annual Meeting of Stockholders

May 17, 2012

9:00 A.M. Central Time

Auditorium of Regions Bank

1901 Sixth Avenue North

Birmingham, Alabama 35203

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M40930-TBD

PROXY CARD

REGIONS FINANCIAL CORPORATION

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Fournier J. Gale, III and Carl L. Gorday, and each of them, proxies with full power of substitution, to vote all of the shares of common stock of Regions Financial Corporation held of record by the undersigned at the Annual Meeting of Stockholders to be held on Thursday, May 17, 2012 and at any adjournments thereof. This card also provides voting instructions for shares held in the Regions Financial Corporation 401(k) Plan or the Computershare Investment Plan for Regions Financial Corporation and held of record by the trustees or agents of such plans. If no directions are given, the proxies will vote FOR Proposal 1, The election of all director nominees, FOR Proposal 2, Nonbinding stockholder approval of executive compensation, FOR the option of Every 1 Year as the frequency with which stockholders are provided a future advisory vote regarding executive compensation (Proposal 3), FOR Proposal 4, Ratification of Selection of Independent Registered Public Accounting Firm and AGAINST Proposal 5, Stockholder proposal regarding posting a report, updated semi-annually, of political contributions. The proxies, in their discretion, are further authorized to vote (i) for the election of a person to the Board of Directors, if any nominee named herein becomes unable or unwilling to serve and (ii) on any other matter that may properly come before the meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be signed on reverse side)